SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                             EXCHANGE ACT OF 1934



Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]   Preliminary Proxy Statement          [ ]   Confidential, for Use of the
                                                 Commission Only (as permitted
[X]   Definitive Proxy Statement                 by Rule 14a-6(e)(2))

[ ]   Definitive Additional Materials

[ ]   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               MEM COMPANY, INC.
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               (Name of Registrant as Specified in Its Charter)

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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  $125 per Exchange Act Rules 0-11(c)(l)(ii), 14a-6(i)(l), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[X]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
          Common Stock, par value $0.05 per share, of MEM Company, Inc.

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     (2)  Aggregate number of securities to which transaction applies:
          2,604,934

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): $7.50 per share

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     (4)  Proposed maximum aggregate value of transaction: $19,537,005
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     (5)  Total fee paid: $3,907.40

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     [X]  Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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     (2)  Form, Schedule or Registration Statement No.:

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     (3)  Filing Party:

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     (4)  Date Filed:

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

                              MEM COMPANY, INC.

                            UNION STREET EXTENSION
                         NORTHVALE, NEW JERSEY 07647

                  NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                         TO BE HELD OCTOBER 25, 1996

TO THE SHAREHOLDERS OF MEM COMPANY, INC.:

   NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the "Special Meeting") of MEM Company, Inc., a New York corporation (the "Company"), will be held on Friday, October 25, 1996, at 10:00 a.m., local time, at the offices of Proskauer Rose Goetz & Mendelsohn LLP, 26th Floor, Conference Room 2600 A/B, 1585 Broadway, New York, New York to consider and vote upon the adoption of an Agreement and Plan of Merger, dated as of August 6, 1996 (the "Merger Agreement"), by and among Renaissance Cosmetics, Inc., a Delaware corporation ("Renaissance"), Renaissance Acquisition, Inc., a New York corporation and a wholly owned subsidiary of Renaissance ("RAI"), and the Company, and any other matters as may properly come before the Special Meeting and any postponements or adjournments thereof.

   The Merger Agreement provides for the merger (the "Merger") of RAI with and into the Company, with the Company surviving the Merger. Effective as of the Merger, all then-outstanding shares of the Company's common stock, par value $0.05 per share (the "Shares") (other than Shares held by RAI, Renaissance or any of their subsidiaries, or in the treasury of the Company, all of which will be cancelled, and Shares held by shareholders who perfect their appraisal rights under Section 623 of the New York Business Corporation
Law), will be converted into the right to receive $7.50 per Share in cash, without interest. As a result of the Merger, the Company will become a wholly-owned subsidiary of Renaissance. Information regarding the proposed Merger is contained in the Proxy Statement attached to this notice. Please give this material your careful attention.

   The Board has fixed September 17, 1996 as the record date (the "Record Date") for determining shareholders entitled to notice of and to vote at the Special Meeting and any adjournment(s) or postponements thereof. Only holders of record of the Shares as of the Record Date are entitled to vote at such meeting or any adjournment(s) thereof.

   When the proxies are executed and returned, the Shares represented thereby will be voted in accordance with the indicated instructions either "for" or "against." IF NO INSTRUCTIONS HAVE BEEN SPECIFIED ON A RETURNED PROXY, THE SHARES REPRESENTED THEREBY WILL BE COUNTED FOR DETERMINING WHETHER A QUORUM IS PRESENT AND WILL BE VOTED "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. Abstentions and broker non-votes will have the effect of a vote against the adoption of the Merger Agreement.

   THE BOARD OF DIRECTORS AND A SPECIAL COMMITTEE COMPRISED OF OUTSIDE DIRECTORS WHICH WAS FORMED TO EVALUATE STRATEGIC ALTERNATIVES FOR THE COMPANY UNANIMOUSLY RECOMMEND A VOTE BY SHAREHOLDERS FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

   The affirmative vote of two-thirds of the outstanding Shares is required to approve the adoption of the Merger Agreement. Gay A. Mayer, a director and executive officer of the Company, and Laurette M. Beach, a director of the Company, have advised the Company that they and certain members of their family (collectively, the "Mayer Family") intend to vote for the approval and adoption of the Merger Agreement. The Mayer Family beneficially owns 1,824,996 Shares, representing approximately 70.1% of the outstanding Shares. Mr. Mayer has also advised the Company that he has given a proxy to Renaissance with respect to 353,565 Shares that he owns, representing approximately 13.6% of the outstanding Shares.

   You are cordially invited to attend the Special Meeting. Attendance at the Special Meeting is limited to shareholders, their proxies and invited guests of the Company. Whether or not you expect to attend, please complete, sign, date and return the accompanying proxy card without delay in the enclosed postpaid envelope.

   YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED BY FILING WITH THE SECRETARY OF THE COMPANY EITHER AN INSTRUMENT REVOKING THE PROXY OR A DULY EXECUTED PROXY BEARING A LATER DATE. ANY SHAREHOLDER ATTENDING THE SPECIAL MEETING MAY VOTE IN PERSON EVEN IF HE OR SHE HAS RETURNED A PROXY.

   Under New York law, dissenting holders of the Company's common stock have a right of appraisal in connection with the approval of the Merger Agreement. Such rights are described in the accompanying Proxy Statement under the caption "The Merger -- Appraisal Rights."

                                            By Order of the Board of
                                            Directors,
                                            Margaret A. Powers
                                            Secretary

Northvale, New Jersey
September 23, 1996

      PLEASE DO NOT SEND IN ANY CERTIFICATES FOR SHARES OF COMMON STOCK
                                AT THIS TIME.

                              MEM COMPANY, INC.

                               PROXY STATEMENT

   This Proxy Statement is being furnished by MEM Company, Inc., a New York corporation (the "Company"), in connection with a special meeting of shareholders to be held on Friday, October 25, 1996 at 10:00 a.m., local time, at the offices of Proskauer Rose Goetz & Mendelsohn LLP, 26th Floor, Conference Room 2600 A/B, 1585 Broadway, New York, New York, and any and all adjournments or postponements thereof (the "Special Meeting").

   This Proxy Statement and the accompanying form of proxy are being mailed to all shareholders of record of the Company as of September 17, 1996 (the "Record Date") and are first being sent to such shareholders on or about the date hereof. ONLY HOLDERS (THE "SHAREHOLDERS") OF THE COMPANY'S COMMON STOCK, PAR VALUE $0.05 PER SHARE (THE "SHARES"), OF RECORD ON THE RECORD DATE ARE ENTITLED TO VOTE AT THE SPECIAL MEETING.

   At the Special Meeting, Shareholders will be asked to consider and vote upon the adoption of the Agreement and Plan of Merger, dated as of August 6, 1996 (the "Merger Agreement"), by and among Renaissance Cosmetics, Inc., a Delaware corporation ("Renaissance"), Renaissance Acquisition, Inc., a New York corporation and a wholly owned subsidiary of Renaissance ("RAI"), and the Company, and any other matters as may properly come before the Special Meeting and any postponements or adjournments thereof. The Merger Agreement provides for the merger (the "Merger") of RAI with and into the Company, with the Company surviving the Merger. Pursuant to the Merger Agreement, all then-outstanding Shares (other than Shares held by RAI, Renaissance or any of their subsidiaries, or in the treasury of the Company, all of which will be cancelled, and Shares held by Shareholders who perfect their appraisal rights under Section 623 of the New York Business Corporation Law ("NYBCL")) will be converted into the right to receive $7.50 per Share in cash, without interest. Effective as of the Merger, the Company will become a wholly-owned subsidiary of Renaissance.

   THE BOARD OF DIRECTORS AND A SPECIAL COMMITTEE COMPRISED OF OUTSIDE DIRECTORS WHICH WAS FORMED TO EVALUATE STRATEGIC ALTERNATIVES FOR THE COMPANY UNANIMOUSLY RECOMMEND A VOTE BY SHAREHOLDERS FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

   The affirmative vote of two-thirds of the outstanding Shares is required to approve the adoption of the Merger Agreement. Gay A. Mayer, a director and executive officer of the Company, and Laurette M. Beach, a director of the Company, have advised the Company that they and certain members of their family (collectively, the "Mayer Family") intend to vote for the approval and adoption of the Merger Agreement. The Mayer Family beneficially owns 1,824,996 Shares, representing approximately 70.1% of the outstanding Shares. Mr. Mayer has also advised the Company that he has given a proxy to Renaissance with respect to 353,565 Shares that he owns, representing approximately 13.6% of the outstanding Shares.

   The Company's principal executive offices are located at Union Street Extension, Northvale, New Jersey 07647, and its telephone number is (201) 767-0100. The cost of solicitation of proxies will be borne by the Company.

   The date of this Proxy Statement is September 23, 1996.

                              TABLE OF CONTENTS

                                                                  PAGE
                                                               --------

SUMMARY ......................................................      1
 The Special Meeting .........................................      1
    Date, Time and Place  ....................................      1
    Quorum  ..................................................      1
    Record Date; Shareholders Entitled to Vote  ..............      1
    Purpose of Special Meeting  ..............................      1
    Voting Requirements  .....................................      1
 The Merger ..................................................      2
    Principal Effects of the Merger  .........................      2
    Effective Time  ..........................................      2
    Recommendation; Fairness Opinion  ........................      2
    Certain Federal Income Tax Consequences  .................      2
    Dissenters' Rights  ......................................      2
    Certain Interests of Management  .........................      2
    Sources and Amount of Funds  .............................      3
 Business Of The Company .....................................      3
 Business Of Renaissance And RAI .............................      3
THE MERGER ...................................................      4
 Principal Effects Of The Merger .............................      4
    General  .................................................      4
    Conversion Of Shares  ....................................      4
 Certain Terms Of The Merger Agreement .......................      5
    The Merger  ..............................................      5
    Consideration to be Paid in the Merger  ..................      5
    Business of the Company Pending the Merger  ..............      5
    Company Options  .........................................      6
    Representations and Warranties  ..........................      6
    Conditions to the Merger  ................................      6
    Indemnification of Directors  ............................      7
    Termination  .............................................      7
    Fees and Expenses  .......................................      8
 Background Of The Merger ....................................      8
Opinion Of The Financial Advisor .............................      9
    The Company's Common Stock Performance  ..................     11
    Premium Analysis  ........................................     11
    Analysis of Selected Publicly Traded Comparable Companies      11
    Analysis of Selected Comparable Transactions  ............     12
    Discounted Cash Flow Analysis  ...........................     12
 Source And Amount Of Funds ..................................     13
 Certain Federal Income Tax Consequences .....................     13
 Accounting Treatment ........................................     14
 Certain Interests Of Management .............................     14
    Interests in Shares and Stock Options  ...................     14
    Indemnification and D&O Insurance  .......................     14
    Employment Agreement  ....................................     14
    Stockholder Agreement  ...................................     14
    Letter Agreement  ........................................     15
    Other Interests of Management  ...........................     15

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                                                                  PAGE
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 Regulatory Matters ..........................................     15
    Antitrust Matters  .......................................     15
    Environmental Matters  ...................................     15
    Other Governmental Approvals  ............................     15
 Appraisal Rights ............................................     16
 Legal Proceedings ...........................................     17
PRICE RANGE OF SHARES AND DIVIDENDS ..........................     18
BENEFICIAL OWNERSHIP OF SECURITIES ...........................     19
 Directors and Executive Officers ............................     19
 Beneficial Owners ...........................................     20
SELECTED CONSOLIDATED FINANCIAL DATA OF THE COMPANY  .........     21
BUSINESS OF THE COMPANY ......................................     22
INFORMATION CONCERNING RENAISSANCE AND RAI ...................     22
INDEPENDENT ACCOUNTANTS ......................................     24
AVAILABLE INFORMATION ........................................     24
EXHIBITS .....................................................     24



                Agreement and Plan of Merger, dated as of August 6, 1996, by and among
Exhibit A:       Renaissance, RAI and the Company
Exhibit B:      Fairness Opinion of Peter J. Solomon Company Limited
Exhibit C:      Section 623 of New York Business Corporation Law
Exhibit D:      The Company's Annual Report for the fiscal year ended December 31, 1995
Exhibit E:      The Company's Quarterly Report for the fiscal quarter ended June 30, 1996
Exhibit F:      Renaissance's Annual Report for the fiscal year ended March 31, 1996
Exhibit G:      Renaissance's Quarterly Report for the fiscal quarter ended June 30, 1996

                                   SUMMARY

   The following is a summary of certain information contained elsewhere in this Proxy Statement and does not purport to be complete. All statements in the following Summary are qualified by and are made subject to the more detailed information contained elsewhere in this Proxy Statement and the Exhibits hereto. The Exhibits attached to this Proxy Statement constitute a part of this Proxy Statement and should be considered as such. Shareholders are urged to read this Proxy Statement in its entirety. The full text of the Merger Agreement is attached hereto as Exhibit A and should be read in its entirety.

THE SPECIAL MEETING

   DATE, TIME AND PLACE. The Special Meeting of the Shareholders of the Company, will be held on Friday, October 25, 1996, at 10:00 a.m., local time, at the offices of Proskauer Rose Goetz & Mendelsohn LLP, 26th Floor, Conference Room 2600 A/B, 1585 Broadway, New York, New York.

   QUORUM. A majority of the Shares entitled to vote, represented in person or by proxy, will constitute a quorum at the Special Meeting. Abstentions, broker non-votes and proxies returned without instructions will be counted for purposes of determining whether a quorum is present at the Special Meeting.

   RECORD DATE; SHAREHOLDERS ENTITLED TO VOTE. The Shares are the only class of voting securities of the Company. Holders of record of Shares on the books of the Company on September 17, 1996 are entitled to notice of and to vote at the Special Meeting. On the Record Date, there were 2,604,934 Shares outstanding, which were held of record by approximately 410 persons.

   PURPOSE OF SPECIAL MEETING. At the Special Meeting, Shareholders will be asked to consider and vote upon the approval and adoption of the Merger Agreement among Renaissance, RAI and the Company and any other matters as may properly come before the Special Meeting and any postponement or adjournment thereof. The Merger Agreement provides for the Merger of RAI with and into the Company, with the Company surviving the Merger. Effective as of the Merger, all then-outstanding Shares (other than Shares held by RAI, Renaissance or any of their subsidiaries, or in the treasury of the Company, all of which will be cancelled, and Shares held by Shareholders who perfect their appraisal rights under Section 623 of the NYBCL) will be converted into the right to receive $7.50 per Share in cash, without interest (the "Merger Consideration"). As a result of the Merger, the Company will become a wholly-owned subsidiary of Renaissance.


   VOTING REQUIREMENTS. Approval and adoption of the Merger Agreement require the affirmative vote of the holders of two-thirds of the outstanding Shares. Each holder of record of Shares will be entitled to one vote per Share regarding the approval and adoption of the Merger Agreement at the Special Meeting or any and all adjournments or postponements thereof. A PROXY RETURNED WITHOUT INSTRUCTIONS WILL BE VOTED FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. Abstentions and broker non-votes will have the effect of a vote against adoption of the Merger Agreement. Any proxy given may be revoked either by a written notice duly signed and delivered to the Secretary of the Company prior to the exercise of the proxy, by execution of a subsequent proxy or by voting in person at the Special Meeting.

   The Mayer Family has advised the Company that they intend to vote for the approval and adoption of the Merger Agreement. The Mayer Family beneficially owns 1,825,609 Shares, representing approximately 70.1% of the outstanding Shares. Mr. Mayer has also advised the Company that he has given a proxy to Renaissance with respect to 353,565 Shares that he owns, representing approximately 13.6% of the outstanding Shares.

THE MERGER

   PRINCIPAL EFFECTS OF THE MERGER. As a result of the Merger, each outstanding Share (other than Shares held by RAI, Renaissance or any of their subsidiaries, or in the treasury of the Company, all of which will be cancelled, and Shares held by Shareholders who perfect their appraisal rights under Section 623 of the NYBCL) will be converted into the right to receive the Merger Consideration, and the Company will become a wholly-owned subsidiary of Renaissance. See "The Merger -- Principal Effects Of The Merger."

   EFFECTIVE TIME. The Merger will become effective (the "Effective Time") upon the filing of the certificate of merger with the Secretary of State of the State of New York. It is anticipated that, subject to the satisfaction or waiver, if permissible, of the conditions set forth in the Merger Agreement, such filing will be made promptly after the Merger Agreement has been approved by the Shareholders. See "The Merger."

   RECOMMENDATION; FAIRNESS OPINION. The Board of Directors and a Special Committee comprised of outside directors which was formed to evaluate strategic alternatives for the Company both have unanimously approved the Merger Agreement and recommend that Shareholders vote for the approval and adoption of the Merger Agreement. The Company engaged Peter J. Solomon Company Limited ("PJSC") to act as its financial advisor in connection with the Merger and related matters. On August 6, 1996, PJSC delivered to the Board its oral opinion, which was subsequently confirmed in writing, that the Merger Consideration to be received by holders of Shares pursuant to the Merger is fair to such holders from a financial point of view.

   The full text of the opinion of PJSC, which sets forth the procedures followed, matters considered and assumptions made in connection with rendering such opinion, as well as certain interests and relationships of PJSC with the Company, is attached as Exhibit B to this Proxy Statement. The opinion of PJSC will not be updated and is limited to the facts and circumstances on August 6, 1996, the date on which the opinion was delivered to the Board. See "The Merger -- Opinion Of The Financial Advisor." SHAREHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY.

   CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The Shareholders' receipt of cash for Shares pursuant to the Merger will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local and other tax laws. See "The Merger -- Certain Federal Income Tax Consequences."

   DISSENTERS' RIGHTS. Shareholders may demand an appraisal by the appropriate New York State court of the "fair value" of their Shares under
Section 623 of the NYBCL, in lieu of accepting the Merger Consideration. A Shareholder electing to demand an appraisal must deliver to the Company, before the taking of the vote on the Merger, a written demand for appraisal of such Shareholder's Shares. A proxy or vote against the Merger or an abstention or broker non-vote will not constitute such a demand. A vote in favor of the Merger by a Shareholder will have the effect of waiving his appraisal rights. See "The Merger -- Appraisal Rights."

   CERTAIN INTERESTS OF MANAGEMENT. As of the Record Date, directors and executive officers of the Company beneficially owned an aggregate of 1,809,741 Shares (including 45,300 Shares covered by unexercised stock options). Pursuant to the Merger Agreement, the Company will cause prior to the Effective Time all holders of outstanding employee and director stock options (together, the "Options") to either exercise all Options held by them or surrender such Options in exchange for cash payments by Renaissance. Assuming all of the directors and executive officers surrender their Options, they will receive payments aggregating approximately $153,900. See "Beneficial Ownership of Securities."

   In addition, Gay A. Mayer, the Chairman of the Board, President and Chief Executive Officer of the Company, has entered into an employment agreement with Renaissance which will become effective at the Effective Time. Under the two and one-half year contract, Mr. Mayer will serve as a Group Vice President of Renaissance and be paid a salary of $250,000 per year and participate in Renaissance's bonus program. Mr. Mayer will also receive ten-year options to purchase 5,000 shares of Renaissance's common stock at $104.00 per share. The Company has also entered into a severance agreement with Michael G.

Kazimir, Jr., Executive Vice President and Chief Operating and Financial Officer of the Company. Pursuant to the agreement, if Mr. Kazimir's employment with the Company is terminated without cause following a change of control of the Company (which would include a transaction like the Merger), Mr. Kazimir will be entitled to a severance payment equal to the product of his prorated weekly salary times the sum of twenty-four and the number of complete years of service he has provided to the Company. The effect of the agreement is to increase the amount of the severance payment that would be paid to Mr. Kazimir to an amount which is in excess of that provided under the Company's normal severance policy.

   The Company's employees, including executive officers of the Company, may also receive a cash distribution in connection with the termination of the Company's defined benefit pension plan. Approximately 30 people, including the Company's executive officers, have entered into stay bonus agreements with the Company for payments aggregating approximately $400,000. A stay bonus, however, will only be payable in the event that the Merger is not consummated. Renaissance may also adopt a stay bonus program pursuant to which participating executive officers of the Company may receive additional compensation for their continuing service to the Surviving Corporation (as defined herein) for a period of time following the Effective Time.

   The Merger Agreement also contains certain provisions relating to indemnification and liability insurance for officers and directors, employee agreements and benefits and other matters relating to the interests of management. See "The Merger -- Certain Interests of Management" and "Beneficial Ownership of Securities."

   SOURCES AND AMOUNT OF FUNDS. The total amount of funds required by Renaissance for the payment of the Merger Consideration, to repay certain indebtedness owed by the Company, and to pay related fees and expenses, is expected to be approximately $33.8 million *. Renaissance has advised the Company that it will pay for such obligations primarily from the proceeds of a sale of certain of its capital stock and from borrowings under a new credit facility to be entered into by Renaissance prior to the Effective Time.

BUSINESS OF THE COMPANY

   The business of the Company principally consists of manufacturing, selling and distributing a diversified line of toiletries in several fragrance groups. These are marketed under the nationally advertised trademarks English Leather(Registered Trademark), British Sterling(Registered Trademark), Heaven Sent(Registered Trademark), LOVE'S(Registered Trademark), and
Tinkerbell(Registered Trademark). The Company also markets Acqua di Selva(Registered Trademark), a premium priced imported line of men's toiletries, through a subsidiary.

BUSINESS OF RENAISSANCE AND RAI

   Renaissance, together with its wholly-owned subsidiaries, is a leading manufacturer and marketer of mass-market fragrances, artificial fingernails and related products. RAI is a newly formed New York corporation that has not conducted any business except in connection with the transactions related to the Merger. See "Information Concerning Renaissance and RAI."

- ------------

* Estimate based on outstanding indebtedness at June 30, 1996. The amount of outstanding indebtedness of the Company is expected to be higher than the balance as of June 30, 1996 and will depend on the exact timing of the Effective Time.
                                    3

                                  THE MERGER

   The information contained in this Proxy Statement with respect to the Merger is qualified in its entirety by reference to the complete text of the Merger Agreement, which is attached to this Proxy Statement as Exhibit A and incorporated by reference herein. Except as set forth herein with respect to certain terms the meaning of which is not readily apparent, capitalized terms used and not otherwise defined herein have the meanings given to such terms in the Merger Agreement. SHAREHOLDERS ARE URGED TO READ THE MERGER AGREEMENT IN ITS ENTIRETY FOR A MORE COMPLETE DESCRIPTION OF THE MERGER.

PRINCIPAL EFFECTS OF THE MERGER

   GENERAL. The Merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of New York in such form as required by, and executed in accordance with, the applicable provisions of the NYBCL. It is anticipated that, subject to the satisfaction or waiver, if permissible, of the conditions set forth in the Merger Agreement, such filing will be made promptly after the Merger Agreement has been adopted by the holders of two-thirds of the outstanding Shares. If the Merger is consummated, the Company will become a wholly-owned subsidiary of Renaissance, and current Shareholders will no longer have an equity interest in the Company and will not share in its future earnings or growth, if any. Instead, each such Shareholder (other than those who perfect appraisal rights under Section 623 of the NYBCL) will have the right to receive the Merger Consideration in payment for each Share held by such Shareholder immediately prior to the Merger.

   CONVERSION OF SHARES. Prior to the Effective Time, Renaissance will authorize Registrar and Transfer Company, Cranford, New Jersey, to act as exchange agent with respect to the Merger (the "Exchange Agent"). On or before the Effective Time, Renaissance will make available to the Exchange Agent sufficient funds to make all payments for Shares pursuant to the Merger Agreement. Pending payment of such funds to the holders of Shares, such funds shall be held and invested by the Exchange Agent as RAI, or the Company as the corporation surviving the Merger (as such, the "Surviving Corporation"), directs. Any net profit resulting from, or interest or income produced by, such investments will be payable to Renaissance or the Surviving Corporation. The Surviving Corporation will promptly replace any monies lost through any investment made pursuant to its direction.

   Each holder (other than RAI, Renaissance or any of their subsidiaries, the Company and Shareholders who perfect their appraisal rights under Section 623 of the NYBCL) of a certificate or certificates which prior to the Effective Time represented Shares (a "Stock Certificate") will be entitled to receive, upon surrender to the Exchange Agent of any Stock Certificates for cancellation and subject to any required withholding of taxes, the aggregate Merger Consideration into which the Shares previously represented by such Stock Certificates were converted in the Merger. Until surrendered to the Exchange Agent, each Stock Certificate (other than the Shares owned by RAI, Renaissance, or any of their subsidiaries, or in the treasury of the Company and Shareholders who perfect their appraisal rights under Section 623 of the NYBCL) will be deemed for all purposes to evidence only the right to receive upon such surrender the aggregate Merger Consideration into which the Shares represented thereby will have been converted, subject to any required withholding taxes. No interest will be paid on the cash payable upon the surrender of any Stock Certificate.

   Instructions with regard to the surrender of Stock Certificates (as defined herein) which prior to the Effective Time represented Shares, together with a letter of transmittal (a "Transmittal Letter") to be used for this purpose, will be forwarded to Shareholders as promptly as practicable following the Effective Time. Shareholders should surrender their Stock Certificates only after receiving a Transmittal Letter. SHAREHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES AS THIS TIME.

   Any cash delivered or made available to the Exchange Agent and not exchanged for Stock Certificates within nine months after the Effective Time will be returned by the Exchange Agent to the Surviving Corporation which thereafter will act as exchange agent, and any former Shareholders who have not theretofore complied with the instructions for exchanging their Stock Certificates will thereafter look only to the Surviving Corporation for payment of the Merger Consideration set forth in the Merger Agreement, without any interest thereon, but will have no greater rights against the Surviving

CAPITAL PRINTING SYSTEMS]

Corporation than may be accorded to general creditors thereof under applicable law. Notwithstanding the foregoing, none of the Exchange Agent, Renaissance, RAI or the Surviving Corporation will be liable to a Shareholder for any cash or interest thereon delivered to a public official pursuant to applicable abandoned property, escheat and similar laws.

   Promptly after the Effective Time, the Exchange Agent will mail to each record holder of Stock Certificates a form of Transmittal Letter and instructions for use thereof in surrendering such Stock Certificates which will specify that delivery will be effected and risk of loss and title to the Stock Certificates will pass to the Exchange Agent only upon proper delivery of the Stock Certificates to the Exchange Agent in accordance with the terms of delivery specified in the Transmittal Letter and instructions for use thereof in surrendering such Stock Certificates and receiving the Merger Consideration for each Share previously represented by such Stock Certificates.

   From and after the Effective Time, holders of Stock Certificates immediately prior to the Effective Time will have no right to vote or to receive any dividends or other distributions with respect to any Shares which were theretofore represented by such Stock Certificates, other than any dividends or other distributions payable to holders of record of Shares as of a date prior to the Effective Time, and will have no other rights other than as provided in the Merger Agreement or by law or as described herein.

   After the Effective Time, there will be no transfers on the books of the Surviving Corporation of the Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Stock Certificates are presented (with proper endorsements) to the Surviving Corporation such Stock Certificates will be cancelled, retired and exchanged for the Merger Consideration as provided for in the Merger Agreement.

   At the Effective Time, each share of common stock of RAI issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one share of common stock of the Surviving Corporation.

CERTAIN TERMS OF THE MERGER AGREEMENT

   THE MERGER. The Merger Agreement provides that, unless the Merger Agreement is terminated or abandoned (see "Termination" below), as soon as practicable following fulfillment or waiver, if permissible, of the conditions described below under "Conditions to the Merger," at the Effective Time, RAI will be merged with and into the Company, whereupon the separate existence of RAI will cease and the Company will be the Surviving Corporation. The Merger Agreement further provides that the certificate of incorporation and the by-laws of RAI as in effect at the Effective Time will become the certificate of incorporation and the by-laws of the Surviving Corporation.

   CONSIDERATION TO BE PAID IN THE MERGER. The Merger Agreement provides that each Share outstanding immediately prior to the Effective Time (other than Shares held in the treasury of the Company, Shares owned by Renaissance, RAI, and any other direct or indirect subsidiary of Renaissance, and other than Shares held by Shareholders who perfect their appraisal rights under Section 623 of the NYBCL) will, at the Effective Time, be cancelled and retired and be converted into a right to receive the Merger Consideration upon the surrender of the Stock Certificates formerly representing such Shares, and each Share held in the treasury of the Company, and each Share held by Renaissance, RAI or any other direct or indirect subsidiary of Renaissance immediately prior to the Effective Time will, at the Effective Time, be cancelled and retired and no payment will be made with respect thereto.

   BUSINESS OF THE COMPANY PENDING THE MERGER. During the period from the date of the Merger Agreement and continuing until the earlier of the termination of the Merger Agreement or the Effective Time, the Company has agreed that, unless Renaissance otherwise agrees in writing, the Company will: (a) conduct its business, and cause the businesses of its subsidiaries to be conducted, in the ordinary course of business and consistent with past practice; (b) use all reasonable efforts to preserve intact its business organizations and goodwill and keep available the services of its employees and business relationships with its customers; and (c) maintain with adequately capitalized insurance companies insurance coverage for its assets and its businesses in such amounts and against such risks and losses as are consistent with past practice. The Company has further agreed that it will not do any of the following without the prior written consent of Renaissance: (a) amend or otherwise change the Company's certificate of incorporation or amend the terms of the Company's common stock; (b) initiate or solicit any proposal or offer to acquire all or any substantial part of the business or properties of the Company and its subsidiaries or any of its capital stock; (c) incur or become contingently liable for any material indebtedness except as expressly provided in the Merger Agreement; or (d) enter into or amend any employment agreements or compensation arrangements the Company has with its employees.

   COMPANY OPTIONS. The Merger Agreement provides that the Company will cause the holders of any Options to either exercise all Options held by them or to surrender such Options in exchange for cash payments equal to the difference between $7.50 and the exercise price per share for such underlying shares. Assuming all of the Options are surrendered, Renaissance will pay an aggregate of approximately $249,544 to the holders of such Options, including $153,900 to the directors and executive officers of the Company.

   REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains representations and warranties by the Company relating to, among other things, (a) the organization of the Company and other corporate matters, (b) the capital structure of the Company, (c) the subsidiaries of the Company,
(d) the authorization, execution, delivery and consummation of the transactions contemplated by the Merger Agreement, (e) documents filed by the Company with the Securities and Exchange Commission (the "Commission"), including this Proxy Statement, and the accuracy of the information contained therein, (f) the absence of undisclosed liabilities, (g) the absence of certain changes or events, (h) litigation, (i) compliance with laws and certain environmental matters, (j) tax, insurance and labor matters, (k) the business and prospects of the Company, (l) matters relating to Title IV of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, (m) the title to the assets of the Company, (n) trademarks and intellectual property compliance, (o) material agreements and transactions with related parties, (p) receivables, customers and suppliers, (q) product liability claims, and (r) inventory. In addition, the Merger Agreement contains representations and warranties by Renaissance and RAI related to, among other things, (a) the organization of Renaissance and RAI and other corporate matters, (b) the authorization, execution, delivery and consummation of the transactions contemplated by the Merger Agreement, and (c) litigation.

   CONDITIONS TO THE MERGER. Under the Merger Agreement, the respective obligations of each party to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:
(a) the Merger Agreement and the transactions contemplated thereby will have been approved and adopted by the requisite vote of the Shareholders of the Company under applicable law and applicable listing requirements; (b) the waiting period applicable to the consummation of the Merger under the HSR Act (as defined herein) will have expired or been terminated; (c) no preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the Merger will have been issued and remain in effect; (d) no action will have been taken, and no statute, rule or regulation will have been enacted, by any state or federal government or governmental agency in the United States which would prevent the consummation of the Merger or make the consummation of the Merger illegal; (e) all governmental waivers, consents, orders and approvals legally required for the consummation of the Merger and the transactions contemplated thereby will have been obtained and be in effect at the Effective Time; (f) all required consents and approvals of lenders who have advanced $10,000,000 or more to Renaissance or the Company (other than Fremont Financial Corporation) and lessors of material leases will have been obtained and be in effect at the Effective Time; provided, however, that the failure to obtain such consents or approvals shall not be due to the default or delay of the party responsible for obtaining such consents and approvals; and (g) the Company will have received from PJSC (or another nationally recognized investment banking firm reasonably acceptable to the Company) an opinion reasonably acceptable to the Company to the effect that the consideration to be received by the Shareholders in the Merger is fair, from a financial point of view, to the Shareholders (which condition has been satisfied) and such opinion will not have been withdrawn.

   In addition to the foregoing, the obligation of the Company to effect the Merger is also subject to the following conditions: (a) Renaissance and RAI will have performed in all material respects their agreements contained in the Merger Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Renaissance and RAI contained in the Merger Agreement will be true and correct in all respects on and as of the date made and on and as of the Closing Date as if made at and as of such date, and the Company will have received a certificate from two executive officers of RAI to that effect; (b) the Company will have received a legal opinion dated the Closing Date which is reasonably satisfactory to the Company; and (c) no governmental authority will have promulgated any statute, rule or regulation which, when taken together with all such promulgations, would materially impair the value to the Company of the Merger.

   In addition to the foregoing, the obligation of Renaissance and RAI to effect the Merger is also subject to, among other things, the following conditions: (a) the Company will have performed in all material respects its agreements contained in the Merger Agreement required to be performed on or prior to the Closing Date and the representations and warranties of the Company contained in the Merger Agreement will be true and correct in all respects on and as of the date made and on and as of the Closing Date as if made at and as of such date (except as otherwise provided) and Renaissance will have received a certificate from two executive officers of the Company to that effect; (b) Renaissance will have received a legal opinion dated the Closing Date which is reasonably satisfactory to Renaissance; (c) since the date of the Merger Agreement, there will have been no changes that constitute, and no event or events shall have occurred which have resulted in or constitute, a material adverse change in the business, operations, properties, assets, condition (financial or other) or results of operations of the Company and its subsidiaries, taken as a whole; (d) no governmental authority shall have promulgated any statute, rule or regulation which, when taken together with all such promulgations, would materially impair the value to Renaissance of the Merger; (e) certain waivers and terminations will have been executed by certain employees of the Company and delivered to Renaissance; (f) all Options will have been exercised or surrendered for cash payments by Renaissance; and (g) Renaissance will have entered into a new credit facility on terms and conditions acceptable to Renaissance in its sole and absolute discretion.

   INDEMNIFICATION OF DIRECTORS. Pursuant to the Merger Agreement, Renaissance has agreed to cause the Surviving Corporation to indemnify, defend and hold harmless the present and former officers and directors of the Company and its subsidiaries. Renaissance also has agreed to cause the Surviving Corporation to use its best efforts to cause to be maintained in effect for a period of six years following the Effective Date the current policies of directors' and officers' liability insurance presently maintained by the Company. See "Certain Interests of Management -- Indemnification and D&O Insurance."

   TERMINATION. The Merger Agreement provides that the agreement may be terminated and the Merger contemplated thereby may be abandoned at any time prior to the Effective Time, whether before or after approval by the Shareholders of the Company: (a) by either Renaissance or the Company, if the Merger is not consummated prior to November 30, 1996 (except that the right to terminate the Merger Agreement pursuant to this provision is available to a party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before November 30, 1996); (b) by either Renaissance or the Company, if the Merger is enjoined by a final, unappealable court order which was not requested or supported by such party or such party's 5% shareholders or any of their affiliates; (c) by either Renaissance or the Company, if the other party fails to perform in any material respect any of its covenants in the Merger Agreement and such other party does not cure such default in all material respects within 30 days after written notice of such default; (d) by the Company if, subject to certain conditions, (i) the Company determines in good faith after consulting with its independent financial advisors that another proposed transaction for all or a substantial part of the Company's assets or capital stock would be more favorable to the Shareholders from a financial point of view than the Merger and (ii) the Board of Directors of the Company concludes in good faith after consultation with legal counsel that such action is necessary in order for the Board of Directors of the Company to act in a manner that is consistent with its fiduciary obligations under applicable law; (e) by Renaissance, if Renaissance and RAI are unable for any reason to close the financing of the transactions associated with the Merger on terms and conditions and in such amounts as are acceptable to Renaissance and RAI in their sole and absolute discretion; and (f) by Renaissance, if holders of more than 5% of the outstanding Shares exercise their rights of appraisal in accordance with Section 910 of the NYBCL. In the event of any termination and abandonment pursuant to the Merger Agreement, no party to the Merger Agreement (or any of its directors or officers) will have any liability or further obligation to any other party to the Merger Agreement, except for certain express obligations under the Merger Agreement and except that no party will be relieved from liability for any breach of the Merger Agreement.

   FEES AND EXPENSES. Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such costs and expenses; provided, however, that in the event of a termination of the Merger Agreement (i) by the Company pursuant to clause (d) of the immediately preceding paragraph or (ii) by Renaissance pursuant to clause (e) of the immediately preceding paragraph, then such party terminating the Merger Agreement will be obligated to pay the other party (if such other party is in compliance with all of its representations, warranties and covenants in the Merger Agreement) $1,000,000. Additionally, if the Merger is not consummated because Renaissance breaches a representation or warranty or fails to satisfy a covenant or condition contained in the Merger Agreement or Renaissance fails to obtain the financing necessary for the Merger, Renaissance will be obligated to reimburse the Company for its obligations under the stay bonus program in an amount not to exceed $500,000.


BACKGROUND OF THE MERGER

   In light of the ongoing consolidation of the fragrance industry and the increasingly competitive business environment for smaller fragrance producers, the Company determined in the fall of 1995 to review the various strategic alternatives which were available to it, including the sale of all or a part of its assets in one or more transactions, the acquisition(s) of additional brands, the divestiture of certain of its brands, and the taking of no major strategic action.

   As part of this review, the Company authorized, in September 1995, Horvitz & Associates, Inc. ("Horvitz"), a market consultant, to discuss with selected fragrance and cosmetics companies a possible transaction with the Company. The Company formally retained Horvitz on October 16, 1995.

   During the next several months, five companies (including Renaissance) contacted by Horvitz expressed an interest in exploring a possible transaction with the Company. Each of these companies signed a confidentiality agreement and received certain non-public financial and operating information about the Company. None of these contacts (other than Renaissance) resulted in an offer to purchase all or a part of the assets of the Company.

   On October 10, 1995, Gay A. Mayer, President of the Company, and Horvitz met with Thomas V. Bonoma, the Chairman, President and Chief Executive Officer of Renaissance, and William J. Kidd, a director of Renaissance. Messrs. Mayer and Bonoma met again on November 1, 1995. Based on these discussions, Renaissance entered into a confidentiality agreement with the Company on November 10, 1995.

   Members of management of each of the companies held additional meetings in December 1995 and January 1996 to explore various alternatives, including a potential strategic alliance. On January 22, 1996, senior executives of Renaissance presented to the management of the Company and its independent auditors and outside counsel the history and business plan of Renaissance.

   A subsequent meeting was held with select representatives of each of the companies on February 12, 1996. Based on the results of this meeting, Renaissance submitted to the Company on February 14, 1996 a preliminary indication of interest to acquire all of the outstanding Shares which was subsequently revised on February 20, 1996.

   On February 22, 1996, at a regularly scheduled meeting of the Board of Directors of the Company, the directors discussed the strategic options available to the Company, including a transaction with Renaissance. A special committee of the Board of Directors (the "Special Committee") consisting of Bruce J. Klatsky, Derek B. Van Dusen, Paul Hallingby, Jr. and Robert E. Mulcahy III was formed to review, study and evaluate strategic alternatives. The formation of the Special Committee was publicly announced the following day.

   On February 28, 1996, Renaissance advised the Company that it was terminating its discussions with the Company.

   On March 5, 1996, the Special Committee met and determined to negotiate with PJSC to retain its services. During the next few weeks, various board members and senior executives of the Company met with representatives of PJSC to discuss possible strategic actions.

   On April 17, 1996, PJSC met with the Special Committee and discussed the strategic alternatives available to the Company. At such meeting, the Special Committee determined that, in light of the Company's losses, its projected operating performance and its existing credit facilities, as well as ongoing industry consolidation, a merger or sale of all of the Company's assets was likely to be the best alternative to maximize the value of the Company's assets to Shareholders. PJSC began to contact various potential acquirers of all or a portion of the Company's assets. A number of these potential acquirers expressed interest and entered into confidentiality agreements with the Company and were provided with certain non-public financial and operating data about the Company.

   The Company and Renaissance again entered into discussions which resulted in a telephone conference on May 2, 1996 during which two possible transactions were discussed. The renewed discussions were reviewed at a meeting of the Special Committee on May 9, 1996. Based on this meeting, members of the management of the two companies met on May 16, 1996 and discussed the general terms of a merger. During the next several weeks, the companies negotiated the material terms of the Merger and on June 23, 1996 reached an agreement in principle, which was publicly announced on June 24, 1996. Thereafter, the companies negotiated the terms of the definitive Merger Agreement.

   The Board of Directors of the Company met on August 6, 1996. At such meeting, the Board of Directors reviewed with certain of its executive officers, legal counsel and PJSC the discussions and negotiations between the Company and RAI. Following such discussions, the Board of Directors heard presentations by its legal counsel on the terms and conditions contained in the proposed merger agreement and related agreements and by PJSC on its analysis of the fairness of the proposed transaction from a financial point of view to the Company's Shareholders. The Board of Directors then recessed and the Special Committee convened with its counsel to discuss the presentations and analyze the terms of the proposed merger agreement.

   The Special Committee considered a number of factors, including the financial and other conditions of the proposed merger, the opinion by PJSC, the possible alternatives to the transaction in light of the ongoing consolidation of the fragrance industry, the fact that the Merger Agreement could be terminated by the Board of Directors if the Company were to receive a higher offer from a third party and the fact that the terms of the Merger Agreement should not unduly discourage other third parties from making bona fide proposals subsequent to the execution of the Merger Agreement which the Board, subject to its fiduciary duties, could consider. The Special Committee did not assign relative weights to the factors or determine any single factor was of particular importance in approving the Merger Agreement. Rather, the Special Committee viewed its position and recommendation as being based on the totality of the information presented to, and considered by, it.

   At the conclusion of the meeting of the Special Committee, the Board of Directors reconvened. During this meeting, the Special Committee discussed with the Board of Directors the factors it considered in approving the Merger Agreement and recommended that the Board of Directors approve the Merger Agreement. After considering the information presented to the Board of Directors and the recommendation of the Special Committee, the Board of Directors unanimously approved the Merger Agreement. The execution of the Merger Agreement was publicly announced on August 8, 1996.

   THE BOARD OF DIRECTORS AND THE SPECIAL COMMITTEE UNANIMOUSLY RECOMMEND A VOTE BY SHAREHOLDERS FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

OPINION OF THE FINANCIAL ADVISOR

   The Company retained PJSC to act as the Company's financial advisor and to render an opinion to the Company's Board of Directors in connection with the Merger and related matters. On August 6, 1996

PJSC delivered its oral opinion, which opinion was confirmed in a written opinion dated August 6, 1996 ("PJSC's Opinion"), to the Company's Board of Directors that, as of the date of such opinion, the Merger Consideration to be received by the Shareholders pursuant to the Merger was fair from a financial point of view.

   THE FULL TEXT OF PJSC'S OPINION, WHICH SETS FORTH ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED, LIMITATIONS ON AND SCOPE OF THE REVIEW BY PJSC IN RENDERING PJSC'S OPINION, IS ATTACHED TO THIS PROXY STATEMENT AS EXHIBIT B AND IS INCORPORATED BY REFERENCE HEREIN. PJSC'S OPINION IS DIRECTED TO THE COMPANY'S BOARD OF DIRECTORS AND TO THE FAIRNESS OF THE MERGER CONSIDERATION TO BE RECEIVED BY THE SHAREHOLDERS PURSUANT TO THE MERGER FROM A FINANCIAL POINT OF VIEW, AND IT DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER NOR DOES IT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW TO VOTE AT THE SPECIAL MEETING. THE SUMMARY OF PJSC'S OPINION SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF PJSC'S OPINION. SHAREHOLDERS ARE ENCOURAGED TO READ PJSC'S OPINION IN ITS ENTIRETY.

   In connection with PJSC's Opinion, PJSC: (i) analyzed certain publicly available financial statements and other information of the Company; (ii) reviewed certain internal financial statements and other financial and operating data prepared by the management of the Company; (iii) reviewed certain financial projections for the Company prepared by the management of the Company; (iv) discussed the past and current operations, financial condition and the prospects of the Company with senior executives of the Company; (v) reviewed the reported prices and trading activity for the Company's common stock; (vi) compared the financial performance of the Company and the prices and trading activity of the Company's common stock with those of certain comparable publicly traded companies and their common stock; (vii) reviewed publicly available information regarding the financial terms of certain comparable acquisition transactions; (viii) participated in certain discussions among representatives of the Company and Renaissance and their legal advisors; (ix) reviewed the Merger Agreement; (x) reviewed the description of the pending acquisition of the Company in a Private Placement Memorandum (dated June 26, 1996) prepared by CIBC Wood Gundy Securities Corp. on behalf of Renaissance; and (xi) performed such other analyses as PJSC deemed appropriate.

   At the direction of the Board of Directors, PJSC contacted those potential buyers the Board of Directors and management, in consultation with PJSC, deemed most likely to acquire the Company. None of the potential buyers expressed an interest in acquiring or merging with the Company at a price comparable to the offer put forth by Renaissance.

   In rendering PJSC's Opinion, PJSC assumed and relied without independent verification on the accuracy and completeness of the information reviewed by PJSC for the purposes of PJSC's Opinion. With respect to the financial projections, PJSC assumed that the financial projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. PJSC expresses no view as to such projections or the assumptions on which they are based. PJSC did not make any independent valuation or appraisal of the assets or liabilities of the Company, nor was PJSC furnished with any such appraisals. PJSC's Opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of August 6, 1996. It should be understood that, although subsequent developments may affect PJSC's Opinion, PJSC does not have any obligation to update, revise or reaffirm its opinion.

   PJSC does not express any view as to any terms of the Merger, including, without limitation, the financing condition set forth in Section 8.3(g) of the Merger Agreement, other than the fairness from a financial point of view to the Shareholders of the consideration to be received by the Shareholders pursuant to the Merger.

   The following summarizes significant financial analyses performed by PJSC and reviewed with the Company's Board of Directors on August 6, 1996 in connection with PJSC's Opinion to the Company's Board of Directors on such date:

   THE COMPANY'S COMMON STOCK PERFORMANCE. PJSC's analysis of the Company's common stock performance consisted of an analysis of closing prices and trading volumes from July 1, 1991 to August 5, 1996 and the Company's indexed price performance from July 1, 1991 to August 5, 1996 relative to the S&P 400 index and a comparable company index, which was comprised of Alfin, Inc., BeautiControl Cosmetics, Inc., CCA Industries, Inc., Del Laboratories, Inc., Dep Corporation, Jean Philippe Fragrances, Inc., Parlux Fragrances, Inc., and Tristar Corporation. The shares of the Company's common stock have generally traded below the S&P 400 index, and such comparable company index during this time period. During the period from July 1, 1991 to August 5, 1996, the high closing price for the Company's common stock was $10.00 per share on February 24, 1992 and the low closing price was $2.75 per share on January 3, 1996.

   PREMIUM ANALYSIS. PJSC performed a comparison of the premium to be paid for the Company's common stock pursuant to the Merger to premiums offered in acquisition transactions of less than $25.0 million in equity value ("Comparable Acquisitions") during the three years ended August 5, 1996. PJSC found that the Merger Consideration represented a premium of 87.5% to the Company's closing price one week prior to the date of the initial announcement of the proposed Merger on June 24, 1996 (the "Announcement Date"), as compared to a median premium for Comparable Acquisitions of 28.4%; and a premium of 96.7% to the Company's closing price one month prior to the Announcement Date, as compared to a mean premium for Comparable Acquisitions of 29.2%.

   ANALYSIS OF SELECTED PUBLICLY TRADED COMPARABLE COMPANIES. Using publicly available information, PJSC compared selected financial data of the Company with similar data of selected publicly traded companies engaged in businesses considered by PJSC to be comparable to the operations of the Company. Specifically, PJSC included in its review Alfin, Inc., BeautiControl Cosmetics, Inc., CCA Industries, Inc., Del Laboratories, Inc., Dep Corporation, Jean Philippe Fragrances, Inc., Parlux Fragrances, Inc., and Tristar Corporation (the "Comparable Companies"). Historical financial information used in connection with this analysis was as of the most recent financial statements publicly available for each company as of August 5, 1996.

   PJSC calculated and compared various financial multiples and ratios, including, among other things, the market price per share as of August 5, 1996 as a multiple of earnings per share ("EPS") for the latest twelve months ("LTM"), estimated EPS for calendar 1996 and calendar 1997 based upon EPS estimates from the International Brokers Estimate System ("IBES"), and aggregate value (which represents total equity value plus book values of total debt, preferred stock and minority interests less cash) ("Aggregate Value") as a multiple of LTM net sales, earnings before interest and taxes ("EBIT") and earnings before interest, taxes, depreciation and amortization ("EBITDA"). As of August 5, 1996, this analysis resulted in (i) a range of closing stock prices to LTM EPS of 9.0x to 18.0x for the Comparable Companies compared to a negative multiple for the Company at the Merger Consideration;
(ii) a range of closing stock prices to 1996 estimated EPS of 8.0x to 12.0x for the Comparable Companies compared to 99.6x for the Company at the Merger Consideration; (iii) closing stock price to 1997 estimated EPS of 9.0x for the Comparable Companies compared to a not meaningful multiple for the Company at the Merger Consideration; (iv) a range of equity value to tangible book value of equity of 175% to 375% for the Comparable Companies compared to 192.3% for the Company at the Merger Consideration; (v) a range of Aggregate Value to LTM net sales of 50.0% to 80.0% for the Comparable Companies compared to 79.8% for the Company at the Merger Consideration; (vi) a range of Aggregate Value to LTM EBIT of 6.0x to 14.0x for the Comparable Companies compared to a negative multiple for the Company at the Merger Consideration; and (vii) a range of Aggregate Value to LTM EBITDA of 5.5x to 9.0x for the Comparable Companies compared to a negative multiple for the Company at the Merger Consideration.

   Because of relatively few independent comparable companies and the inherent differences between the business, operations and prospects of the Company and the businesses, operations and prospects of the Comparable Companies, PJSC believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis, and accordingly also made qualitative judgments concerning differences between the financial and operating characteristics of the Company and the Comparable Companies that would affect the valuations of the Company and the Comparable Companies.

   ANALYSIS OF SELECTED COMPARABLE TRANSACTIONS. Using publicly available information, PJSC performed an analysis of selected precedent transactions involving fragrance/cosmetics companies from January 1, 1991 to August 5, 1996 (the "Comparable Transactions"). This analysis resulted in (i) a range of equity value to LTM net income of 18.0x to 25.0x for the Comparable Transactions compared to a negative multiple for the Company at the Merger Consideration; (ii) a range of equity value to tangible book value of equity of 100% to 400% for the Comparable Transactions compared to 192.3% for the Company at the Merger Consideration; (iii) a range of Aggregate Value to LTM net sales of 50.0% to 100.0% for the Comparable Transactions compared to 79.8% for the Company at the Merger Consideration; (iv) a range of Aggregate Value to LTM EBIT of 10.0x to 20.0x for the Comparable Transactions compared to a negative multiple for the Company at the Merger Consideration; and (v) a range of Aggregate Value to LTM EBITDA of 8.0x to 10.0x for the Comparable Transactions compared to a negative multiple for the Company at the Merger Consideration.

   No transaction utilized in the comparable transactions analysis is identical to the Merger. Accordingly, an analysis of the results' of the foregoing necessarily involves complex considerations and judgements concerning financial and operating characteristics of the Company and other factors that could affect the acquisition value of the companies to which it is being compared. Mathematical analysis (such as determining the average or median) is not itself a meaningful method of using comparable transaction data.

   DISCOUNTED CASH FLOW ANALYSIS. PJSC performed a discounted cash flow analysis of the Company for the fiscal years ended 1996 through 2000 based on financial projections prepared by the management of the Company. Free cash flow of the Company was calculated as after-tax EBIT plus depreciation and amortization and other non-cash expenses less the sum of capital expenditures and investment in non-cash working capital. PJSC calculated terminal values by applying a range of multiples to projected fiscal 2000 EBITDA. The free cash flow streams and terminal values were then discounted to the present using a range of discount rates, representing an estimated range of the weighted average cost of capital for the Company. Based on this analysis, PJSC calculated per share values for the Company ranging from $4.35 to $9.03.

   The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. PJSC believes that its analysis must be considered as a whole and that selecting portions of its analysis, without considering all analyses, would create an incomplete view of the process underlying PJSC's Opinion. In addition, PJSC may have given certain analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting for any particular analysis described above should not be taken to be PJSC's view of the actual value of the Company.

   In performing its analyses, PJSC made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. The analyses performed by PJSC are not necessarily indicative of actual value, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as a part of PJSC's analysis of whether the consideration to be received by the holders of the Company's common stock pursuant to the Merger was fair from a financial point of view to the holders of the Company's common stock and were conducted in connection with the delivery of PJSC's oral opinion on August 6, 1996. The analyses do not purport to be appraisals or to reflect prices at which the Company might actually be sold. Because such estimates are inherently subject to uncertainty, none of the Company, PJSC, or any other person assumes responsibility for their accuracy. In addition, as described above, PJSC's Opinion and the information provided by it to the Company's Board of Directors were two of many factors taken into consideration by the Company's Board of Directors in making its determination to approve the Merger. PJSC's Opinion does not address the relative merits of the Merger and any other transactions or business strategies that may have been considered by management or the Board of Directors of the Company or the underlying business decision of the Board of Directors to proceed with the Merger. Consequently, PJSC analyses described above should not be viewed as determinative of the opinion of the Company's Board of Directors or the view of the Company's management with respect to the value of the Company or of whether the Company's Board of Directors or the management of the Company would have been willing to agree to different consideration.

   The consideration to be received by the Shareholders pursuant to the Merger was determined through negotiations between the Company and Renaissance and was approved by the Company's Board of Directors and the Special Committee. During the course of the negotiations, PJSC did not make a recommendation with respect to the amount or form of consideration to be received by the Shareholders.

   As part of its investment banking activities, PJSC is regularly engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, restructurings and valuations for corporate or other purposes.

   Pursuant to the terms of a letter agreement dated May 9, 1996 (the "Engagement Letter"), PJSC was retained by the Company as its exclusive financial advisor and to render an opinion to the Company's Board of Directors with respect to the Merger. Under the Engagement Letter, the Company has paid PJSC a retainer of $200,000 and a fairness opinion fee of $150,000 and has agreed to pay PJSC an additional fee of $400,000 upon consummation of the Merger. The Company has also agreed to reimburse PJSC for reasonable expenses incurred by PJSC and to indemnify PJSC against certain liabilities, including liabilities under the federal securities laws.

SOURCE AND AMOUNT OF FUNDS

   The total amount of funds required by Renaissance for the payment of the Merger Consideration, to repay certain indebtedness owed by the Company and to pay related fees and expenses, is expected to be approximately $33.8 million *. Renaissance has advised the Company that it will pay for such obligations primarily from the proceeds of a sale of certain of its capital stock and from borrowings under a new credit facility to be entered into by Renaissance prior to the Effective Time.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

   The receipt of cash for Shares pursuant to the Merger will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. The tax consequences of such receipt pursuant to the Merger may vary depending upon, among other things, the particular circumstances of the Shareholder. In general, a Shareholder who receives the Merger Consideration for Shares pursuant to the Merger will recognize gain or loss for federal income tax purposes equal to the difference between the amount of cash received in exchange for the Shares sold and such Shareholder's adjusted tax basis in such Shares. Provided that the Shares constitute capital assets in the hands of the Shareholder, such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the holder has held the Shares for more than one year at the time of sale.

   The foregoing discussion may not be applicable to certain types of Shareholders, including Shareholders who acquired Shares pursuant to the exercise of employee stock options or otherwise as compensation, individuals who are not citizens or residents of the United States, foreign corporations and entities that are otherwise subject to special tax treatment under the Internal Revenue Code of 1986, as amended, such as insurance companies, tax-exempt entities and regulated investment companies.

   Holders of Options who surrender their Options in exchange for a cash payment equal to the difference between the Purchase Price and the exercise price per Share for the underlying common stock will recognize gain for federal income tax purposes equal to the amount of such cash payment. Such gain will be taxable as ordinary income and subject to any required withholding taxes.

   THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW. SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND STATE, LOCAL AND FOREIGN TAX LAWS.

- ------------

* Estimate based on outstanding indebtedness at June 30, 1996. The amount of outstanding indebtedness of the Company is expected to be higher than the balance as of June 30, 1996 and will depend on the exact timing of the Effective Time.
                               13

ACCOUNTING TREATMENT

   The Merger will be accounted for under the "purchase" method of accounting, whereby the purchase price will be allocated based on fair values of the assets and liabilities of the Company.

CERTAIN INTERESTS OF MANAGEMENT

   INTERESTS IN SHARES AND STOCK OPTIONS. The Merger Agreement provides that the Company will cause all holders of all Options held by employees and directors of the Company to exercise all Options held by them or to surrender such Options in exchange for an amount equal to the difference between $7.50 and the exercise price per Share for such underlying Shares. If all such Options are surrendered, the holders thereof, including certain directors and executive officers of the Company, will receive an aggregate amount of approximately $249,544. Of that amount, Gay A. Mayer, the Chairman, President and Chief Executive Officer of the Company, the two next highest compensated executive officers of the Company in 1995 (collectively with Mr. Mayer, the "Named Executives"), all executive officers of the Company as a group (the "Executive Officer Group") and all directors of the Company as a group would receive approximately the following amounts: Mr. Mayer, $0; Michael G. Kazimir, Jr., $36,938; Robert O. Hurry, $14,375; the Executive Officer Group, $106,625; and all directors of the Company (other than Mr. Mayer) as a group, $47,275.

   INDEMNIFICATION AND D&O INSURANCE. Pursuant to the Merger Agreement, Renaissance has agreed, that at all times after the Effective Time, it will cause the Surviving Corporation to indemnify the Company's officers and directors (in their capacity as such) to the fullest extent permitted by law from and against any losses, claims, damages, liabilities, costs, expenses, judgments and amounts paid by them in settlement (with Renaissance's consent, which consent shall not be unreasonably withheld) in connection with any threatened, pending or contemplated action, suit or proceeding or investigation arising out of or pertaining to any of the transactions contemplated by the Merger Agreement or any other matter arising out of any action or omission occurring prior to the Effective Time, and to cause the Surviving Corporation to advance, on a periodic basis, the expenses of such officers and directors (including reasonable attorney fees incurred by them to counsel selected by such officers and directors) to the extent permitted by applicable law. Renaissance also has agreed to cause the Surviving Corporation to use its best efforts to cause to be maintained in effect for a period of six years from the Effective Time the current policies of directors' and officers' liability insurance maintained by the Company and its subsidiaries (or substitute policies providing for continuing coverage on terms and conditions which are no less advantageous so long as no lapse in coverage occurs as a result of such substitution) with respect to all matters, including the transactions contemplated in connection with the Merger, occurring prior to and including the Effective Time; provided that, in the event that any claim or claims are asserted or made within such six-year period, such insurance will be continued in respect of any such claims; provided further that, if the Surviving Corporation is unable to obtain the insurance required by the Merger Agreement it will obtain comparable insurance for an annual premium not in excess of 200% of the last annual premium paid by the Company for such insurance coverage.

   EMPLOYMENT AGREEMENT. Mr. Mayer, the Chairman, President and Chief Executive Officer of the Company, has agreed to serve as a Group Vice President of Renaissance. Under the two and one-half year contract, Mr. Mayer will be paid a salary of $250,000 per year and participate in Renaissance's bonus program. Mr. Mayer will also receive ten-year options to purchase 5,000 shares of Renaissance common stock at $104.00 per share.

   STOCKHOLDER AGREEMENT. Mr. Mayer has entered into a stockholder agreement (the "Stockholder Agreement") with Renaissance and RAI under which he has agreed, until the earlier of the Effective Time or the termination of the Merger Agreement, at any meeting of the holders of Shares or in connection with any written consent of Shareholders, among other things, to vote the Shares he owns and holds in his name in favor of the approval and adoption of the Merger Agreement. Mr. Mayer further appointed Renaissance and its officers his proxy in connection with any meeting or written consent of the Shareholders.

   LETTER AGREEMENT. Mr. Mayer has entered into a letter agreement with Renaissance and RAI under which he has agreed to use his reasonable best efforts to obtain from the Company's directors and officers liability insurer any consent or waiver which may be necessary to avoid the implementaion of certain limitations on coverage under the Directors, Officers and Corporate Liability Insurance Policy of the Company. In the event that the consent or waiver is received, Mr. Mayer will use his reasonable best efforts to cause certain designated Shareholders to become parties to the Stockholder Agreement.

   OTHER INTERESTS OF MANAGEMENT. The Company has entered into a severance agreement with Michael G. Kazimir, Jr., Executive Vice President and Chief Operating and Financial Officer of the Company. Pursuant to the agreement, if Mr. Kazimir's employment with the Company is terminated without cause following a change of control of the Company (which would include a transaction like the Merger), Mr. Kazimir will be entitled to a severance payment equal to the product of his prorated weekly salary times the sum of twenty-four and the number of complete years of service he has provided to the Company. The effect of the agreement is to increase the amount of the severance payment that would be paid to Mr. Kazimir to an amount which is in excess of that provided under the Company's normal severance policy.

   Executive officers of the Company may also receive a cash distribution in connection with the termination of the Company's defined benefit pension plan. Approximately 30 people, including the executive officers of the Company, have entered into stay bonus agreements with the Company for payments aggregating approximately $400,000. A stay bonus under the Company plan, however, would only be payable in the event that the Merger is not consummated. Renaissance may also adopt a stay bonus program pursuant to which participating executive officers of the Company may receive additional compensation for their continuing service to the Surviving Corporation for a period of time following the Effective Time.

REGULATORY MATTERS

   ANTITRUST MATTERS. Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), provides that certain acquisition transactions may not be consummated until certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") and the waiting period under the HSR Act has been terminated. The waiting period under the HSR Act with respect to RAI's acquisition of Shares pursuant to the Merger was terminated on September 16, 1996.

   Transactions such as the Merger may be investigated by the Antitrust Division or the FTC. Notwithstanding the termination of the waiting period applicable to the Merger under the HSR Act, before or after the consummation of such transaction, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the transaction or seeking divestiture of the Shares so acquired or divestiture of substantial assets of Renaissance and/or the Company. Private parties may also bring legal action under antitrust laws under certain circumstances.

   ENVIRONMENTAL MATTERS. Before the Merger can take place, the Company must comply with the requirements of New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq. ("ISRA") with respect to its two facilities located in New Jersey. ISRA requires the submission, to the New Jersey Department of Environmental Protection ("NJDEP"), of detailed environmental information and data concerning the past and current use of the facilities to ascertain whether any contamination may be present that requires remediation or related actions. If there has been no discharge of hazardous substances or wastes at the facilities (or if any such discharge has been fully remediated), the NJDEP will issue a negative declaration allowing the Merger to take place. If a negative declaration is not obtainable for any reason, the NJDEP could require, before the Merger can be effected, that the Company (or another NJDEP approved responsible entity) enter into a Remediation Agreement pursuant to which the Company or such other entity would agree to take action necessary to investigate and clean up any contamination and to provide an adequate remediation funding source for such activities.

   OTHER GOVERNMENTAL APPROVALS. Other than the issuance of a certificate of merger by the Secretary of State of New York, the Company is aware of no other federal or state regulatory requirements that must be complied with or approvals that must be obtained prior to the consummation of the Merger.

APPRAISAL RIGHTS

   Pursuant to Section 910 of the NYBCL, a Shareholder may demand an appraisal of the "fair value" of the Shareholder's Shares in lieu of accepting the payment to be made pursuant to the Merger. Any dissenting Shareholder wishing to exercise such appraisal rights must fully comply with
Section 623 of the NYBCL.

   The following is a summary of Section 623 and the procedures that must be followed to perfect appraisal rights thereunder. The complete text of Section 623 is set forth as Exhibit C to this Proxy Statement. Under Section 623, a corporation must notify each of its shareholders entitled to appraisal rights as of the record date of the meeting that such appraisal rights are available and include in such notice a copy of Section 623. THIS PROXY STATEMENT CONSTITUTES SUCH NOTICE TO THE SHAREHOLDERS. Shareholders wishing to exercise appraisal rights are urged to review carefully the complete text of Section 623.

   Each Shareholder electing to demand an appraisal must deliver to the Company, before the taking of the vote on the Merger, a written objection to the Merger with respect to such Shareholders's Shares. Such objection must include a notice of such Shareholder's election to dissent, the name and residence address of the Shareholder, the number of shares as to which the dissent applies and a demand for payment of the "fair value" of such shares if the action is taken. A proxy or vote against the Merger or an abstention will not constitute such a demand; a Shareholder electing to take such action must do so by a separate written demand. Such demands should be mailed or delivered to Ms. Margaret A. Powers, Secretary, MEM Company, Inc., Union Street Extension, Northvale, New Jersey 07647.

   Upon consummation of the corporate action, the Shareholder shall cease to have any of the rights of a Shareholder except the right to be paid the "fair value" of his Shares. Within ten days after the Effective Time, the Surviving Corporation will notify each Shareholder who has made a proper written demand and who has not voted in favor of or consented to the Merger as of the Effective Time. A vote in favor of the Merger by a Shareholder will have the effect of waiving his appraisal rights.

   The right of appraisal may be lost if the procedural requirements of
Section 623 are not followed exactly. If the right of appraisal is lost, the Shareholder will be entitled to receive the Merger Consideration, without interest, for each Share owned at the Effective Time upon surrender of the Stock Certificates representing such Shares.

   At the time of filing the notice of election to dissent or within one month thereafter, the Shareholder shall submit the Stock Certificates representing his Shares to the Company. The Company will note conspicuously thereon that a notice of election has been filed and return the Stock Certificates to the Shareholder. Any Shareholder who fails to submit his Stock Certificates for such notation will, at the option of the Company exercised by written notice to him within 45 days from the date of filing of such notice of election to dissent, lose his dissenter's rights unless a court otherwise directs.

   Within fifteen days after the expiration of the period within which Shareholders may file their notices of election to dissent, or within fifteen days after the consummation of the proposed corporate action as to which objection has been filed, whichever is later (but in no case later than 90 days from the Shareholders' authorization date), the Surviving Corporation must make a written offer by registered mail to each Shareholder who has filed such notice of election to pay for his Shares at a specific price which the Company considers to be their "fair value." Such offer must be accompanied by a statement setting forth the aggregate number of shares with respect to which notices of election to dissent have been received and the aggregate number of holders of such shares. If the corporate action has been consummated, such offer must also be accompanied by (1) advance payment to each such Shareholder who submitted his Stock Certificates to the Company of an amount equal to 80% of the amount of such offer or (2) as to each Shareholder who has not yet submitted his Stock Certificates, a statement that advance payment to him of an amount equal to 80% of the amount of such offer will be made by the Surviving Corporation promptly upon submission of his Stock Certificates. Every advance payment or statement as to advance payment must include advice to the Shareholder to the effect that acceptance of such payment does not constitute a waiver of any dissenters' rights. If the corporate action to which objection has been filed has not been consummated upon the expiration of the 90 day period after it was authorized by the Shareholders, the offer may be conditioned upon the consummation of such corporate action. Such offer must be made at the same price per Share to all dissenting Shareholders of the same class. If within 30 days after the making of such offer, the Company and any Shareholder agree upon the price to be paid for his Shares, payment therefor must be made within 60 days after the making of such offer or the consummation of the corporate action to which such Shareholder objected, whichever is later, upon the surrender of the Stock Certificates representing such Shares.

   A notice of election may be withdrawn by the Shareholder at any time prior to his acceptance in writing of an offer made by the Surviving Corporation, but in no case later than 60 days from the date of the consummation of the corporate action. Upon expiration of such time, withdrawal of a notice of election will require the written consent of the Surviving Corporation. If a notice of election is withdrawn, a Shareholder will have such rights as provided by Section 623.

   The following procedures apply if the Company fails to make such offer within such period of fifteen days, or if it makes the offer and any dissenting Shareholder fails to agree with it within the period of 30 days thereafter upon the price to be paid for their Shares:

   (a) The Company must, within 20 days after the expiration of whichever is applicable of the two periods last mentioned, institute a special proceeding in the appropriate New York State court to determine the rights of dissenting Shareholders and to fix the "fair value" of their Shares.

   (b) If the Company fails to institute such proceeding within such period of 20 days, any dissenting Shareholder may institute such proceeding for the same purpose not later than 30 days after the expiration of such 20 day period. If such proceeding is not instituted within such 30 day period, all dissenter's rights will be lost unless the court otherwise directs.

   (c) All dissenting Shareholders, excepting those who have agreed with the Company upon the price to be paid for their Shares, must be made parties to such proceeding, which will have the effect of an action quasi in rem against their Shares. The jurisdiction of the court will be plenary and exclusive.

   (d) The court will fix the value of the Shares which will be the "fair value" as of the close of business on the day prior to the date of the Special Meeting, considering the nature of the transaction giving rise to the Shareholders' right to receive payment for Shares and its effects on the corporation and its Shareholders, the concepts and methods then customary in the relevant securities and financial markets for determining fair value of Shares of a corporation engaging in a similar transaction under comparable circumstances and all other relevant factors.

   Within 60 days after final determination of the proceeding, the Surviving Corporation must pay to each dissenting Shareholder the amount found to be due him, upon surrender of the Stock Certificates representing such Shares.

   The foregoing does not purport to be a complete statement of the provisions of Section 623 and is qualified in its entirety by reference to said section, which is reproduced in full in Exhibit C to this Proxy Statement.

   ANY SHAREHOLDER WHO WISHES TO EXERCISE APPRAISAL RIGHTS BUT WHO DOES NOT FOLLOW THE PROCEDURES PROVIDED UNDER SECTION 623 IN A PROPER AND TIMELY MANNER WILL BE UNABLE TO PERFECT APPRAISAL RIGHTS. IN THAT CASE, THE SHARES OWNED BY SUCH SHAREHOLDER IMMEDIATELY PRIOR TO THE EFFECTIVE TIME WILL BE CONVERTED INTO THE RIGHT TO RECEIVE THE MERGER CONSIDERATION, WITHOUT INTEREST, PURSUANT TO THE MERGER.

                              LEGAL PROCEEDINGS

   Randall v. MEM Company, Inc., et al. On or about July 31, 1996, Tom Randall ("Randall"), on behalf of himself and all other Shareholders (other than the defendants), filed a purported class action suit in Supreme Court, State of New York, against the Company and four of its current and former directors, Gay A. Mayer, Elizabeth C. Mayer, Bruce J. Klatsky and Paul Hallingby, Jr., seeking equitable relief and unspecified compensatory damages. The suit alleges, among other things, that the consideration proposed to be paid to Shareholders under the terms of the transactions contemplated by the agreement in principle with Renaissance announced June 24, 1996 is inadequate and grossly unfair to the Shareholders and further that the individual defendants, in violation of their fiduciary obligations to maximize Shareholder value, have not considered potential purchasers of the Company or its common stock in a manner designed to obtain the highest possible price for the Shareholders. Randall seeks, among other things, an order of the Court requiring the defendants to seek other buyers of the Company and, in the event that the proposed transactions with Renaissance and RAI are consummated, Randall seeks to recover damages caused by the alleged breach of fiduciary duties owed by the individual defendants to the Shareholders, together with fees and expenses. The time by which the Company and the director defendants must respond to the complaint has been extended to September 30, 1996. The Company believes that the putative class action suit is without merit and intends to defend it vigorously.

                     PRICE RANGE OF SHARES AND DIVIDENDS

   The common stock of the Company is traded on the American Stock Exchange under the ticker symbol MEM. As of the Record Date, the number of record holders of common stock was approximately 410 persons. The quarterly high and low sales prices for the periods indicated are as follows:

                                        HIGH      LOW
                                      -------  -------
1994
- ------------------------------------
First Quarter .......................   $4.50    $3.88
Second Quarter ......................    4.50     3.88
Third Quarter .......................    6.38     3.88
Fourth Quarter ......................    5.63     3.75

1995
- ------------------------------------
First Quarter .......................   $4.63    $3.13
Second Quarter ......................    4.00     3.25
Third Quarter .......................    3.75     3.25
Fourth Quarter ......................    3.75     2.75

1996
- ------------------------------------
First Quarter .......................   $6.00    $2.75
Second Quarter ......................    7.38     3.50
Third Quarter (through September 16)     7.19     6.00

   On June 21, 1996, the last full trading day prior to the announcement of the agreement in principle regarding the Merger, the reported closing sales price per Share on the ASE Composites Tape was $6.63. On August 7, 1996, the last full trading day prior to the announcement of the Merger Agreement, the reported closing sales price per Share on the AMEX Composites Tape was $6.13. On September 16, 1996, the last full trading day prior to the date of this Proxy Statement, the closing sales price of the Shares on the AMEX Composites Tape was $7.06 per Share. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

   The Company has not declared any cash dividends for the past five years, and does not anticipate that dividends will be paid in the foreseeable future. Restrictions on dividend payments contained in the Company's financing agreement currently prohibit the declaration of dividends if the Company operates at a loss. The Company has agreed in the Merger Agreement not to, and does not intend to, pay cash dividends with respect to the Shares prior to the Effective Time.

                      BENEFICIAL OWNERSHIP OF SECURITIES

   DIRECTORS AND EXECUTIVE OFFICERS. The following table sets forth the beneficial ownership (as defined in the rules of the Commission) as of the Record Date of the Company's common stock of the directors, the Company's chief executive officer and its two most highly compensated other executive officers and all directors and executive officers as a group.

                                                SHARES
                                             BENEFICIALLY    PERCENT OF
NAME OF BENEFICIAL OWNER                       OWNED (1)       CLASS
- -----------------------------------------  ---------------  ----------
Paul Hallingby, Jr. (2) ..................         3,500         *
Gay A. Mayer (3) .........................     1,350,081(4)    51.8%
Derek B. Van Dusen (2) ...................         6,300         *
Robert E. Mulcahy III (2) ................         3,200         *
Laurette M. Beach (2)(5) .................     1,181,571(6)    45.4%
Bruce J. Klatsky .........................         1,000(7)      *
Michael G. Kazimir, Jr. ..................        21,500(8)      *
Robert O. Hurry ..........................         6,700(9)      *
All executive officers and directors as a
 group (15 persons) ......................     1,809,741(10)   69.5%

- ------------
*Less than 1% of class.

(1)    All shares owned are common stock, par value $.05 per share.

(2) Includes 3,200 shares which may be acquired upon the exercise of options granted under the 1993 Non-Employee Stock Incentive Plan.

(3)    Gay A. Mayer is the brother of Laurette M. Beach.

(4) See Note (4) to the table under "Beneficial Ownership of Securities -- Beneficial Owners."

(5)    Laurette M. Beach is the sister of Gay A. Mayer.

(6) See Note (5) to the table under "Beneficial Ownership of Securities -- Beneficial Owners."

(7) Includes 1,000 shares which may be acquired upon the exercise of options granted under the 1993 Non-Employee Stock Incentive Plan.

(8) Includes 11,500 shares which may be acquired upon the exercise of options granted under the 1991 Stock Incentive Plan.

(9) Includes 4,500 shares which may be acquired upon the exercise of options granted under the 1991 Stock Incentive Plan.

(10) Includes shares as described in Notes (4), (6), and (7), 31,500 shares which may be acquired upon the exercise of options granted under the 1991 Stock Incentive Plan and 13,800 shares which may be acquired upon the exercise of options granted under the 1993 Non-Employee Stock Incentive Plan.

   BENEFICIAL OWNERS. The only persons known by the management of the Company to be the beneficial owners of more than five percent of the outstanding shares of the Company's Common Stock, as of the Record Date (except as otherwise indicated), are indicated below:


                                                              SHARES BENEFICIALLY  PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER                                 OWNED           CLASS
- -----------------------------------------------------------  -------------------  ----------
Elizabeth C. Mayer Grantor Trust dated December 14, 1988
c/o Gay A. Mayer, Trustee(1) ...............................   520,190 shares(2)     20.0%

United States Trust Company of New York and Gay A. Mayer,
as Trustees
c/o United States Trust Company of New York
114 West 47th Street New York, NY 10036 ....................   310,000 shares        11.9%

Gay A. Mayer(1) ............................................ 1,350,081 shares(4)     51.8%

Laurette M. Beach(1) ....................................... 1,181,571 shares(5)     45.4%

Dimensional Fund Advisors Inc.
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401 .....................................   191,000 shares(6)      7.3%

Renaissance Cosmetics, Inc.
955 Massachusetts Avenue
Cambridge, MA 02139 ........................................   353,565 shares(7)     13.6%

- ------------

(1) The address of such beneficial owner is MEM Company, Inc., Union Street Extension, Northvale, NJ 07647.

(2)    The Trustee is Gay A. Mayer.

(3) United States Trust Company of New York and Gay A. Mayer are joint trustees of each of four trusts. Gay A. Mayer is a beneficiary of two of such trusts, and Laurette M. Beach is a beneficiary of the other two trusts. Each of the trustees may be deemed, pursuant to Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, to be the beneficial owner of the Shares held in the related trusts because it shares the power, subject to the direction of Mr. Mayer, to dispose, or to direct the disposition, of such Shares and to vote, or to direct the voting of, such Shares.

(4)    Consists of: (a) 353,565 Shares owned directly (see Note (7) below),
       (b) 22,290 Shares as trustee for his children, (c) 59,875 Shares as a director of the Family Mayer Foundation, Inc., a charitable foundation,
       (d) 520,190 Shares as a trustee and residuary beneficiary of the Elizabeth C. Mayer Grantor Trust dated December 14, 1988, (e) 310,000 Shares as co-trustee of the trusts referred to in Note (3) above, (f) 32,661 Shares owned by his spouse, as to which he disclaims beneficial ownership, and (g) 51,500 Shares as a trustee of the Stephen H. Mayer Life Insurance Trust.

(5) Consists of: (a) 283,844 Shares owned directly, (b) 49,856 Shares as trustee for her children, (c) 23,732 Shares as custodian for her children, (d) 59,875 Shares as a director of the Family Mayer Foundation, Inc., a charitable foundation, (e) 520,190 Shares as a residuary beneficiary of the Elizabeth C. Mayer Grantor Trust dated December 14, 1988, (f) 158,450 Shares as a beneficiary of two of the trusts referred to in Note (3) above, (g) 31,524 Shares owned by her spouse, as to which she disclaims beneficial ownership, (h) 2,600 Shares owned by her children, as to which she disclaims beneficial ownership, (i) 51,500 Shares as a trustee of the Stephen H. Mayer Life Insurance Trust, and (j) 3,200 Shares which may be acquired upon the exercise of options granted under the 1993 Non-Employee Stock Incentive Plan.

(6) Such Shares are owned by the advisory clients of Dimensional Fund Advisors, Inc., an investment advisor registered under the Investment Advisors Act of 1940 ("Dimensional"), no one of which, to the knowledge of Dimensional, owns more than 5% of the outstanding Shares of the Company's common stock. Persons who are officers of Dimensional also serve as officers of DFA Investment Dimensions Group Inc. (the "Fund") and The DFA Investment Trust Company (the "Trust"), each an open-end management investment company registered under the Investment Company Act of 1940. In their capacities as officers of the Fund and the Trust, these persons vote 8,000 and 53,300 Shares (included in the table above) which are owned by the Fund and the Trust, respectively. Information as to Dimensional, the Fund, the Trust and their officers has been taken from a Schedule 13G filed by Dimensional with the Commission in February 1996.

(7) Consists of 353,565 Shares owned directly by Gay A. Mayer as to which Mr. Mayer has granted Renaissance Cosmetics, Inc. an irrevocable proxy.

             SELECTED CONSOLIDATED FINANCIAL DATA OF THE COMPANY

   The following table sets forth selected financial data of the Company as of and for the six months ended June 30, 1996 and 1995, and as of and for each of the years in the five fiscal year period ended December 31, 1995. Such selected information is qualified by, and should be read in conjunction with, the detailed information and the financial statements and the notes related thereto appearing in the Company's Form 10-K for the fiscal year ended December 31, 1995 attached hereto as Exhibit D and the Company's Form 10-Q for the fiscal quarter ended June 30, 1996 attached hereto as Exhibit E. The selected financial data for the six months ended June 30, 1996 and 1995 are unaudited but, in the opinion of management, includes all adjustments (consisting of normal recurring accruals) necessary for the fair presentation of the financial and operating data for such periods.


                                          SIX MONTHS ENDED
                                              JUNE 30,                       YEAR ENDED DECEMBER 31,
                                       --------------------  -----------------------------------------------------
                                          1996       1995       1995       1994       1993       1992       1991
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                         (IN THOUSANDS, EXCEPT PER SHARE FIGURES)
SUMMARY OF OPERATIONS:
 Net sales ...........................   $ 9,181    $10,985    $44,825    $53,094    $38,454    $44,751    $57,949
 Net income (loss) ...................    (4,426)    (3,196)    (2,982)    (1,328)    (2,570)    (4,300)        44
 Net income (loss) per share .........     (1.71)     (1.24)     (1.16)      (.52)     (1.00)     (1.67)       .02
 Dividends declared ..................        --         --         --         --         --         --         --
 Weighted average shares outstanding       2,583      2,580      2,581      2,576      2,572      2,571      2,570
FINANCIAL POSITION (AT END OF
PERIOD):
 Working capital .....................   $ 7,098    $11,712    $11,971    $15,602    $18,068    $19,636    $24,471
 Property, plant and
  equipment --net ....................     4,785      5,297      5,181      5,324      5,513      6,084      6,685
 Total assets ........................    41,470     45,107     45,824     47,261     34,282     39,514     43,626
 Long term notes .....................     2,274      3,832      3,370      4,907        699         --        838
 Stockholders' equity ................    20,215     24,361     24,657     27,496     28,919     31,589     36,310
 Stockholders' equity per share  .....      7.83       9.44       9.55      10.66      11.24      12.29      14.13
 Shares outstanding at end of period       2,583      2,580      2,583      2,580      2,573      2,571      2,570

                           BUSINESS OF THE COMPANY

   The Company was incorporated in 1948 under the laws of the State of New York. The business of the Company principally consists of manufacturing, selling and distributing a diversified line of toiletries in several fragrance groups. These are marketed under the nationally advertised trademarks English Leather(Registered Trademark), British Sterling(Registered Trademark), Heaven Sent(Registered Trademark), LOVE'S(Registered Trademark), and Tinkerbell(Registered Trademark). The Company also markets Acqua di Selva(Registered Trademark), a premium priced imported line of men's toiletries, through a subsidiary.

   Additional information regarding the business and properties of the Company is contained in the Company's Form 10-K for the fiscal year ended December 31, 1995 and Form 10-Q for the fiscal quarter ended June 30, 1996, which are attached as Exhibit D and Exhibit E, respectively, to this Proxy Statement. See "Exhibits."

                  INFORMATION CONCERNING RENAISSANCE AND RAI

   The following information has been provided by Renaissance.

   The principal executive office of Renaissance is 955 Massachusetts Avenue, Cambridge, Massachusetts 02139, and the telephone number is (617) 497-5584. The principal executive office of RAI is 635 Madison Avenue, New York, New York 10022, and the telephone number is (212) 751-3700. Renaissance, through its subsidiaries, manufacturers and markets a variety of artificial fingernail and fragrance products in the United States and internationally. There is no established public trading market for Renaissance's common stock. RAI is a newly formed New York corporation that has not conducted any business except in connection with the transactions related to the Merger. Additional information regarding the business and operations of Renaissance is contained in Renaissance's Form 10-K for the fiscal year ended March 31, 1996 and Form 10-Q for the fiscal quarter ended June 30, 1996, which are attached as Exhibit F and Exhibit G, respectively, to this Proxy Statement.

   Renaissance is subject to the informational filing requirements of the Exchange Act and is required to file reports and other information with the Commission under the Exchange Act relating to its business, financial condition and other matters. Reports and other information relating to Renaissance may be inspected and copies may be obtained from the office of the Commission. See "Available Information."

   The following table sets forth selected financial data of Renaissance and its subsidiaries for the periods indicated. Such selected information is qualified by, and should be read in conjunction with, the detailed information and the financial statements and the notes related thereto in the Form 10-K of Renaissance for the fiscal year ended March 31, 1996 attached hereto as Exhibit F, and the unaudited results for the three months ended June 30, 1996 and 1995 appearing in the Form 10-Q for the fiscal quarter ended June 30, 1996 of Renaissance attached hereto as Exhibit G. The selected financial data for the three months ended June 30, 1996 and 1995 are unaudited but, in the opinion of management of Renaissance, include all adjustments (consisting of normal recurring accruals) necessary for the fair presentation of financial and operating data for such periods.


                                           RENAISSANCE                                THE COSMAR PREDECESSOR
                       --------------------------------------------------- --------------------------------------------
                                                             PERIOD FROM     PERIOD FROM
                                                              APRIL 15,      JANUARY 1,
                         THREE MONTHS ENDED    YEAR ENDED   (INCEPTION) TO     1994 TO
                              JUNE 30,          MARCH 31,     MARCH 31,      AUGUST 17,      YEAR ENDED DECEMBER 31,
                       ---------------------- ------------ --------------  -------------  ------------------------------
                          1996        1995        1996           1995           1994         1993      1992      1991
                       ---------- ----------  ------------ --------------  -------------  --------- ---------  --------
                                                   (IN THOUSANDS, EXCEPT PER SHARE FIGURES)
OPERATING DATA:
 Net sales ...........  $ 30,688    $ 26,635    $131,285       $ 57,714        $18,301     $25,844    $17,926   $9,500
 Operating income ....       682       2,872       8,450          2,744          3,326       5,063      3,899    1,378
 Interest expense ....     5,201       4,434      19,458(1)       8,694(1)          61         132         37       14
 Net income (loss) ...    (4,913)     (1,615)    (12,057)        (5,459)         3,364       4,801      3,768    1,357
 Net loss applicable
  to common stock-
  holders(2) .........    (4,681)     (1,905)    (13,390)        (6,174)         3,364       4,801      3,768    1,357
 Net loss per
  common share .......     (6.49)      (2.65)     (18.62)         (8.50)            --          --         --       --

BALANCE SHEET DATA (AT
END OF PERIOD):
 Total assets ........  $193,386    $170,721    $184,619       $162,253             --     $ 8,489    $ 7,216   $3,907
 Long-term debt,
  net of current
  portion ............    72,139     112,408      72,009        103,190             --         294        181      146
 Redeemable preferred
  stock(3) ...........    12,049      10,655      11,698         10,365             --          --         --       --
 Common stockholders'
  equity .............     1,025      18,459       6,452         20,189             --       5,390      4,278    2,973
 Net intangible assets
  (goodwill and
  trademarks) ........    76,088      81,744      76,895         82,499             --          --         --       --

- ------------

(1) Interest expense includes amortization of deferred financing costs, accretion of interest on obligations for minimum royalty payments, and accretion of debt discounts and non-cash interest totaling $1,860 and $3,934 for the period from April 15, 1994 (Inception) to March 31, 1995, and the year ended March 31, 1996.

(2) Represents net loss less preferred dividends, if any.

(3) The carrying value of the redeemable preferred stock has been reduced by an allocation of proceeds to the common stock warrants and has been increased by the accumulated dividends and accretion on such redeemable preferred stock through the respective balance sheet data.

                           INDEPENDENT ACCOUNTANTS

   Ernst & Young LLP, the Company's independent accountants for the year ended December 31, 1995, will not have a representative at the Special Meeting.

                            AVAILABLE INFORMATION

   Each of the Company and Renaissance is subject to the informational filing or submission requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith are required to file or submit periodic reports and other information with the Commission under the Exchange Act relating to their business, financial condition and other matters. Such reports, proxy statements and other information may be inspected, without charge, and copies may be obtained at prescribed rates, at the Commission's public reference facility at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located in Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, 13th Floor, New York, New York 10048 and can also be reviewed through the Commission's Electronic Data Gathering, Analysis and Retrieval System which is publicly available through the Commission's Web site (http://www.sec.gov).

                                   EXHIBITS

   Each of the following Exhibits constitutes a part of this Proxy Statement and should be considered as such.

                                                                EXHIBIT A


                                                                EXECUTION COPY














                         AGREEMENT AND PLAN OF MERGER


                                 BY AND AMONG


                     RENAISSANCE COSMETICS, INC. ("PARENT"),


                       RENAISSANCE ACQUISITION, INC. ("RAI")


                                      AND


                         MEM COMPANY, INC. ("COMPANY")









                          DATED AS OF AUGUST 6, 1996

                               TABLE OF CONTENTS

                                                                          PAGE


                                   ARTICLE I

                                  THE MERGER

      SECTION 1.1    The Merger.................................  1
      SECTION 1.2    Effective Time of the Merger...............  1

                                  ARTICLE II

               THE SURVIVING AND PARENT CORPORATIONS

      SECTION 2.1    Certificate of Incorporation...............  2
      SECTION 2.2    By-laws....................................  2
      SECTION 2.3    Officers...................................  2
      SECTION 2.4    Directors..................................  2

                                  ARTICLE III

                             CONVERSION OF SHARES

      SECTION 3.1    Conversion of Company Shares in the
                     Merger.....................................  2
      SECTION 3.2    Consideration..............................  3
      SECTION 3.3    Cancellation of Company Common Stock
                     Certificates...............................  3
      SECTION 3.4    Closing....................................  4
      SECTION 3.5    Closing of the Company's Transfer Books....  4
      SECTION 3.6    Dissenting Shares..........................  5


                                  ARTICLE IV

           REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      SECTION 4.1    Organization and Qualification.............  5
      SECTION 4.2    Capitalization.............................  6
      SECTION 4.3    Subsidiaries...............................  6
      SECTION 4.4    Authority; Non-Contravention; Approvals....  7
      SECTION 4.5    Reports and Financial Statements...........  9
      SECTION 4.6    Absence of Undisclosed Liabilities.........  9
      SECTION 4.7    Absence of Certain Changes or Events....... 10
      SECTION 4.8    Litigation................................. 10
      SECTION 4.9    Proxy Statement............................ 10
      SECTION 4.10   No Violation of Law........................ 10
      SECTION 4.11   Compliance with Agreements................. 11
      SECTION 4.12   Taxes...................................... 11
      SECTION 4.13   Employee Benefit Plans; ERISA.............. 12

      SECTION 4.14   Labor Controversies........................ 14
      SECTION 4.15   Environmental Matters...................... 14
      SECTION 4.16   Title to Assets............................ 16
      SECTION 4.17   Company Stockholders' Approval............. 17
      SECTION 4.18   No Excess Parachute Payments............... 17
      SECTION 4.19   Trademarks and Intellectual Property
                     Compliance................................. 17
      SECTION 4.20   Material Agreements........................ 18
      SECTION 4.21   Transactions with Related Parties.......... 18
      SECTION 4.22   Insurance.................................. 18
      SECTION 4.23   Receivables................................ 19
      SECTION 4.24   Customers and Suppliers.................... 19
      SECTION 4.25   Product Liability Claims................... 19
      SECTION 4.26   Inventories................................ 19
      SECTION 4.27   Warranties and Returns..................... 20

                                   ARTICLE V

                       REPRESENTATIONS AND WARRANTIES OF
                                PARENT AND RAI

      SECTION 5.1    Organization and Qualification............. 20
      SECTION 5.2    Authority; Non-Contravention; Approvals.... 20
      SECTION 5.3    Litigation................................. 22

                                  ARTICLE VI

              CONDUCT OF BUSINESS PENDING THE MERGER

      SECTION 6.1    Conduct of Business by the Company
                     Pending the Merger......................... 22
      SECTION 6.2    Acquisition Transactions................... 23

                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS

      SECTION 7.1    Access to Information...................... 25
      SECTION 7.2    Proxy Statement............................ 26
      SECTION 7.3    Stockholder Approval....................... 26
      SECTION 7.4    Expenses and Fees.......................... 27
      SECTION 7.5    Agreement to Cooperate..................... 27
      SECTION 7.6    Public Statements.......................... 28
      SECTION 7.7    Stock Option Plans and Stock Options....... 28
      SECTION 7.8    Notification of Certain Matters............ 28
      SECTION 7.9    Directors' and Officers'
                     Indemnification............................ 29
      SECTION 7.10   Corrections to the Proxy Statement......... 30
      SECTION 7.11   Employment Agreements, Severance
                     Agreements, Stay Bonuses and Related
                     Employment Matters......................... 30
      SECTION 7.12   Stockholder Agreement...................... 31

      SECTION 7.13   Parent Stay Bonus Program.................. 31
      SECTION 7.14   Company Stay Bonus Program................. 31

                                 ARTICLE VIII

                                  CONDITIONS

      SECTION 8.1    Conditions to Each Party's Obligation to
                     Effect the Merger.......................... 32
      SECTION 8.2    Conditions to Obligation of the Company
                     to Effect the Merger....................... 33
      SECTION 8.3    Conditions to Obligations of Parent and
                     RAI to Effect the Merger................... 33

                                  ARTICLE IX

                       TERMINATION, AMENDMENT AND WAIVER

      SECTION 9.1    Termination................................ 35
      SECTION 9.2    Effect of Termination...................... 36
      SECTION 9.3    Amendment.................................. 36
      SECTION 9.4    Waiver..................................... 36

                                   ARTICLE X

          TERMINATION OF REPRESENTATIONS AND WARRANTIES

      SECTION 10.1   Termination of Representations and
                     Warranties................................. 36

                                  ARTICLE XI

                              GENERAL PROVISIONS

      SECTION 11.1   Brokers.................................... 37
      SECTION 11.2   Notices.................................... 37
      SECTION 11.3   Interpretation............................. 38
      SECTION 11.4   Miscellaneous.............................. 39
      SECTION 11.5   Counterparts............................... 39
      SECTION 11.6   Parties In Interest........................ 39
      SECTION 11.7   Exhibits and Schedules..................... 39

EXHIBITS

Exhibit 7.12-1       Form of Stockholder Agreement


SCHEDULES

Schedule 2.3         List of Officers of the Surviving Corporation
Schedule 2.4         List of Directors of the Surviving Corporation
Schedule 4.2         Company Capitalization
Schedule 4.3         Company Subsidiaries
Schedule 4.4         Company Third Party Consents
Schedule 4.5         Company Reports and Financial Statements
Schedule 4.6         Certain Liabilities
Schedule 4.8         Company Litigation
Schedule 4.10        Violation of Laws by Company
Schedule 4.11        Company Compliance
Schedule 4.12        Company Taxes
Schedule 4.13        Company Employee Benefit Matters
Schedule 4.14        Company Labor Controversies
Schedule 4.15        Company Environmental Matters
Schedule 4.16        Company Assets
Schedule 4.18        Company Parachute Payments
Schedule 4.19        Company Intellectual Property Rights
Schedule 4.20        Company Material Agreements
Schedule 4.22        Company Insurance Policies
Schedule 4.23        Company Receivables
Schedule 4.24        Company Customers and Suppliers
Schedule 4.25        Company Product Liability Claims
Schedule 4.26        Company Inventories
Schedule 4.27        Company Warranties and Returns
Schedule 5.2         Parent and RAI Third Party Consents
Schedule 5.3         Parent Litigation
Schedule 7.11(a)     Company Change of Control Agreements
Schedule 7.11(b)     Company Employment Agreements
Schedule 7.11(c)     Company Severance Agreements
Schedule 7.11(d)     Company Stay Bonus Agreements
Schedule 7.11(e)     Company Severance Policy
Schedule 11.1(a)     Company's Buyer's Brokers Fees
Schedule 11.1(b)     Parent's and RAI's Brokers Fees

                         AGREEMENT AND PLAN OF MERGER

           THIS AGREEMENT AND PLAN OF MERGER, dated as of August 6, 1996 (the "Agreement"), by and among RENAISSANCE COSMETICS, INC., a Delaware corporation ("Parent"), RENAISSANCE ACQUISITION, INC., a New York corporation and a wholly-owned subsidiary of Parent ("RAI"), and MEM COMPANY, INC., a New York corporation (the "Company");


                             W I T N E S S E T H:

           WHEREAS, the Boards of Directors of Parent and the Company have determined that the merger of RAI with and into the Company (the "Merger") is consistent with and in furtherance of the long-term business strategy of Parent and the Company and is fair to, and in the best interests of, Parent and the Company and their respective stockholders.

           NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:

                                   ARTICLE I

                                  THE MERGER

           SECTION 1.1 THE MERGER. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.2) in accordance with the New York Business Corporation Law (the "BCL"), RAI shall be merged with and into the Company and the separate existence of RAI shall thereupon cease. The Company shall be the surviving corporation in the Merger and is hereinafter sometimes referred to as the "Surviving Corporation."

           SECTION 1.2 EFFECTIVE TIME OF THE MERGER. The Merger shall become effective at such time (the "Effective Time") as shall be stated in a Certificate of Merger, in a form mutually acceptable to Parent and the Company, to be filed with the Secretary of State of the State of New York in accordance with the BCL (the "Merger Filing"). The Merger Filing shall be made simultaneously with or as soon as practicable after the closing of the transactions contemplated by this Agreement in accordance with Section 3.5.

                                  ARTICLE II

                     THE SURVIVING AND PARENT CORPORATIONS

           SECTION 2.1 CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of the Surviving Corporation shall be amended and restated at and as of the Effective Time to read as did the Certificate of Incorporation of the RAI immediately prior to the Effective Time (except that the name of the Surviving Corporation shall remain unchanged).

           SECTION 2.2 BY-LAWS. The By-laws of the Surviving Corporation shall be amended and restated at and as of the Effective Time to read as did the By-laws of the RAI immediately prior to the Effective Time (except that the name of the Surviving Corporation shall remain unchanged).

           SECTION 2.3 OFFICERS. The officers of the Surviving Corporation shall be as designated in Schedule 2.3, and such officers shall serve in accordance with the By-laws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

           SECTION 2.4 DIRECTORS. The directors of the Surviving Corporation shall be as designated in Schedule 2.4, and such directors shall serve in accordance until the next annual meeting of the Surviving Corporation or until their successors are duly elected and qualified.

                                  ARTICLE III

                             CONVERSION OF SHARES

           SECTION 3.1 CONVERSION OF COMPANY SHARES IN THE MERGER. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any shares of Company Common Stock, par value $.05 per share of the Company ("Company Common Stock"):

           (a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares as defined in Section 3.6) shall be converted into, and shall thereafter represent only, the right to receive the Merger Consideration (as defined in Section 3.2).

           (b) Each share of Company Common Stock owned by Parent or any subsidiary of Parent or held in treasury by the Company or any Subsidiary of the Company (each a "Non-Converting Share") immediately prior to the Effective Time, if any, shall be cancelled and shall cease to exist from and after the Effective Time.


                                  2

           (c) At the Effective Time, by virtue of the Merger and without any action on the part of Parent as the sole stockholder of RAI, each issued and outstanding share of common stock, no par value, of RAI ("RAI Common Stock") shall be converted into one share of common stock, no par value, of the Surviving Corporation.


           (d) No share of Company Common Stock (other than Dissenting Shares) shall be deemed to be outstanding or to have any rights other than those set forth in this Section 3.1 after the Effective Time.

           SECTION 3.2    CONSIDERATION.

           (a) The consideration to be issued in the Merger for each share (or fraction thereof) of Company Common Stock shall be Seven Dollars and Fifty Cents ($7.50) per share of Company Common Stock (the "Merger Consideration") to be distributed in accordance with Section 3.3(c) below.

           (b) The Merger Consideration shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or other change in the number of shares of Company Common Stock outstanding prior to Closing (as defined in Section 3.5).

           SECTION 3.3    CANCELLATION OF COMPANY COMMON STOCK
CERTIFICATES.

           (a) From and after the Effective Time, all Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing shares of Company Common Stock (other than Dissenting Shares as defined in Section 3.6(a) below) shall cease to have any rights with respect thereto, except the right to receive in exchange therefor, upon surrender thereof to Registrar and Transfer Company (the "Exchange Agent"), the amount of Merger Consideration to which each holder of Company Common Stock is entitled pursuant to the terms hereof.

           (b) Promptly after the Effective Time, Parent shall make available to the Exchange Agent the total amount of Merger Consideration required to effect the exchanges referred to in paragraph (a) above.

           (c) Promptly after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (other than Dissenting Shares as defined in Section 3.6(a) below) (the "Company Certificates") (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title

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to the Company Certificates shall pass, only upon actual delivery of the
Company Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Company Certificates in exchange for the Merger Consideration. Upon surrender of Company Certificates for cancellation to the Exchange Agent, together with a duly executed letter of transmittal and such other documents as the Exchange Agent shall reasonably require, the holder of such Company Certificates shall be entitled to receive in exchange therefore the Merger Consideration into which the shares of Company Common Stock theretofore represented by the Company Certificates so surrendered shall have been converted pursuant to the provisions of Section 3.1, and the Company Certificates so surrendered shall be cancelled.

           (d) Promptly following the date which is nine (9) months after the Effective Time, the Exchange Agent shall deliver to Parent all Merger Consideration, property and other documents in its possession relating to the transactions described in this Agreement, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a Company Certificate may surrender such Company Certificate to Parent and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefore the Merger Consideration to which such person is entitled, without any interest thereon. Notwithstanding the foregoing, none of the Exchange Agent, Parent, RAI or the Surviving Corporation shall be liable to a holder of Company Common Stock for any Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat and similar laws.

           SECTION 3.4 CLOSING. The closing (the "Closing") of the transactions contemplated by this Agreement shall take place at a location mutually agreeable to Parent and the Company on the third (3rd) business day immediately following the date on which the last of the conditions set forth in Article VIII hereof is fulfilled or waived, or at such other time and place as Parent and the Company shall reasonably agree (the date on which the Closing occurs is referred to in this Agreement as the "Closing Date").

           SECTION 3.5 CLOSING OF THE COMPANY'S TRANSFER BOOKS. At and after the Effective Time, holders of Company Common Stock shall cease to have any rights as stockholders of the Company, except for the rights described herein. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock which were outstanding immediately prior to the Effective Time shall thereafter be made. If, after the Effective Time, subject to the terms and conditions of this Agreement, Company Certificates formerly representing Company Common Stock are presented to Parent, they shall be cancelled and exchanged for Merger Consideration in accordance with this Article III.


                                   4










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           SECTION 3.6    DISSENTING SHARES.

           (a) Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who have not voted such shares in favor of the Merger or consented thereto in writing and who shall have available to them and who shall have demanded properly in writing appraisal for such shares of Company Common Stock in accordance with Sections and 623 and 910 of the BCL (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration, but such stockholders shall be entitled only to such rights as are granted by Section 910 of the BCL. Such stockholders shall be entitled to receive payment of the appraised value of such shares of Company Common Stock held by them in accordance with the provisions of such Section 910, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of Company Common Stock under such Section 910 shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 3.3, of the certificate or certificates that formerly evidenced such shares.

           (b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands and any other instruments served pursuant to the BCL and received by the Company and
(ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the BCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

                                  ARTICLE IV

           REPRESENTATIONS AND WARRANTIES OF THE COMPANY

           The Company represents and warrants to Parent and RAI as of the date hereof as follows:

           SECTION 4.1 ORGANIZATION AND QUALIFICATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The Company is qualified to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to

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be so qualified and in good standing will not have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of the Company and its Subsidiaries taken as a whole (a "Company Material Adverse Effect"). True, accurate and complete copies of the Company's Certificate of Incorporation and By-laws, in each case as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to Parent.

           SECTION 4.2    CAPITALIZATION.

           (a) The authorized capital stock of the Company consists of 6,000,000 shares of Company Common Stock. As of August 5, 1996, 2,583,184 shares of Company Common Stock were issued and outstanding. All of such issued and outstanding shares of Company Common Stock are validly issued and are fully paid, nonassessable and free of preemptive rights. No Subsidiary of the Company holds any shares of the capital stock of the Company.

           (b) Except as set forth on Schedule 4.2 attached hereto, as of the date hereof (i) there were no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating the Company or any Subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold or otherwise to become outstanding, additional shares of the capital stock of the Company or obligating the Company or any Subsidiary of the Company to grant, extend or enter into any such agreement or commitment, and (ii) there are no voting trusts, proxies or other agreements or understandings to which the Company or any Subsidiary of the Company is a party or is bound with respect to the voting of any shares of capital stock of the Company and, to the knowledge of the Company, there are no such trusts, proxies, agreements or understandings by, between or among any of the Company's stockholders with respect to Company Common Stock. There are no outstanding or authorized stock appreciation rights, phantom stock, profit participation or similar rights with respect to the Company.

           SECTION 4.3 SUBSIDIARIES. Schedule 4.3 lists all of the corporations in which the Company owns, directly or indirectly, fifty percent (50%) or more of the securities of such corporation that are entitled to vote at a meeting of the stockholders thereof ("Subsidiaries"). Except where any failure would not have a Company Material Adverse Effect, each direct and indirect Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each

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






Subsidiary of the Company is qualified to do business, and is in good standing, in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing will not, when taken together with all such other failures, have a Company Material Adverse Effect. All of the outstanding shares of capital stock of each Subsidiary of the Company are validly issued, fully paid, nonassessable and free of preemptive rights and are owned directly or indirectly by the Company free and clear of any liens, claims or encumbrances, except that such shares are pledged to secure the Company's credit facilities. There are no subscriptions, options, warrants, rights, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions or arrangements relating to the issuance, sale, voting, transfer, ownership or other rights with respect to any shares of capital stock of any Subsidiary of the Company, including any right of conversion or exchange under any outstanding security, instrument or agreement.

           SECTION 4.4    AUTHORITY; NON-CONTRAVENTION; APPROVALS.

           (a) The Company has full corporate power and authority to enter into this Agreement and, subject to the Company Stockholders' Approval (as defined in Section 7.3(a)) and the Company Required Statutory Approvals (as defined in Section 4.4(c)), to consummate the transactions contemplated hereby. This Agreement has been approved by the Board of Directors of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or, except for the Company Stockholders' Approval, the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company, and, assuming the due authorization, execution and delivery hereof by Parent and RAI, constitutes a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles.

           (b) The execution and delivery of this Agreement by the Company do not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under any of the terms, conditions or provisions of
(i) the respective charters or By-laws of the Company or any of its Subsidiaries, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or
(iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which the Company or any of its Subsidiaries is now a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound. The consummation by the Company of the transactions contemplated hereby will not result in any violation, conflict, breach, termination, acceleration or creation of liens under any of the terms, conditions or provisions described in clauses (i) through (iii) of the preceding sentence, subject (x) in the case of the terms, conditions or provisions described in clause (ii) above, to obtaining (prior to the Effective Time) the Company Required Statutory Approvals and the Company Stockholders' Approval and (y) in the case of the terms, conditions or provisions described in clause (iii) above, to obtaining (prior to the Effective Time) consents required from lenders, lessors or other third parties described on Schedule 4.4 attached hereto. Excluded from the foregoing sentences of this paragraph (b), insofar as they apply to the terms, conditions or provisions described in clauses (ii) and (iii) of the first sentence of this paragraph (b), are such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances that would not, in the aggregate, have a Company Material Adverse Effect.

           (c) Except for (i) the filings by Parent and the Company required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing of the Proxy Statement (as defined in Section 4.9 below) with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (iii) the making of the Merger Filing with the Secretary of State of the State of New York in connection with the Merger, (iv) the filings and approvals required pursuant to the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq. ("ISRA") with respect to the real property of the Company located in New Jersey, and (v) the other consents and filings described on Schedule 4.4 attached hereto (the filings and approvals referred to in clauses (i) through (v) are collectively referred to as the "Company Required Statutory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not, in the aggregate, have a Company Material Adverse Effect.

           SECTION 4.5 REPORTS AND FINANCIAL STATEMENTS. Except as set forth on Schedule 4.5 attached hereto, since December 31, 1993, the Company has filed with the SEC all forms, statements, reports and documents (including all exhibits, amendments and supplements thereto) required to be filed by it under each of the Securities Act, the Exchange Act and the respective rules and regulations thereunder, all of which, as amended if applicable, complied in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder. The Company has previously delivered to Parent copies of its (a) Annual Report on Form 10-K for the fiscal year ended December 31, 1995, as filed with the SEC, (b) proxy and information statements relating to (i) all meetings of its stockholders (whether annual or special) and (ii) actions by written consent in lieu of a stockholders' meeting from December 31, 1995, until the date hereof, and (c) all other reports, including quarterly reports, or registration statements filed by the Company with the SEC since December 31, 1995 (other than Registration Statements filed on Form S-8) (the documents referred to in clauses (a), (b) and (c) are collectively referred to as the "Company SEC Reports"). As of their respective dates, the Company SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim consolidated financial statements of the Company included in such reports (collectively, the "Company Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the financial position of the Company and its Subsidiaries as of the dates thereof and the results of their operations and changes in financial position for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal year-end and audit adjustments and any other adjustments described therein.

           SECTION 4.6 ABSENCE OF UNDISCLOSED LIABILITIES. Except as disclosed in the Company SEC Reports or in Schedule 4.6 attached hereto, neither the Company nor any of its Subsidiaries had at June 30, 1996, or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except: (a) liabilities, obligations or contingencies (i) which are accrued or reserved against in the Company Financial Statements or reflected in the notes thereto or (ii) which were incurred after June 30, 1996 and were incurred in the ordinary course of business and consistent with past practices or (iii) which were incurred in connection with this Agreement and the transactions contemplated hereby and which exceed individually $10,000 (all of which are listed on Schedule 4.6 hereto); (b) liabilities, obligations or contingencies which (i) would not, in the aggregate, have a Company Material Adverse Effect, or

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(ii) have been discharged or paid in full prior to the date hereof; and (c)
liabilities and obligations which are of a nature not required to be reflected in the consolidated financial statements of the Company and its Subsidiaries prepared in accordance with generally accepted accounting principles consistently applied and which were incurred in the normal course of business.

           SECTION 4.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the date of the most recent Company SEC Report, there has not been any change in the business, operations, properties, assets, liabilities, condition (financial or other) or results of operations of the Company and its Subsidiaries, taken as a whole, including as a result of any change in capital structure, employee compensation arrangement (including severance rights and benefit plans), accounting method or applicable law which would, in the aggregate, have a Company Material Adverse Effect.

           SECTION 4.8 LITIGATION. Except as referred to in the Company SEC Reports or in Schedule 4.8 attached hereto, there are no claims, suits, actions or proceedings pending or, to the knowledge of the Company, threatened against, relating to or affecting the Company or any of its Subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seek to restrain the consummation of the Merger or which could reasonably be expected, either alone or in the aggregate with all such claims, actions or proceedings, to cause a Company Material Adverse Effect. Except as referred to in the Company SEC Reports or in
Schedule 4.8 attached hereto, neither the Company nor any of its Subsidiaries is subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator which prohibits or restricts the consummation of the transactions contemplated hereby or would have any Company Material Adverse Effect.

           SECTION 4.9 PROXY STATEMENT. None of the information supplied or to be supplied by the Company or its Subsidiaries for inclusion in its proxy statement to its stockholders (the "Proxy Statement") or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the meetings of stockholders of the Company to be held in connection with the transactions contemplated by this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

           SECTION 4.10 NO VIOLATION OF LAW. Except as disclosed in the Company SEC Reports or in Schedule 4.10 attached hereto, neither the Company nor any of its Subsidiaries is in violation of or has been given notice or been charged with any violation of, any

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law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any governmental or regulatory body or authority, except for violations which, in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect. Except as disclosed in the Company SEC Reports, to the knowledge of the Company, no investigation or review by any governmental or regulatory body or authority is pending or threatened, nor has any governmental or regulatory body or authority indicated to the Company an intention to conduct the same, other than, in each case, those the outcome of which, as far as reasonably can be foreseen, will not have a Company Material Adverse Effect. The Company and its Subsidiaries have all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted (collectively, the "Company Permits"), except for permits, licenses, franchises, variances, exemptions, orders, authorizations, consents and approvals the absence of which, alone or in the aggregate, would not have a Company Material Adverse Effect. The Company and its Subsidiaries are not in violation of the terms of any Company Permit, except for delays in filing reports or violations which, alone or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

           SECTION 4.11 COMPLIANCE WITH AGREEMENTS. Except as disclosed in the Company SEC Reports or in Schedule 4.11 attached hereto, the Company and each of its Subsidiaries are not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with notice or lapse of time or action by a third party, could result in a default under, (a) the respective charters, by-laws or similar organizational instruments of the Company or any of its Subsidiaries; or (b) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which the Company or any of its Subsidiaries is a party or by which any of them is bound or to which any of their property is subject, which breaches, violations and defaults, in the case of clause (b) of this Section 4.11, would have, in the aggregate, a Company Material Adverse Effect.

           SECTION 4.12 TAXES. Except as disclosed in Schedule 4.12, the Company and its Subsidiaries have (i) duly filed with the appropriate governmental authorities all Tax Returns (as defined below) required to be filed by them for all taxable periods ending on or prior to the Effective Time, other than those Tax Returns the failure of which to file would not have a Company Material Adverse Effect, and such Tax Returns are true, correct and complete in all material respects, and (ii) duly paid in full or made adequate provision in the most recent Company Financial Statements for the payment of all Taxes (as defined below) for all taxable periods ending at or prior to the Effective Time (whether or not shown on any Tax Return), except where the failure to pay such Taxes would

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not have a Company Material Adverse Effect. The liabilities and reserves for
Taxes reflected in the Company balance sheet included in the latest Company SEC Report are expected to be adequate to cover all Taxes for all periods ending at or prior to the Effective Time and there are no material liens for Taxes upon any property or asset of the Company or any Subsidiary thereof, except for liens for Taxes not yet due. There are no notices of deficiency or assessments from the IRS or any other governmental taxing authority with respect to Taxes of the Company or any of its Subsidiaries which, if decided adversely, singly or in the aggregate, would have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes with any entity that is not, directly or indirectly, a wholly-owned corporate Subsidiary of the Company. Neither the Company nor any of its corporate Subsidiaries has, with regard to any assets or property held, acquired or to be acquired by any of them, filed a consent to the application of Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code").

           For purposes of this Agreement, the term "Taxes" shall mean all taxes, including, without limitation, income, gross receipts, excise, property, sales, withholding, social security, occupation, use, service, service use, license, payroll, franchise, transfer and recording taxes, fees and charges, windfall profits, severance, customs, import, export, employment or similar taxes, charges, fees, levies or other assessments imposed by the United States, or any state, local or foreign government or subdivision or agency thereof, whether computed on a separate, consolidated, unitary, combined or any other basis, and such term shall include any interest, fines, penalties or additional amounts and any interest in respect of any additions, fines or penalties attributable or imposed or with respect to any such taxes, charges, fees, levies or other assessments.

           For purposes of this Agreement, the term "Tax Return" shall mean any return, report or other document or information required to be supplied to a taxing authority in connection with Taxes.

           SECTION 4.13 EMPLOYEE BENEFIT PLANS; ERISA.

           (a) Except as set forth in the Company SEC Reports or as disclosed in Schedule 4.13 attached hereto, the Company and its Subsidiaries do not maintain or contribute to or have any obligation or liability to or under any employee benefit plans, programs, arrangements and practices covering employees of the Company and its Subsidiaries (or their beneficiaries) (such plans, programs, arrangements and practices of the Company and its Subsidiaries being referred to as the "Company Plans"), including employee benefit plans within the meaning set forth in Section 3(3) of ERISA, or other similar material arrangements for the provision

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of benefits (excluding any "Multi-employer Plan" within the meaning of Section
3(37) of ERISA or a "Multiple Employer Plan" within the meaning of Section 413(c) of the Code). Schedule 4.13 attached hereto lists all Multi-employer Plans and Multiple Employer Plans which any of the Company or its Subsidiaries maintains or to which any of them makes contributions or has any liability, contingent or otherwise.

           (b) Except as disclosed in the Company SEC Reports and except to the extent that there would be no Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries has engaged in any prohibited transaction within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code with respect to any of the Company Plans that could reasonably be expected to result in penalties, taxes or liabilities which, singly or in the aggregate, could have a Company Material Adverse Effect, (ii) except for premiums due, there is no outstanding material liability, whether measured alone or in the aggregate, under Title IV of ERISA with respect to any of the Company Plans, (iii) neither the Pension Benefit Guaranty Corporation nor any plan administrator has instituted proceedings to terminate any of the Company Plans subject to Title IV of ERISA other than in a "standard termination" described in Section 4041(b) of ERISA, (iv) none of the Company Plans has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each of the Company Plans ended prior to the date of this Agreement, (v) the present value of all accumulated benefit obligations under each of the Company Plans which is subject to Title IV of ERISA did not, as of its latest valuation date, exceed the then current value of the assets of such plan allocable to such benefit liabilities by more than the amount, if any, disclosed in the Company SEC Reports as of December 31, 1995, based upon reasonable actuarial assumptions currently utilized for such Company Plan, (vi) each of the Company Plans has been operated and administered in all material respects in accordance with applicable laws during the period of time covered by the applicable statute of limitations,
(vii) each of the Company Plans which is intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and, to the knowledge of the Company, such determination has not been modified, revoked or limited by failure to satisfy any condition thereof or by a subsequent amendment thereto or a failure to amend, except that it may be necessary to make additional amendments retroactively to maintain the "qualified" status of such Company Plans, and the period for making any such necessary retroactive amendments has not expired, (viii) with respect to Multi-employer Plans, neither the Company nor any of its Subsidiaries has, made or suffered a "complete withdrawal" or a "partial withdrawal," as such terms are defined in Sections 4203, 4204 and 4205 of ERISA, respectively, and, to the knowledge of the Company and its Subsidiaries, no event has occurred which presents

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a material risk of a complete or partial withdrawal under said Sections 4203,
4204 and 4205, (ix) to the knowledge of the Company and its Subsidiaries, there are no material pending or threatened claims involving any of the Company Plans other than claims for benefits in the ordinary course, and (x) the Company and its Subsidiaries have no current material liability, whether measured alone or in the aggregate, for plan termination or complete withdrawal or partial withdrawal under Title IV of ERISA based on any plan to which any entity that would be deemed one employer with the Company and its Subsidiaries under Section 4001 of ERISA or Section 414 of the Code contributed during the period of time covered by the applicable statute of limitations (the "Company Controlled Group Plans"). None of the Company Controlled Group Plans has an "accumulated funding deficiency" (as defined in Section 302 of ERISA and 412 of the Code).

           (c) The Company SEC Reports, as supplemented by Schedule 4.13 attached hereto, contain a true and complete summary or list of or otherwise describe all material employment contracts and other employee benefit arrangements with "change of control" or similar provisions and all severance agreements with executive officers.

           SECTION 4.14 LABOR CONTROVERSIES. Except as set forth in the Company SEC Reports or as disclosed in Schedule 4.14 attached hereto, (a) there are no material controversies pending or, to the knowledge of the Company, threatened between the Company or its Subsidiaries and any representatives of any of their employees, (b) to the knowledge of the Company, there are no material organizational efforts presently being made involving any of the presently unorganized employees of the Company or its Subsidiaries, (c) the Company and its Subsidiaries have, to the knowledge of the Company, complied in all material respects with all laws relating to the employment of labor, including, without limitation, any provisions thereof relating to wages, hours, collective bargaining, and the payment of social security and similar taxes, and (d) no person has, to the knowledge of the Company, asserted that the Company or any of its Subsidiaries is liable in any material amount for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing, except for such controversies, organizational efforts, non-compliance and liabilities which, singly or in the aggregate, could not reasonably be expected to cause a Company Material Adverse Effect.

           SECTION 4.15 ENVIRONMENTAL MATTERS. To the Company's knowledge and except as set forth in the Company SEC Reports or as disclosed in Schedule
4.15 attached hereto, (i) the Company and its Subsidiaries have conducted their respective businesses in compliance with all applicable Environmental Laws (as defined below), including, without limitation, having all permits, licenses and other approvals and authorizations necessary for the operation

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of their respective businesses as presently conducted, (ii) none of the properties owned by the Company or any of its Subsidiaries contains any Hazardous Substance (as defined below) as a result of any activity of the Company or any of its Subsidiaries in amounts exceeding the levels permitted by applicable Environmental Laws, (iii) neither the Company nor any of its Subsidiaries has received any notices, demand letters or requests for information under CERCLA (as hereinafter defined) from any Federal, state, local or foreign governmental entity or third party indicating that the Company or any of its Subsidiaries may be in violation of, or liable under, any Environmental Law in connection with the ownership or operation of their businesses, (iv) there are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries relating to any violation, or alleged violation, of any Environmental Law, (v) no reports have been filed, or are required to be filed, by the Company or any of its Subsidiaries concerning the release, or threatened release, of any Hazardous Substance under any Environmental Law,
(vi) no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law from any properties owned by the Company or any of its Subsidiaries as a result of any activity of the Company or any of its Subsidiaries during the time such properties were owned, leased or operated by the Company or any of its Subsidiaries, except in compliance with any applicable Environmental Law or a permit issued by any environmental regulatory agency, (vii) there are no underground storage tanks on, in or under any properties owned by the Company or any of its Subsidiaries and no underground storage tanks have been closed or removed from any of such properties during the time such properties were owned, leased or operated by the Company or any of its Subsidiaries, (viii) there is no asbestos or asbestos containing material present in any of the properties owned by the Company and its Subsidiaries, and no asbestos has been removed from any of such properties during the time such properties were owned, leased or operated by the Company or any of its Subsidiaries, and (ix) neither the Company, its Subsidiaries nor any of their respective properties are subject to any material liabilities or expenditures (fixed or contingent) relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law, with respect to the foregoing clauses (i) through (ix), except for violations, non-compliances, liabilities or conditions at the properties owned or operated by the Company or its Subsidiaries that, singly or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

           For purposes of this Agreement, "Environmental Law" means any Federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval,

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consent, order, judgment, decree, injunction, requirement or agreement with any governmental entity relating to (x) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety or (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as amended and as in effect on the Closing Date. The term Environmental Law includes, without limitation, (i) the Federal Comprehensive Environmental Response Compensation and Liability Act of 1980 ("CERCLA"), the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970, each as amended and as in effect on the Closing Date, or any state counterpart thereof, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries, damages or penalties due to, or threatened as a result of, the presence of, effects of or exposure to any Hazardous Substance.

           For purposes of this Agreement, "Hazardous Substance" means any substance presently listed, defined, designated or classified as hazardous, toxic or radioactive, or otherwise regulated, under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any government authority or any Environmental Law including, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde, foam insulation, lead or polychlorinated biphenyls.

           SECTION 4.16 TITLE TO ASSETS. Schedule 4.16 contains a description of all fixed assets of the Company having a book value in excess of $25,000 per asset. The Company and each of its Subsidiaries has good and marketable title in fee simple to all of its real property and good title to all its leasehold interests and other properties, as reflected in the most recent balance sheet included in the Company Financial Statements, except for properties and assets that have been disposed of in the ordinary course of business since the date of such balance sheet, free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except (i) the lien for current Taxes, payments

                                   16










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of which are not yet delinquent, (ii) such imperfections in title and easements and encumbrances, if any, as are not material in character, amount or extent and do not materially and adversely affect the value or interfere with the present use of the property subject thereto or affected thereby, or otherwise materially impair the Company's business operations (in the manner presently carried on by the Company), (iii) as disclosed in the Company SEC Reports or (iv) mortgages incurred in the ordinary course of business, and except for such matters which, singly or in the aggregate, could not reasonably be expected to cause a Company Material Adverse Effect. All leases under which the Company leases real or personal property and which provide for an annual rental (on a per lease basis) in excess of $10,000 have been delivered to Parent, and all leases under which the Company leases real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event which with notice or lapse of time or both would become a default other than defaults under such leases which in the aggregate will not have a Company Material Adverse Effect.

           SECTION 4.17 COMPANY STOCKHOLDERS' APPROVAL. The affirmative vote of stockholders of the Company required for approval and adoption of this Agreement and the Merger is two-thirds of the outstanding shares of Company Common Stock.

           SECTION 4.18 NO EXCESS PARACHUTE PAYMENTS. Except as set forth on
Schedule 4.18, the Company has no contracts, arrangements or understandings pursuant to which any person may receive any amount or entitlement from the Company or any of its Subsidiaries (including cash or property or the vesting of property) that may be characterized as an "excess parachute payment" (as such term is defined in Section 280G(B)(1) of the Code) (any such amount being an "Excess Parachute Payment") as a result of any of the transactions contemplated by this Agreement. Except as set forth on Schedule 4.18, to the best knowledge of the Company, no person is entitled to receive any additional payment from the Company, its Subsidiaries or any other person (a "Parachute Gross-up Payment") in the event that the 20 percent (20%) parachute excise tax of Section 4999(a) of the Code is imposed on such person. Except as set forth on Schedule 4.18, the Board of Directors of the Company has not during the six months prior to the date of this Agreement granted to any officer, director or employee of the Company any right to receive any Parachute Gross-Up Payment.

           SECTION 4.19 TRADEMARKS AND INTELLECTUAL PROPERTY COMPLIANCE. The Company and its Subsidiaries own or have the right to use, without any material payment to any other party, all of the rights set forth on Schedule
4.19 ("Intellectual Property Rights"), and the consummation of the transactions contemplated hereby will not alter or impair such rights in any material respect. To the

                                 17










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knowledge of the Company, no claims are pending by any person with respect to the ownership, validity, enforceability or use of any such Intellectual Property Rights challenging or questioning the validity or effectiveness of any of the foregoing which claims could reasonably be expected to have a Company Material Adverse Effect. Schedule 4.19 attached hereto lists all of the Company's Intellectual Property Rights and all filing information relating thereto.

           SECTION 4.20 MATERIAL AGREEMENTS. Except as set forth on Schedule 4.20, the Company has no material agreements other than those filed as exhibits to the Company SEC Reports.

           SECTION 4.21 TRANSACTIONS WITH RELATED PARTIES. Except as set forth in the Company SEC Reports, (a) there have been no transactions by the Company or its Subsidiaries with any officer or director of the Company or beneficial owner of more than five percent (5%) of the Company Common Stock or their affiliates ("Related Parties") since December 31, 1995, which are required to be disclosed pursuant to the Exchange Act and (b) there are no material agreements or understandings now in effect between the Company or its Subsidiaries and any Related Party.

           SECTION 4.22 INSURANCE. Except to the extent there would be no Company Material Adverse Effect, all of the Company's and its Subsidiaries' liability, theft, life, health, fire, title, worker's compensation and other forms of insurance, surety bonds and umbrella policies, insuring the Company and its Subsidiaries and their directors, officers, employees, independent contractors, properties, assets and business, are valid and in full force and effect and without any premium past due or pending notice of cancellation, are, in the reasonable judgment of the Company, adequate for the business of the Company and its Subsidiaries as now conducted, and there are no claims, singly or in the aggregate, under such policies in excess of $50,000, which, in any event, are not in excess of the limitations of coverage set forth in such policies. The Company and its Subsidiaries have taken all actions reasonably necessary to insure that their independent contractors obtain and maintain adequate insurance coverage. All of the insurance policies referred to in this Section 4.22, other than the Directors and Officers Liability Insurance and the Employee Benefit Liability Insurance, are "occurrence" policies and no such policies, other than the Directors and Officers Liability Insurance and the Employee Benefit Liability Insurance, are "claims made" policies. Neither the Company nor any of its Subsidiaries has knowledge of any fact indicating that such policies will not continue to be available to the Company and its Subsidiaries upon substantially similar terms subsequent to the Effective Time. Except as disclosed on Schedule 4.22 attached hereto, the provision and/or reserves in the most recent Company Financial Statements are adequate for any and all self insurance programs maintained by the

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Company or its Subsidiaries. Schedule 4.22 attached hereto lists all insurance policies of the Company.

           SECTION 4.23 RECEIVABLES. Except as set forth in the Company SEC Reports or as disclosed on Schedule 4.23 attached hereto, the trade accounts and other receivables of the Company set forth on the most recent Company Financial Statements are bona fide receivables, arose in the ordinary course out of arms' length transactions and are recorded correctly on the books and records of the Company. The reserves for doubtful accounts set forth on the most recent Company Financial Statements are adequate based on historical trends. Except as set forth in Schedule 4.23, such accounts and other receivables are not subject to any counterclaim or set-off not reflected in the reserves set forth on the most recent Company Financial Statements other than in the ordinary course of business.

           SECTION 4.24 CUSTOMERS AND SUPPLIERS. Except as set forth in the Company SEC Reports or as disclosed on Schedule 4.24 attached hereto, there has not been any material adverse change in the business relationship of the Company with any of its principal customers or suppliers, and there is no pending or, to the knowledge of the Company, threatened loss of any such customer or supplier. To the knowledge of the Company, the consummation of the transactions contemplated by this Agreement will not result in any customer or supplier reducing or terminating its business with the Company. The business relationship of the Company with each such customer or supplier is an arms' length relationship and no affiliation, relationship or transaction (financial or otherwise) exists or has existed, directly or indirectly, between any such parties (or officers, directors, employees or agents of such parties) except as is expressly described in Schedule 4.24.

           SECTION 4.25 PRODUCT LIABILITY CLAIMS. Schedule 4.25 lists all product liability claims seeking damages in excess of $10,000 asserted against the Company (or in respect of which the Company received notice) with respect to the products of the Company between June 30, 1993 and the date of this Agreement; and the product liability claims not listed on Schedule 4.25 do not aggregate more than $35,000.

           SECTION 4.26 INVENTORIES. Except as set forth in the Company SEC Reports or as disclosed on Schedule 4.26 attached hereto, the inventories of the Company set forth on the most recent Company Financial Statements have been valued at the lower of cost (on FIFO) or market (in accordance with GAAP), and the value of obsolete materials and materials of below standard quality has been written down in accordance with GAAP. Except as set forth in the Company SEC Reports or as disclosed on Schedule 4.26 attached hereto, as of the date of this Agreement, the Company is not under any liability or obligation with respect to the return of inventory or merchandise in the possession of wholesalers, distributors,

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






retailers or other customers other than for returns in the ordinary course, consistent with the Company's prior practice.

           SECTION 4.27 WARRANTIES AND RETURNS. Schedule 4.27 sets forth a summary of the present practices and policies followed by the Company with respect to warranties and returns of any products manufactured or sold by it, whether such practices are oral or in writing or are deemed to be legally enforceable. Except as set forth in the Company SEC Reports or as disclosed in
Schedule 4.27 attached hereto, there is not presently, nor has there been since January l, 1993, any defect in any product sold by the Company that has required, or that may require, a general recall or replacement campaign or similar action with respect to such product or a reformulation or change of such product, nor has there been any acceptance by the Company of returns of any such defective goods of the Company in excess of $100,000 in the aggregate for all such defects with respect to products sold by them during the three-year calendar period ended December 31, 1995.

                                   ARTICLE V

                       REPRESENTATIONS AND WARRANTIES OF
                                PARENT AND RAI

           Parent and RAI each represent and warrant to the Company as of the date hereof as follows:

           SECTION 5.1 ORGANIZATION AND QUALIFICATION. Each of Parent and RAI is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has the requisite corporate power and authority to carry on its business as it is now being conducted.

           SECTION 5.2    AUTHORITY; NON-CONTRAVENTION; APPROVALS.

           (a) Parent and RAI each have full corporate power and authority to enter into this Agreement and, subject to the Parent Required Statutory Approvals (as defined in Section 5.2(c)), to consummate the transactions contemplated hereby. This Agreement has been approved by the Boards of Directors of Parent and RAI and the stockholders of RAI, and no other corporate proceedings on the part of Parent or RAI are necessary to authorize the execution and delivery of this Agreement or the consummation by Parent and RAI of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and RAI, and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and legally binding agreement of each of Parent and RAI enforceable against each of them in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles.

           (b) The execution and delivery of this Agreement by each of Parent and RAI do not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent or any of its subsidiaries under any of the terms, conditions or provisions of
(i) the respective charters or By-laws of Parent or any of its subsidiaries,
(ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to Parent or any of its subsidiaries or any of their respective properties or assets, or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Parent or any of its subsidiaries is now a party or by which Parent or any of its subsidiaries or any of their respective properties or assets may be bound. The consummation by Parent and RAI of the transactions contemplated hereby will not result in any violation, conflict, breach, termination, acceleration or creation of liens under any of the terms, conditions or provisions described in clauses (i) through (iii) of the preceding sentence, subject (x) in the case of the terms, conditions or provisions described in clause (ii) above, to obtaining (prior to the Effective Time) the Parent Required Statutory Approvals and (y) in the case of the terms, conditions or provisions described in clause (iii) above, to obtaining (prior to the Effective Time) consents required from lenders, lessors or other third parties described on Schedule 5.2 attached hereto. Excluded from the foregoing sentences of this paragraph (b), insofar as they apply to the terms, conditions or provisions described in clauses (ii) and
(iii) of the first sentence of this paragraph (b), are such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances that would not have a material adverse effect on Parent (a "Parent Material Adverse Effect").

           (c) Except for (i) the filings by Parent and the Company required by the HSR, (ii) the making of the Merger Filings with the Secretary of State of the State of New York in connection with the Merger, and (iii) the other consents and filings described on Schedule 5.2 attached hereto (the filings and approvals referred to in clauses (i) through (iii) above are collectively referred to as the "Parent Required Statutory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by Parent or RAI or the consummation by Parent or RAI of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not, in the aggregate, have a Parent Material Adverse Effect or affect RAI's ability to consummate the Merger.

           SECTION 5.3 LITIGATION. Except as set forth in Schedule 5.3 attached hereto, neither Parent nor or any of its subsidiaries is subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator which prohibits or restricts the consummation of the transactions contemplated hereby.

                                  ARTICLE VI

              CONDUCT OF BUSINESS PENDING THE MERGER

           SECTION 6.1 CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER. Except as otherwise contemplated by this Agreement, after the date hereof and prior to the Effective Time or earlier termination of this Agreement, unless Parent shall otherwise agree in writing, the Company shall, and shall cause its Subsidiaries to:

           (a) conduct their respective businesses in the ordinary and usual course of business and consistent with past practice;

           (b) not (i) amend or propose to amend their respective charters or By-laws, (ii) split, combine or reclassify their outstanding capital stock, or
(iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, except for the payment of dividends or distributions by a wholly-owned Subsidiary of the Company;

           (c) not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of or otherwise cause to become outstanding, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of their capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock, except that the Company may issue shares upon conversion of convertible securities and exercise of options outstanding on the date hereof;

           (d) not (i) incur or become contingently liable with respect to any indebtedness for borrowed money other than (x) borrowings in the ordinary course of business under credit facilities in existence on the date hereof,
(y) borrowings in the ordinary course which permit prepayment without penalty or (z) borrowings to refinance existing indebtedness, the terms of which shall be reasonably satisfactory to Parent, (ii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock, (iii) make any acquisition of any assets or businesses other than expenditures for fixed or capital assets in

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the ordinary course of business which, in such cases of $25,000 or more, shall be on terms reasonably acceptable to Parent, (iv) sell, pledge, dispose of or encumber any assets or businesses other than sales in the ordinary course of business which, in such cases involving $25,000 or more, shall be on terms reasonably acceptable to Parent, or (v) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

           (e) use all reasonable efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective present officers and key employees, and preserve the goodwill and business relationships with customers and others having business relationships with them and not engage in any action, directly or indirectly, with the intent to adversely impact the transactions contemplated by this Agreement;

           (f) confer on a regular and frequent basis with one or more representatives of Parent to report operational matters of materiality and the general status of ongoing operations;

           (g) not enter into or amend any employment, severance, stay bonus, special pay arrangement with respect to termination of employment or other similar arrangements or agreements with any directors, officers or key employees;

           (h) not adopt, enter into or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, health care, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee or retiree, except as required to comply with changes in applicable law; and

           (i) maintain with adequately capitalized insurance companies insurance coverage for its assets and its businesses in such amounts and against such risks and losses as are consistent with past practice.

           SECTION 6.2 ACQUISITION TRANSACTIONS.

           (a) After the date hereof and prior to the Effective Time or earlier termination of this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, initiate or solicit, and the Company shall, and shall use its best efforts to cause each of its Subsidiaries to, cause any officer, director or employee of, or any attorney, accountant, investment banker, financial advisor or other agent retained by it, not to initiate or solicit, any proposal or offer to acquire all or any substantial part of the business and properties of the Company and its Subsidiaries or any capital stock of the Company and its Subsidiaries, whether by merger, purchase of assets, tender offer or otherwise, whether for cash, securities or any other consideration or combination thereof (any such transactions being referred to herein as "Acquisition Transactions").

           (b) Notwithstanding any other provision of this Agreement, in response to an unsolicited proposal or inquiry with respect to an Acquisition Transaction, (i) the Company may engage in discussions or negotiations regarding such proposal or inquiry with a third party who (without any solicitation or initiation, directly or indirectly, by or with the Company or any Company representative after the date of this Agreement) seeks to initiate such discussions or negotiations and may negotiate with and furnish to such third party information concerning the Company and its business, properties and assets, and (ii) if such Acquisition Transaction is a tender offer subject to the provisions of Section 14(d) under the Exchange Act, the Company's Board of Directors may take and disclose to the Company's stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act.

           (c) In the event the Company shall determine to provide any information or negotiate as described in paragraph (b) above, or shall receive any offer of the type referred to in paragraph (b) above, it shall (i) immediately provide Parent a copy of all information provided to the third party, (ii) inform Parent that information is to be provided, that negotiations are to take place or that an offer has been received, as the case may be, and (iii) furnish to Parent the identity of the person receiving such information or the proponent of such offer, if applicable, and, if an offer has been received, unless the Board of Directors of the Company concludes that such disclosure is inconsistent with its fiduciary duties under applicable law, a description of the material terms thereof.

           (d) The Company may terminate this Agreement, withdraw, modify or not make its recommendation referred to in Section 7.3, and enter into a definitive agreement for an Acquisition Transaction if but only if (i) the Company shall have determined in good faith after consultation with the independent financial advisors of the Company that such Acquisition Transaction would be more favorable to the Company's stockholders from a financial point of view than the Merger, (ii) the Board of Directors of the Company shall conclude in good faith after consultation with its legal counsel that such action is necessary in order for the Board of Directors of the Company to act in a manner that is consistent with its fiduciary obligations under applicable law and (iii) the Company shall have furnished the Parent with a copy of the definitive agreement at least five business days prior to its execution and Parent shall have failed within such five business day period to offer to amend the terms of this Agreement so that the Merger would be, in the good faith determination of the Board of Directors of the Company, at least as favorable to the Company's stockholders from a financial point of view as the Acquisition Transaction.

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







           (e) The Company (i) acknowledges that a breach of any of its covenants contained in this Section 6.2 will result in irreparable harm to the Parent and RAI which will not be compensable in money damages, and (ii) agrees that such covenant shall be specifically enforceable and that specific performance and injunctive relief shall be a remedy properly available to the other party for a breach of such covenant. In any event, if Company enters into an Acquisition Transaction with a party other than Parent, it will immediately pay to Parent the sums described in Section 7.4(b) below.

                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS

           SECTION 7.1    ACCESS TO INFORMATION.

           (a) The Company and its Subsidiaries shall afford to Parent and RAI and their respective accountants, counsel, financial advisors and other representatives (the "Parent Representatives") full access during normal business hours throughout the period after the date hereof and prior to the Effective Time to all Company properties, books, contracts, commitments and records (including, but not limited to, Tax Returns) and, during such period, shall furnish promptly to Parent (i) a copy of each report, schedule and other document filed or received by any of them pursuant to the requirements of federal or state securities laws or filed with the SEC or which may have a material effect on its businesses, properties or personnel, and (ii) such other information concerning its businesses, operations, properties, assets, condition (financial or other) results of operations and personnel as the Company shall reasonably request; provided, however, that any inspection of the properties relating to environmental matters or compliance with Environmental Laws shall be undertaken by a nationally recognized environmental consultant acceptable to the Company and, unless recommended by said environmental consultant in a Phase I report, shall be non- intrusive in that it shall not include sampling or testing of the environmental media. Parent and its subsidiaries shall hold and shall use their reasonable best efforts to cause the Parent Representatives to hold in strict confidence all non-public documents and information furnished to Parent and RAI in connection with the transactions contemplated by this Agreement, except that (i) each of Parent and RAI may disclose such information as may be necessary in connection with seeking the Parent Required Statutory Approvals and (ii) each of Parent and RAI may disclose any information that it is required by law or judicial or administrative order to disclose.

           (b) In the event that this Agreement is terminated in accordance with its terms, each of Parent and its subsidiaries shall, and Parent and its subsidiaries shall cause each Parent

Representative to, promptly redeliver to the Company all non-public material in written or machine readable form provided pursuant to this Section 7.1 and shall not retain any copies, extracts or other reproductions in whole or in part of such material. In such event, all documents, memoranda, notes and other writings in written or machine readable form prepared by Parent based on the information in such material shall be destroyed (and Parent shall use its reasonable best efforts to cause their advisors and representatives to similarly destroy their documents, memoranda and notes), and such destruction (and reasonable best efforts) shall be certified in writing by an authorized officer supervising such destruction.

           (c) The Company shall promptly advise Parent in writing of any change or the occurrence of any event after the date of this Agreement having, or which, insofar as can reasonably be foreseen, in the future may have, any material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of the Company and its Subsidiaries.

           SECTION 7.2 PROXY STATEMENT. The Company shall file with the SEC as soon as is reasonably practicable after the date hereof (but in no event later than twenty (20) days following the date hereof) the Proxy Statement. The information provided and to be provided by the Company for use in the Proxy Statement shall be true and correct in all material respects without omission of any material fact which is required to make such information not misleading as of the date thereof and in light of the circumstances under which given or made.

           SECTION 7.3 STOCKHOLDER APPROVAL. The Company shall, as promptly as practicable, submit this Agreement and the transactions contemplated hereby for the approval of its stockholders at a meeting of stockholders and, subject to the fiduciary duties of the Board of Directors of the Company under applicable law, shall use its reasonable best efforts to obtain stockholder approval and adoption (the "Company Stockholders' Approval") of this Agreement and the transactions contemplated hereby. The Company shall, through its Board of Directors, but subject to the fiduciary duties of the members thereof, recommend to its stockholders approval of the transactions contemplated by this Agreement. The Company (i) acknowledges that a breach of its covenant contained in this Section 7.3 to convene a meeting of its stockholders and call for a vote thereat with respect to the approval of this Agreement and the Merger will result in irreparable harm to Parent which will not be compensable in money damages and (ii) agrees that such covenant shall be specifically enforceable and that specific performance and injunctive relief shall be a remedy properly available to Parent for a breach of such covenant.

           SECTION 7.4 EXPENSES AND FEES. Each party hereto agrees to bear its own expenses incurred in connection with the consummation of the transactions contemplated by this Agreement, except:

           (a) Parent shall pay the fees and expenses incurred in connection with the HSR Act filing; provided, however, that all of the fees and expenses referred to in this Section 7.4(a) shall be shared equally by Parent and the Company if this Agreement is terminated pursuant to Section 9 hereof.

           (b) If the Merger is not consummated because the Company terminates the Agreement pursuant to Section 6.2 at a time when Parent and RAI are in compliance with all of their representations, warranties, covenants and agreements contained herein and within twelve (12) months from the date of this Agreement consummates or enters into an agreement or other arrangement to consummate an Acquisition Transaction with any party other than Parent, the Company shall pay to Parent the sum of $1,000,000.

           (c) If the Merger is not consummated because the Parent or RAI terminates this Agreement as a result of the failure to satisfy the condition set forth in Section 8.3(g) at a time when the Company is in compliance with all of its representations, warranties, covenants and agreements contained herein, the Parent shall pay to the Company the sum of $1,000,000.

           SECTION 7.5    AGREEMENT TO COOPERATE.

           (a) Subject to the terms and conditions herein provided, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable pursuant to all agreements, contracts, indentures or other instruments to which the parties hereto are a party, or under any applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable efforts to (i) obtain all necessary or appropriate waivers, consents and approvals from lenders, landlords, security holders or other parties whose waiver, consent or approval is required to consummate the Merger, (ii) effect all necessary registrations, filings and submissions and (iii) lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible) and (iv) in the case of the Parent and RAI to use their reasonable best efforts to obtain the financing required to consummate the transactions contemplated herein, subject, however, to the requisite votes of the stockholders of the Company.

           (b) Without limitation of the foregoing, each of Parent and the Company undertakes and agrees to file as soon as practicable after the date hereof a Notification and Report Form under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division"). Each of Parent and the Company shall (i) use its reasonable efforts to comply as expeditiously as possible with all lawful requests of the FTC or the Antitrust Division for additional information and documents, and
(ii) not extend any waiting period under the HSR Act or enter into any agreement with the FTC or the Antitrust Division not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto.

           (c) In the event any litigation is commenced by any person or entity relating to the transactions contemplated by this Agreement, including any Acquisition Transaction, Parent shall have the right, at its own expense, to participate therein, and the Company will not settle any such litigation without the consent of Parent, which consent will not be unreasonably withheld.

           SECTION 7.6 PUBLIC STATEMENTS. Unless required by law, the parties
(i) shall consult with each other prior to issuing any press release or any written public statement with respect to this Agreement or the transactions contemplated hereby, and (ii) shall not issue any such press release or written public statement prior to such consultation. Notwithstanding anything herein to the contrary, the parties agree to jointly issue a press release, in form and substance satisfactory to both parties, concerning the execution and delivery of this Agreement before the close of business on the date hereof.

           SECTION 7.7 STOCK OPTION PLANS AND STOCK OPTIONS. Prior to the Effective Time, with respect to all stock options (whether or not then vested) that would otherwise, by their terms, survive the Merger, the Company shall either (a) cause outstanding stock options of the Company to be exercised or
(b) terminate and cancel such outstanding stock options or (c) cause holders of such outstanding options to enter into agreements with the Company and the Parent providing that such outstanding options, at the Effective Time and without further action on the part of the option holder, shall be converted into the right to receive, for each share of Company Common Stock underlying such options, cash in an amount equal to the Merger Consideration less the exercise price per share for such underlying shares, such that, on and as of the Effective Time, there shall be no outstanding stock options of the Company.

           SECTION 7.8 NOTIFICATION OF CERTAIN MATTERS. Each of the Company, Parent and RAI agrees to give prompt notice to each other of, and to use their respective reasonable best efforts to prevent or promptly remedy, (i) the occurrence or failure to occur or the impending or threatened occurrence or failure to occur, of any event which occurrence or failure to occur would be likely to cause any of its representations or warranties in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, and (ii) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.8 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

           SECTION 7.9 DIRECTORS' AND OFFICERS' INDEMNIFICATION.

           (a) At all times after the Effective Time, Parent shall (i) cause the Surviving Corporation to indemnify the Company's officers and directors (in their capacity as such) to the fullest extent permitted by law from and against any losses, claims, damages, liabilities, costs, expenses, judgments and amounts paid by them in settlement (with the Parent's consent, which consent shall not be unreasonably withheld) in connection with any threatened, pending or contemplated action, suit or proceeding or investigation arising out of or pertaining to any of the transactions contemplated by this Agreement or any other matter arising out of any action or omission occurring prior to the Effective Time, and to cause the Surviving Corporation to advance, on a periodic basis, the expenses of such officers and directors (including reasonable attorney fees incurred by them to counsel selected by such officers and directors) to the extent permitted by applicable law and (ii) not amend the provisions of the Certificate of Incorporation and/or Bylaws of the Surviving Corporation for a period of six years from the Effective Time dealing with the indemnification, and limitation of liability, of directors and officers of the Surviving Corporation. Prior to the Effective Time, RAI shall, and Parent shall cause RAI to, amend its Certificate of Incorporation and Bylaws to adopt substantially the provisions set forth in Article SEVENTH of the Certificate of Incorporation, as amended, of the Company and Article XI of the Bylaws, as amended, of the Company dealing with the indemnification, and limitation of liability, of directors and officers.

           (b) The Parent shall cause the Surviving Corporation to use its best efforts to cause to be maintained in effect for a period of six years from the Effective Time the current policies of directors and officers' liability insurance maintained by the Company and its Subsidiaries (provided that the Surviving Corporation may substitute therefor policies providing for continuing coverage on terms and conditions which are no less advantageous so long as no lapse in coverage occurs as a result of such substitution) with respect to all matters, including the transactions contemplated hereby, occurring prior to and including the Effective Time; provided that, in the event that any claim or claims are asserted or made within such six-year period, such insurance shall be continued in respect of any such claim or claims until final disposition of any and all such claims; provided further that if the Surviving Corporation is unable to obtain the insurance required by this Section 7.9(b) it shall obtain as much comparable insurance as can be obtained for an annual premium not in excess of 200% of the last annual premium paid by the Company for such insurance coverage.

           SECTION 7.10 CORRECTIONS TO THE PROXY STATEMENT. Prior to the date of approval of the Merger by the Company stockholders, the Company shall correct promptly any information provided by it to be used specifically in the Proxy Statement that shall have become false or misleading in any material respect and shall take all steps necessary to file with the SEC and have declared effective or cleared by the SEC any amendment or supplement to the Proxy Statement so as to correct the same and to cause the Proxy Statement as so corrected to be disseminated to the stockholders of the Company to the extent required by applicable law.

           SECTION 7.11   EMPLOYMENT AGREEMENTS, SEVERANCE
AGREEMENTS, STAY BONUSES AND RELATED EMPLOYMENT MATTERS.

           (a) Prior to Closing, except as set forth on Schedule 7.11(a), any and all employees of the Company who are parties to agreements that would provide to them cash compensation upon a change of control (as defined therein) of the Company (the "Change of Control Agreements") shall execute waivers (in a form reasonably acceptable to Parent) of the cash compensation provisions applicable upon such a change of control (as defined therein).

           (b) Prior to Closing, except as set forth on Schedule 7.11(b), any and all employees of the Company who are parties to employment agreements with the Company (the "Employment Agreements") shall execute termination agreements with respect to such employment agreements (in a form reasonably acceptable to Parent) or the Company shall take such other action as is necessary to terminate such Employment Agreements.

           (c) Prior to Closing, except as set forth on Schedule 7.11(c), any and all employees of the Company who are parties to severance agreements with the Company (the "Severance Agreements") shall execute termination agreements with respect to such severance agreements (in a form reasonably acceptable to Parent) or the Company shall take such other action as is necessary to terminate such Severance Agreements.

           (d) Prior to Closing, except as set forth on Schedule 7.11(d), any and all employees of the Company who are parties to stay bonus agreements with the Company (the "Stay Bonus Agreements") shall execute termination agreements with respect to such stay bonus agreements or the Company shall take such other action as is necessary to terminate such Stay Bonus Agreements.

           (e) The Company's current policy with respect to severance benefits is set forth in Schedule 7.11(e) hereto. Prior to Closing, the Company agrees that it will not amend, modify or change such policy so as to increase the severance benefits under such policy. The Parent agrees to cause the Surviving Corporation to comply with such policy with respect to employees of the Company whose employment with the Surviving Corporation is terminated after the Closing.

           SECTION 7.12 STOCKHOLDER AGREEMENT. Upon the execution hereof, the Company will cause the parties, signatory thereto, to execute and deliver to Parent the Stockholder Agreement in the form attached as Exhibit 7.12-1 hereto.

           SECTION 7.13 PARENT STAY BONUS PROGRAM. At or prior to Closing, the Parent shall (a) establish a stay bonus program for selected employees of the Company (the "Parent Stay Bonus Program"), the terms of which will be determined by the Parent in its sole and absolute discretion, (b) enter into stay bonus agreements with such selected employees pursuant to the terms of the Parent Stay Bonus Program and (c) fully fund an escrow (the "Escrow") with an independent third party unrelated to Parent and RAI (the "Escrow Agent") (such Escrow Agent to be appointed by Parent at or prior to Closing) established pursuant to the escrow agreement relating to the Parent Stay Bonus Program (the "Escrow Agreement"), the terms of which will be determined by the Parent in its sole and absolute discretion.

           SECTION 7.14 COMPANY STAY BONUS PROGRAM. Parent agrees that the Company may adopt its own stay bonus program that will provide for the payment of stay bonuses to Company employees if and only if the Merger is not consummated (the "Company Stay Bonus Program"). If, prior to the Closing of the Merger, the Company adopts a Company Stay Bonus Program and the Merger is not consummated because (i) the Company terminates the Agreement as permitted under Section 9.1(a)(iv) below at a time when the Company is in compliance, in all material respects, with all of its representations, warranties, covenants and agreements contained herein, (ii) the Company elects not to close because the conditions set forth in Sections 8.2(a) or 8.2(d) have not been satisfied, or (iii) the Parent and RAI shall not have closed the financing of the transactions herein contemplated on or before November 30, 1996, the Parent shall, after receiving written demand therefore from the Company (which demand shall specify, in reasonable detail, the amount due from the Company), pay to the Company an amount up to (but not in excess of) the first $500,000 legally owed by the Company to the participants under the Company Stay Bonus Program.

                                 ARTICLE VIII

                                  CONDITIONS

           SECTION 8.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. Unless waived by the Parties, the respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

           (a) this Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the stockholders of the Company and RAI (if required) under applicable law and applicable listing requirements;

           (b) the waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated;

           (c) no preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the Merger shall have been issued and remain in effect (each party agreeing to use its reasonable efforts to have any such injunction, order or decree lifted);

           (d) no action shall have been taken, and no statute, rule or regulation shall have been enacted, by any state or federal government or governmental agency in the United States which would prevent the consummation of the Merger or make the consummation of the Merger illegal;

           (e) all governmental waivers, consents, orders and approvals legally required for the consummation of the Merger and the transactions contemplated hereby shall have been obtained and be in effect at the Effective Time;

           (f) all required consents and approvals of lenders who have advanced $10,000,000 or more to Parent or the Company (other than Fremont Financial Corporation) and lessors of material leases shall have been obtained and be in effect at the Effective Time; provided, however, that the failure to obtain such consents or approvals shall not be due to the default or delay of the party responsible for obtaining such consents and approvals; and

           (g) the Company shall have received from Peter J. Solomon Company Limited (or another nationally recognized investment banking firm reasonably acceptable to the Company) an opinion reasonably acceptable to the Company, dated as of the date on which the Proxy Statement is first distributed to the stockholders of the Company, to the effect that the consideration to be received by the stockholders of the Company in the Merger is fair, from a financial point of view, to the holders of Company Common Stock, and such opinion shall not have been withdrawn.

           SECTION 8.2 CONDITIONS TO OBLIGATION OF THE COMPANY TO EFFECT THE MERGER. Unless waived by the Company, the obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

           (a) Parent and RAI shall have performed in all material respects their agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Parent and RAI contained in this Agreement shall be true and correct in all respects on and as of the date made and on and as of the Closing Date as if made at and as of such date, and the Company shall have received a certificate of the Chief Executive Officer, the President or a Vice President of Parent and of the Chief Executive Officer, President or a Vice President of RAI, in form and substance reasonably satisfactory to the Company, to that effect;

           (b) the Company shall have received an opinion from Brownstein Hyatt Farber & Strickland, P.C., special counsel to Parent and RAI, dated the Closing Date, in form and substance reasonably satisfactory to the Company;

           (c) no governmental authority shall have promulgated any statute, rule or regulation which, when taken together with all such promulgations, would materially impair the value to the Company of the Merger; and

           (d) the Parent Stay Bonus Program shall have been adopted by the Parent, the stay bonus agreements thereunder shall have been executed and delivered by the Parent, the Escrow Agreement shall have been executed and delivered by the Parent and the Escrow shall have been fully funded by the Parent.

           SECTION 8.3 CONDITIONS TO OBLIGATIONS OF PARENT AND RAI TO EFFECT THE MERGER. Unless waived by Parent and RAI, the obligations of Parent and RAI to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the additional following conditions:

           (a) the Company shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of the Company contained in this Agreement shall be true and correct in all respects on and as of the date made and on and as of the Closing Date as if made at and as of such date (except with respect to the exercise, termination, cancellation or conversion of the Company's stock options in accordance with the requirements of Section 7.7 above and except that none of the

Company representations and warranties shall be deemed untrue or incorrect in any respect based upon changes (including but not limited to a reduction in sales or production) occurring as a result of the termination of the employment of one or more employees of the Company), and Parent shall have received a Certificate of the Chief Executive Officer, President or a Vice President of the Company, in form and substance reasonably satisfactory to Parent to that effect;

           (b) Parent shall have received an opinion from Proskauer Rose Goetz & Mendelsohn LLP, special counsel to the Company, effective as of the Closing Date, in form and substance reasonably satisfactory to Parent;

           (c) since the date hereof, there shall have been no changes that constitute, and no event or events shall have occurred which have resulted in or constitute, a material adverse change in the business, operations, properties, assets, condition (financial or other) or results of operations of the Company and its subsidiaries, taken as a whole; provided, however, that no such material adverse change which may occur (including but not limited to a reduction in sales or production) as a result of the termination of the employment of one or more employees of the Company shall permit Parent or RAI to decline to effect the Merger;

           (d) no governmental authority shall have promulgated any statute, rule or regulation which, when taken together with all such promulgations, would materially impair the value to Parent of the Merger;

           (e)  the waivers or terminations referred to in Section
7.11 shall have been executed and delivered to Parent;

           (f) the requirements regarding the exercise, cancellation, termination or conversion of all outstanding stock options of the Company described in 7.7 shall have been satisfied; and

           (g) the Parent and RAI shall have closed the financing of the transactions herein contemplated on terms and conditions and in such amounts as shall be acceptable to Parent and RAI in their sole and absolute discretion.

           (h) RAI shall have adopted the amendments to its Certificate of Incorporation and Bylaws as provided in the last sentence of Section 7.9(a), and those amendments shall remain in full force and effect.

                                  ARTICLE IX

                       TERMINATION, AMENDMENT AND WAIVER

           SECTION 9.1 TERMINATION. This Agreement may be terminated by the mutual consent of the parties or at any time prior to the Closing Date, whether before or after approval by the stockholders of the Company, as follows:

           (a)  The Company shall have the right to terminate this
Agreement:

                 (i) if the Merger is not completed by November 30, 1996, other than on account of delay or default on the part of the Company;

                (ii) if the Merger is enjoined by a final, unappealable court order not entered at the request or with the support of the Company or any of its 5% stockholders or any of their affiliates or associates;

               (iii) if the terms and conditions of Section 6.2(d) are satisfied; or

                (iv) if Parent (A) fails to perform in any material respect any of its covenants in this Agreement and (B) does not cure such default in all material respects within 30 days after written notice of such default is given to Parent by the Company.

           (b)  Parent shall have the right to terminate this
Agreement:

                 (i) if the Merger is not completed by November 30, 1996, other than on account of delay or default on the part of Parent or RAI;

                (ii) if the Merger is enjoined by a final, unappealable court order not entered at the request or with the support of Parent or any of its 5% stockholders or any of their affiliates or associates or RAI;

               (iii) if the Company (A) fails to perform in any material respect any of its covenants in this Agreement and (B) does not cure such default in all material respects within 30 days after written notice of such default is given to the Company by Parent;

                (iv) the Parent and RAI shall be unable for any reason to close the financing of the transactions herein contemplated on terms and conditions and in such amounts as shall be acceptable to Parent and RAI in their sole and absolute discretion; or

                (iv) holders of more than five percent (5%) of the total outstanding shares of Company Common Stock exercise their rights of appraisal in accordance with Section 910 of the BCL.

           SECTION 9.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either Parent or the Company as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no further obligation on the part of the Company, Parent, RAI or their respective officers or directors (except as set forth in this Section 9.2 and in Sections 7.1, 7.4, 7.6 and 7.14, all of which shall survive the termination). Nothing in this Section 9.2 shall relieve any party from liability for any breach of this Agreement.

           SECTION 9.3 AMENDMENT. This Agreement may not be amended except by action taken by the parties' respective Boards of Directors or duly authorized committees thereof and then only by an instrument in writing signed on behalf of each of the parties hereto and in compliance with applicable law.

           SECTION 9.4 WAIVER. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant thereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any such waiver shall not be deemed to be continuing or to apply to any future obligation or requirement of any party hereto provided herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE X

          TERMINATION OF REPRESENTATIONS AND WARRANTIES

           SECTION 10.1 TERMINATION OF REPRESENTATIONS AND WARRANTIES. The representations and warranties contained in this Agreement shall not survive the Merger and, after the effectiveness of the Merger, the Company, Parent, RAI and their respective officers, directors and shareholders shall have no further obligations with respect thereto.

                                  ARTICLE XI

                              GENERAL PROVISIONS

           SECTION 11.1 BROKERS. The Company represents and warrants that no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission (except for the fees payable to Peter J. Solomon Company Limited and Horvitz & Associates described in Schedule 11.1(a)) in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. Parent and RAI represent and warrant that no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission (except for the fee payable to McCabe & Co. described in Schedule 11.1(b)) in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or RAI.

           SECTION 11.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested) or sent via facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

           (a)  If to Parent or RAI to:

                Renaissance Cosmetics, Inc.
                635 Madison Avenue
                New York, New York 10022
                Attention: Thomas V. Bonoma, Chairman, Chief
                Executive Officer and President
                Telephone No. 212-751-3700
                Telecopy No. 212-371-7868

                Renaissance Acquisition, Inc.
                c/o Renaissance Cosmetics, Inc.
                635 Madison Avenue
                New York, New York 10022
                Attention: Thomas V. Bonoma, Chairman, Chief
                Executive Officer and President
                Telephone No. 212-751-3700
                Telecopy No. 212-371-7868
                and to the Company, after the Effective Time:

                MEM Company, Inc.
                c/o Renaissance Cosmetics, Inc.
                635 Madison Avenue
                New York, New York 10022
                Attention: Thomas V. Bonoma, Chairman, Chief
                Executive Officer and President
                Telephone No. 212-751-3700
                Telecopy No. 212-371-7868

                with a copy to:

                Brownstein Hyatt Farber & Strickland, P.C.
                410 17th Street, Suite 2200
                Denver, Colorado 80202
                Attention: John L. Ruppert, Esq.
                Telephone No. 303-534-6335
                Telecopy No. 303-623-1956

           (b)  If to the Company, to:

                MEM Company, Inc.
                Union Street Extension
                Northvale, New Jersey 07647
                Attention: Gay A. Mayer, Chairman, Chief Executive
                  Officer and President
                Telephone No.: 210-767-0100
                Telecopy No. 210-767-0698

           with a copy to:

                Proskauer Rose Goetz & Mendelsohn LLP
                1585 Broadway
                New York, New York 10036
                Attention: Allan R. Williams, Esq.
                Telephone No. 212-969-3000
                Telecopy No. 212-969-2900

           SECTION 11.3 INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless a contrary intention appears, (i) the words "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, and (ii) reference to any Article or Section means such Article or Section hereof. No provision of this Agreement shall be interpreted or construed against any party hereto solely because such party or its legal representative drafted such provision.

           SECTION 11.4 MISCELLANEOUS. This Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof (other than that certain Confidentiality Agreement, dated November 9, 1995, between Parent and the Company which shall continue in full force and effect through the Effective Time if the Merger is consummated or through the term of the Confidentiality Agreement if this Agreement is terminated for any reason), (b) is not intended to confer upon any other person any rights or remedies hereunder, except for rights of indemnified Parties under Section 7.9, and (c) shall not be assigned by operation of law or otherwise, except that RAI may assign this Agreement to any other wholly-owned subsidiary of Parent. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE.

           SECTION 11.5 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Each of the parties agrees to accept and be bound by facsimile signatures hereto.

           SECTION 11.6 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and except as set forth in the exception to Section 11.4(b), nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

           SECTION 11.7 EXHIBITS AND SCHEDULES. All Exhibits and Schedules referred to in this Agreement shall be attached hereto and are incorporated herein by reference.







                           * * * * * *

           IN WITNESS WHEREOF, Parent, RAI and the Company have caused this Agreement to be signed by their respective officers as of the date first written above.

                                    RENAISSANCE COSMETICS, INC.


                                    By:    /s/ John R. Jackson
                                           __________________________
                                    Name:  John R. Jackson
                                    Title: Vice President

                                    RENAISSANCE ACQUISITION, INC.


                                    By:    /s/ John R. Jackson
                                           __________________________
                                    Name:  John R. Jackson
                                    Title: Vice President

                                    MEM COMPANY, INC.

                                    By:    /s/ Gay A. Mayer
                                           __________________________
                                    Name:  Gay A. Mayer
                                    Title: Chairman, Chief Executive
                                           Officer and President

                                                                EXHIBIT B
[COMPANY LETTERHEAD]

PETER J. SOLOMON COMPANY
LIMITED

                                                                 350 PARK AVENUE
                                                             NEW YORK, NY  10022
                                                                TEL 212-935-9770
                                                                FAX 212-935-9770



                                                                August 6, 1996


The Board of Directors
MEM Company, Inc.
Union Street Extension
Northvale, NJ. 07647-0928

Dear Members of the Board:

You have asked us to advise you with respect to the fairness to the stockholders of MEM Company, Inc. (the "Company") from a financial point of view of the consideration to be received by the holders of shares of the Company's common stock pursuant to the terms of the Agreement and Plan of Merger, dated as of August 6, 1996 (the "Merger Agreement"), among the Company, Renaissance Cosmetics, Inc. ("Renaissance") and Renaissance Acquisition, Inc. ("RAI"), a wholly-owned subsidiary of Renaissance.

The Merger Agreement provides for the merger (the "Merger") of RAI with and into the Company and the Company will continue as the surviving corporation and a wholly-owned subsidiary of Renaissance. Subject to the terms and conditions of the Merger Agreement, each of the Company's issued and outstanding shares (or fraction thereof) of common stock, $0.05 par value, ("Company Common Stock"), not owned directly or indirectly by Renaissance or the Company, will be converted into the right to receive a cash payment equal to Seven Dollars and Fifty Cents ($7.50) per share of Company Common Stock.

For purposes of the opinion set forth herein, we have:

           (i) analyzed certain publicly available financial statements and other information of the Company;

           (ii)       reviewed certain internal financial
                      statements and other financial and operating data prepared by the management of the Company;

           (iii) reviewed certain financial projections for the Company prepared by the management of the Company;

           (iv) discussed the past and current operations, financial condition and the prospects of the Company with senior executives of the Company;

           (v) reviewed the reported prices and trading activity for Company Common Stock;

           (vi) compared the financial performance of the Company and the prices and trading activity of Company Common Stock with those of certain comparable publicly traded companies and their common stock;

           (vii)      reviewed publicly available information
                      regarding the financial terms of certain comparable acquisition transactions;

           (viii) participated in certain discussions among representatives of the Company and
                      Renaissance and their legal advisors;

           (ix)       reviewed the Merger Agreement;

           (x) reviewed the description of the pending acquisition for the Company in the Private Placement Memorandum dated June 26, 1996 prepared by CIBC Wood Gundy Securities Corp. on behalf of Renaissance; and

           (xi) performed such other analysis as we have deemed appropriate.

At the direction of the Board, PJSC contacted those potential buyers the Board and management, in consultation with PJSC, deemed most likely to acquire the Company. None of the potential buyers expressed an interest in acquiring or merging with the Company at a price comparable to the offer put forth by Renaissance.

We have assumed and relied without independent verification on the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, we have assumed that the financial projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. We express no view as to such projections or the assumptions on which they are based. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, review or reaffirm this opinion.

We do not express any view as to any terms of the Merger, including, without limitation, the financing condition set forth in Section 8.3(g) of the Merger Agreement, other than the fairness from a financial point of view to the holders of Company Common Stock of the consideration to be received by holders of Company Common Stock pursuant to the Merger. We express no opinion and make no recommendations as to how the holders of Company Common Stock should vote at the stockholders' meeting held in connection with the Merger.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a portion of which is contingent upon closing of the Merger. This opinion does not address the relative merits of the Merger and any other transactions or business strategies that may have been considered by management or the Board of Directors of the Company or the underlying business decision of the Board of Directors to proceed with the Merger.

It is understood that this letter is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by the Company or Renaissance with the Securities and Exchange Commission with respect to the Merger.

Based on, and subject to, the foregoing, we are of the opinion that on the date hereof, the consideration to be received by the holders of Company Common Stock pursuant to the Merger is fair from a financial point of view to the holders of Company Common Stock.

                                               Very truly yours,

                                               Peter J. Solomon Company Limited


                                               By: /s/ Jeffrey H. Kuhr
                                                   --------------------------
                                                   Jeffrey H. Kuhr
                                                   Principal

                                                            EXHIBIT C


ss.  623  PROCEDURE TO ENFORCE SHAREHOLDER'S RIGHT TO RECEIVE PAYMENT FOR
          SHARES.

           (a) A shareholder intending to enforce his right under a section of this chapter to receive payment for his shares if the proposed corporate action referred to therein is taken shall file with the corporation, before the meeting of shareholders at which the action is submitted to a vote, or at such meeting but before the vote, written objection to the action. The objection shall include a notice of his election to dissent, his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares if the action is taken. Such objection is not required from any shareholder to whom the corporation did not give notice of such meeting in accordance with this chapter or where the proposed action is authorized by written consent of shareholders without a meeting.

           (b) Within ten days after the shareholders' authorization date, which term as used in this section means the date on which the shareholders' vote authorizing such action was taken, or the date on which such consent without a meeting was obtained from the requisite shareholders, the corporation shall give written notice of such authorization or consent by registered mail to each shareholder who filed written objection or from whom written objection was not required, excepting any shareholder who voted for or consented in writing to the proposed action and who thereby is deemed to have elected not to enforce his right to receive payment for his shares.

           (c) Within twenty days after the giving of notice to him, any shareholder from whom written objection was not required and who elects to dissent shall file with the corporation a written notice of such election, stating his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares. Any shareholder who elects to dissent from a merger under section 905 (Merger of subsidiary corporation) or paragraph (c) of section 907 (Merger or consolidation of domestic and foreign corporations) or from a share exchange under paragraph (g) of section 913 (Share exchanges) shall file a written notice of such election to dissent within twenty days after the giving to him of a copy of the plan of merger or exchange or an outline of the material features thereof under section 905 or 913.

           (d) A shareholder may not dissent as to less than all of the shares, as to which he has a right to dissent, held by him of record, that he owns beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner, as to which such nominee or fiduciary has a right to dissent, held of record by such nominee or fiduciary.

           (e) Upon consummation of the corporate action, the shareholder shall cease to have any of the rights of a shareholder except the right to be paid the fair value of his shares and any other rights under this section. A notice of election may be withdrawn by the shareholder at any time prior to his acceptance in writing of an offer made by the corporation, as provided in paragraph (g), but in no case later than sixty days from the date of consummation of the corporate action except that if the corporation fails to make a timely offer, as provided in paragraph (g), the time for withdrawing a notice of election shall be extended until sixty days from the date an offer is made. Upon expiration of such time, withdrawal of a notice of election shall require the written consent of the corporation. In order to be effective, withdrawal of a notice of election must be accompanied by the return to the corporation of any advance payment made to the shareholder as provided in paragraph (g). If a notice of election is withdrawn, or the corporate action is rescinded, or a court shall determine that the shareholder is not entitled to receive payment for his shares, or the shareholder shall otherwise lose his dissenter's rights, he shall not have the right to receive payment for his shares and he shall be reinstated to all his rights as a shareholder as of the consummation of the corporate action, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

           (f) At the time of filing the notice of election to dissent or within one month thereafter the shareholder of shares represented by certificates shall submit the certificates representing his shares to the corporation, or to its transfer agent, which shall forthwith note conspicuously thereon that a notice of election has been filed and shall return the certificates to the shareholder or other person who submitted them on his behalf. Any shareholder of shares represented by certificates who fails to submit his certificates for such notation as herein specified shall, at the option of the corporation exercised by written notice to him within forty-five days from the date of filing of such notice of election to dissent, lose his dissenter's rights unless a court, for good cause shown, shall otherwise direct. Upon transfer of a certificate bearing such notation, each new certificate issued therefor shall bear a similar notation together with the name of the original dissenting holder of the shares and a transferee shall acquire no rights in the corporation except those which the original dissenting shareholder had at the time of transfer.

           (g) Within fifteen days after the expiration of the period within which shareholders may file their notices of election to dissent, or within fifteen days after the proposed corporate action is consummated, whichever is later (but in no case later than ninety days from the shareholders' authorization date), the corporation or, in the case of a merger or consolidation, the surviving or new corporation, shall make a written offer by registered mail to each shareholder who has filed such notice of election to pay for his shares at a specified price which the corporation considers to be their fair value. Such offer shall be accompanied by a statement setting forth the aggregate number of shares with respect to which notices of election to dissent have been received and the aggregate number of holders of such shares. If the corporate action has been consummated, such offer shall also be accompanied by (1) advance payment to each such shareholder who has submitted the certificates representing his shares to the corporation, as provided in paragraph (f), of an amount equal to eighty percent of the amount of such offer, or (2) as to each shareholder who has not yet submitted his certificates a statement that advance payment to him of an amount equal to eighty percent of the amount of such offer will be made by the corporation promptly upon submission of his certificates. If the corporate action has not been consummated at the time of the making of the offer, such advance payment or statement as to advance payment shall be sent to each shareholder entitled thereto forthwith upon consummation of the corporate action. Every advance payment or statement as to advance payment shall include advice to the shareholder to the effect that acceptance of such payment does not constitute a waiver of any dissenters' rights. If the corporate action has not been consummated upon the expiration of the ninety day period after the shareholders' authorization date, the offer may be conditioned upon the consummation of such action. Such offer shall be made at the same price per share to all dissenting shareholders of the same class, or if divided into series, of the same series and shall be accompanied by a balance sheet of the corporation whose shares the dissenting shareholder holds as of the latest available date, which shall not be earlier than twelve months before the making of such offer, and a profit and loss statement or statements for not less than a twelve month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such twelve month period, for the portion thereof during which it was in existence. Notwithstanding the foregoing, the corporation shall not be required to furnish a balance sheet or profit and loss statement or statements to any shareholder to whom such balance sheet or profit and loss statement or statements were previously furnished, nor if in connection with obtaining the shareholders' authorization for or consent to the proposed corporate action the shareholders were furnished with a proxy or information statement, which included financial statements, pursuant to Regulation 14A or Regulation 14C of the United States Securities and Exchange Commission. If within thirty days after the making of such offer, the corporation making the offer and any shareholder agree upon the price to be paid for his shares, payment therefor shall be made within sixty days after the making of such offer or the consummation of the proposed corporate action, whichever is later, upon the surrender of the certificates for any such shares represented by certificates.

           (h) The following procedure shall apply if the corporation fails to make such offer within such period of fifteen days, or if it makes the offer and any dissenting shareholder or shareholders fail to agree with it within the period of thirty days thereafter upon the price to be paid for their shares:

                      (1) The corporation shall, within twenty days after the expiration of whichever is applicable of the two periods last mentioned, institute a special proceeding in the supreme court in the judicial district in which the office of the corporation is located to determine the rights of dissenting shareholders and to fix the fair value of their shares. If, in the case of merger or consolidation, the surviving or new corporation is a foreign corporation without an office in this state, such proceeding shall be brought in the county where the office of the domestic corporation, whose shares are to be valued, was located.

                      (2) If the corporation fails to institute such proceeding within such period of twenty days, any dissenting shareholder may institute such proceeding for the same purpose not later than thirty days after the expiration of such twenty day period. If such proceeding is not instituted within such thirty day period, all dissenter's rights shall be lost unless the supreme court, for good cause shown, shall otherwise direct.

                      (3) All dissenting shareholders, excepting those who, as provided in paragraph (g), have agreed with the corporation upon the price to be paid for their shares, shall be made parties to such proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons, and upon each nonresident dissenting shareholder either by registered mail and publication, or in such other manner as is permitted by law. The jurisdiction of the court shall be plenary and exclusive.

                      (4) The court shall determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his shares. If the corporation does not request any such determination or if the court finds that any dissenting shareholder is so entitled, it shall proceed to fix the value of the shares, which, for the purposes of this section, shall be the fair value as of the close of business on the day prior to the shareholders' authorization date. In fixing the fair value of the shares, the court shall consider the nature of the transaction giving rise to the shareholder's right to receive payment for shares and its effects on the corporation and its shareholders, the concepts and methods then customary in the relevant securities and financial markets for determining fair value of shares of a corporation engaging in a similar transaction under comparable circumstances and all other relevant factors. The court shall determine the fair value of the shares without a jury and without referral to an appraiser or referee. Upon application by the corporation or by any shareholder who is a party to the proceeding, the court may, in its discretion, permit pretrial disclosure, including, but not limited to, disclosure of any expert's reports relating to the fair value of the shares whether or not intended for use at the trial in the proceeding and notwithstanding subdivision (d) of section 3101 of the civil practice law and rules.

                      (5) The final order in the proceeding shall be entered against the corporation in favor of each dissenting shareholder who is a party to the proceeding and is entitled thereto for the value of his shares so determined.

                      (6) The final order shall include an allowance for interest at such rate as the court finds to be equitable, from the date the corporate action was consummated to the date of payment. In determining the rate of interest, the court shall consider all relevant factors, including the rate of interest which the corporation would have had to pay to borrow money during the pendency of the proceeding. If the court finds that the refusal of any shareholder to accept the corporate offer of payment for his shares was arbitrary, vexatious or otherwise not in good faith, no interest shall be allowed to him.

                      (7) Each party to such proceeding shall bear its own costs and expenses, including the fees and expenses of its counsel and of any experts employed by it. Notwithstanding the foregoing, the court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by the corporation against any or all of the dissenting shareholders who are parties to the proceeding, including any who have withdrawn their notices of election as provided in paragraph (e), if the court finds that their refusal to accept the corporate offer was arbitrary, vexatious or otherwise not in good faith. The court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by any or all of the dissenting shareholders who are parties to the proceeding against the corporation if the court finds any of the following: (A) that the fair value of the shares as determined materially exceeds the amount which the corporation offered to pay; (B) that no offer or required advance payment was made by the corporation; (C) that the corporation failed to institute the special proceeding within the period specified therefor; or (D) that the action of the corporation in complying with its obligations as provided in this section was arbitrary, vexatious or otherwise not in good faith. In making any determination as provided in clause (A), the court may consider the dollar amount or the percentage, or both, by which the fair value of the shares as determined exceeds the corporate offer.

                      (8) Within sixty days after final determination of the proceeding, the corporation shall pay to each dissenting shareholder the amount found to be due him, upon surrender of the certificates for any such shares represented by certificates.

           (i) Shares acquired by the corporation upon the payment of the agreed value therefor or of the amount due under the final order, as provided in this section, shall become treasury shares or be cancelled as provided in section 515 (Reacquired shares), except that, in the case of a merger or consolidation, they may be held and disposed of as the plan of merger or consolidation may otherwise provide.

           (j) No payment shall be made to a dissenting shareholder under this section at a time when the corporation is insolvent or when such payment would make it insolvent. In such event, the dissenting shareholder shall, at his option:

                      (1) Withdraw his notice of election, which shall in such event be deemed withdrawn with the written consent of the corporation; or

                      (2) Retain his status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the non-dissenting shareholders, and if it is not liquidated, retain his right to be paid for his shares, which right the corporation shall be obliged to satisfy when the restrictions of this paragraph do not apply.

                      (3) The dissenting shareholder shall exercise such option under subparagraph (1) or (2) by written notice filed with the corporation within thirty days after the corporation has given him written notice that payment for his shares cannot be made because of the restrictions of this paragraph. If the dissenting shareholder fails to exercise such option as provided, the corporation shall exercise the option by written notice given to him within twenty days after the expiration of such period of thirty days.

           (k) The enforcement by a shareholder of his right to receive payment for his shares in the manner provided herein shall exclude the enforcement by such shareholder of any other right to which he might otherwise be entitled by virtue of share ownership, except as provided in paragraph (e), and except that this section shall not exclude the right of such shareholder to bring or maintain an appropriate action to obtain relief on the ground that such corporate action will be or is unlawful or fraudulent as to him.

           (l) Except as otherwise expressly provided in this section, any notice to be given by a corporation to a shareholder under this section shall be given in the manner provided in section 605 (Notice of meetings of shareholders).

           (m) This section shall not apply to foreign corporations except as provided in subparagraph (e) (2) of section 907 (Merger or consolidation of domestic and foreign corporations).

                                                                EXHIBIT D


                                    FORM 10-K

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D. C. 20549

(Mark one)
         ( X ) ANNUAL REPORT PURSUANT TO SECTION 13 or 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934.

For the fiscal year ended December 31, 1995

         (   )    TRANSITION REPORT PURSUANT TO SECTION 13 or 15 (d)
                  OF THE SECURITIES EXCHANGE ACT OF 1934.

For the transition period from ________ to________.

Commission File Number 1-5292

                                MEM COMPANY, INC.
             ------------------------------------------------------
             (Exact name of Registrant as specified in its charter)

            NEW YORK                                            13-5546930
- -------------------------------                          -----------------------
(State or other jurisdiction of                             (I. R. S. Employer
 incorporation or organization)                           Identification Number)

         UNION STREET EXTENSION
         NORTHVALE, NEW JERSEY                                          07647
- ----------------------------------------                              ----------
(Address of principal executive offices)                              (Zip Code)

Registrant's telephone number, including area code: (201) 767 - 0100

Securities registered pursuant to Section 12 (b) of the Act:

                                                          Name of each exchange
    Title of each class                                    on which registered
- ----------------------------                             -----------------------
Common stock, $.05 par value                             American Stock Exchange

Securities registered pursuant to Section 12 (g) of the Act:       NONE

                               Page 1 of 16 pages
                          Exhibit Index is on page 16

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                          YES  [ X ]         NO [  ]

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of the Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.

There were 2,583,184 shares of the Registrant's Common Stock outstanding at March 13, 1996. The aggregate market value of the Common Stock held by non-affiliates of the Registrant (based upon the closing price of the stock on the American Stock Exchange as reported in the Wall Street Journal) on March 13, 1996 was $2,955,000.

                       DOCUMENTS INCORPORATED BY REFERENCE

The following documents, or portions thereof, have been incorporated herein by reference:

(i) portions of the Registrant's definitive proxy statement to be furnished in connection with its Annual Meeting of Shareholders to be held April 23, 1996 (the "Definitive Proxy Statement") have been incorporated by reference in Part III hereof.

                                     PART I

ITEM 1.   BUSINESS

         (a)  General Development of Business

MEM Company, Inc. (the "Company" or the "Registrant") was incorporated in 1948 under the laws of the State of New York. The business of the Company principally consists of manufacturing, selling and distributing a diversified line of toiletries in several fragrance groups. These are marketed under the nationally advertised trademarks English Leather(R) , British Sterling(R), Heaven Sent(R), LOVE'S(R), and Tinkerbell(R). The Company also markets Acqua di Selva(R), a premium priced imported line of men's toiletries, through a subsidiary.

     In May 1994, the Company acquired the trademark and inventories relating to the British Sterling(R) fragrance line of men's products. In mid 1994, the Company introduced the Timberline(R) fragrance line for young men in the "Generation X" category and in the women's product category, the Company began marketing its Heaven Sent Vanilla line and also introduced the Love's Frenzy(R) and Love's Clean & Natural product lines. In 1995, the Company began marketing its Love's White Vanilla line.

     The Company manufactures and markets Heaven Sent(R), a line of women's fragrance items, in the United States and Canada and owns the distribution rights in Puerto Rico and elsewhere in the Western Hemisphere. The Company also manufactures and distributes, under the trademark LOVE'S(R), a line of toiletries, cosmetics and accessories for teenage girls which are distributed through franchised dealers consisting primarily of chain and independent drug stores, mass merchandisers and department stores in the United States and Canada.

     Tom Fields, Ltd. ("Tom Fields") operates as a division of the Company. Tom Fields manufactures and markets a line of children's cosmetics and accessories principally under the trademark Tinkerbell(R). A subsidiary, Tom Fields (U.K.) Ltd., markets this line of children's products in the United Kingdom and in Europe.

     The principal market for all of the above products is the United States. No significant change occurred during the fiscal year 1995 in kinds of products, markets or methods of distribution.

         (b)  Financial Information About Industry Segments

     The Company operates in one industry segment: the production and distribution of toiletries and accessories for men, women and children.

     Consolidated financial information relating to product lines, domestic and foreign operations and export sales for the years ended December 31 is as follows ($000 omitted):

                                                 1995        1994        1993
                                               --------    --------    --------
Sales by product lines:
     English Leather and other men's .......   $ 22,226    $ 29,484    $ 17,287
     Women's ...............................     11,452      12,623      11,171
     Tinkerbell ............................     11,147      10,987       9,996
                                               --------    --------    --------
                                               $ 44,825    $ 53,094    $ 38,454
                                               ========    ========    ========

Sales to unaffiliated customers:
     United States .........................   $ 37,130    $ 46,029    $ 31,798
     Canada ................................      2,884       2,894       2,709
     United Kingdom ........................      3,907       3,144       2,502
     Export sales to other countries .......        904       1,027       1,445
                                               --------    --------    --------
                                               $ 44,825    $ 53,094    $ 38,454
                                               ========    ========    ========

Income (loss) before interest and taxes:
     United States .........................   $ (1,390)   $   (169)   $ (1,665)
     Canada ................................       (133)        (15)       (316)
     United Kingdom ........................        143         (32)       (100)
                                               --------    --------    --------
                                               $ (1,380)   $   (216)   $ (2,081)
                                               ========    ========    ========

Identifiable assets:
     United States .........................   $ 40,205    $ 42,772    $ 29,983
     Canada ................................      3,057       2,763       2,881
     United Kingdom ........................      2,562       1,726       1,418
                                               --------    --------    --------
                                               $ 45,824    $ 47,261    $ 34,282
                                               ========    ========    ========


         (c)  Narrative Description of Business

     The Company is principally engaged in the manufacture, sale and distribution of a diversified line of toiletries and accessories under the nationally advertised trademarks English Leather(R), British Sterling(R), Timberline(R), Love's(R), Heaven Sent(R) and Tinkerbell(R). The principal market for these products is the continental United States with a distribution service network consisting of three warehouse locations.

     The primary shipping location is Northvale, New Jersey and two other distribution warehouses are located in Texas and California. The toiletries industry is highly competitive and, based on available industry sources, the Company believes that it is among the leading producers of products sold within the same price range as its products.

     Although the Company and its subsidiaries are not dependent upon a single customer or a very few customers for their business, one national customer represented 13% of net sales in 1995 and 14% in 1994. The Company has done substantial business with this customer for several years and feels they have a good business relationship. Although the total loss of business with the customer would have a material adverse effect, the Company considers that possibility to be remote. Due to the seasonal nature of the business and the heavy volume of shipments made in the last half of the year, there was no significant backlog of orders as of December 31, 1995 or 1994. In 1995 and 1994 the last half of the calendar year accounted for 75% and 79% of net sales, respectively. The related inventory requirements and accounts receivable are financed by the Company's revolving credit agreement. Present supply sources are adequate for the requirements of the business and several alternate sources are available if needed. For the protection against misuse by others, the trademarks under which most of the toiletry and accessory products are sold by the Company have been registered in the United States Patent Office and in many other countries. At December 31, 1995, the Company and its subsidiaries employed 391 persons.

     The Company's terms of sale do not provide the purchaser any right to return merchandise to the Company. Returns of merchandise which has been damaged and of seasonal merchandise must be approved by the Company before the customer receives credit, which the Company does not unreasonably withhold. Orders are generally shipped promptly after receipt and cancellations have been negligible.

     The Company owns the majority of the trademarks under which it makes its products for which it pays no royalties. It uses certain trademarks pursuant to licensing agreements which generally provide for royalties based on the net sales volume of trademarked products. In 1993 the Company exercised its option to make a one time $500,000 payment under a licensing agreement in lieu of making any future royalty payments under the agreement. Royalties were not a material portion of the Company's costs during the Company's last three fiscal years. All the licenses are of perpetual duration.

     The Company's expenditures for research and development were immaterial during the years ended December 31, 1995, 1994 and 1993.

Item 1A.  Executive Officers of the Registrant   (See Item 10 herein)

     All of the officers set forth below have been elected to serve until the next Annual Meeting of the Company's Board of Directors or until their successors are elected and qualified.

                                                                                               Officer
Name                                Office Held                                 Age             Since
- ----                                -----------                                 ---            -------
Gay A. Mayer                        Chairman of the Board,                      53               1966
                                    President, Chief Executive Officer

Michael G. Kazimir, Jr.             Executive Vice President,                   52               1990
                                    Chief Operating Officer,
                                    Chief Financial Officer

Brian C. McNally                    Senior Vice President, Sales                39               1995

Steven M. Feigenbaum                Vice President, Sales                       48               1991

Robert O. Hurry                     Vice President, Finance and Treasurer       57               1966

Donald E. Jensen                    Vice President, Operations                  51               1994

Nicholas J. Marinacci               Vice President, Marketing                   48               1994

Nicholas A. Villanova               Vice President, Purchasing &                48               1995
                                    Package Development

Margaret A. Powers                  Secretary                                   61               1983

     All officers serve at the pleasure of the Board of Directors. All of the above executive officers have served as such for the past five years except Messrs. Kazimir, McNally, Feigenbaum, Jensen, Marinacci and Villanova.

     Mr. Kazimir was elected Executive Vice President and Chief Operating Officer in March, 1993. Previously, he had been Senior Vice President of Finance and Administration, Chief Financial Officer since November, 1990. He had been the President of his own consulting firm for two years prior to joining MEM. Before that he was with Elizabeth Arden, Inc. in various financial and operating capacities.

     Mr. McNally previously had been Director of National Accounts and Trade Relations at Church & Dwight, Inc., a consumer packaged goods company, from 1994 to 1995. From 1988 to 1994, he was Director of Field Sales USA for Beiersdorf, Inc., also a consumer packaged goods company.

     Mr. Feigenbaum, before becoming Vice President of Sales in 1991, was National Sales Manager since 1989.

     Mr. Jensen, before becoming Vice President of Operations in 1994, was Director of Operations since 1993. Prior to that, he was Director of Manufacturing since his employment in 1986.

     Mr. Marinacci, prior to becoming Vice President of Marketing in 1994, had been employed by Houbigant, Inc. since 1989 in various capacities. From March 1993 to April 1994, he was Vice President of Operations and in 1992 and 1993 he was Vice President, Corporate Marketing. From 1989 to 1992 he held various marketing positions. Houbigant, Inc. entered Chapter 11 proceedings in November, 1993, and Mr. Marinacci also served as acting Chief Operating Officer from December, 1993 to April, 1994.

     Mr. Villanova previously had been Vice President of Purchasing and Package Development at Dawson Home Fashions, a manufacturer of bath accessories, from 1993 to 1995. Prior to that he was Vice President of Operations at Perfumers Workshop, Ltd., a manufacturer of fragrances, from 1991 to 1992. Previously he held several positions at Cosmair, a manufacturer of hair care and cosmetics, from 1983 to 1991, the most recent of which was Director of Logistics.

ITEM 2.  PROPERTIES

     The facilities and plant machinery and equipment owned by the Company and its subsidiaries are, in the opinion of management, adequate for the conduct of its business, and are well maintained and in good condition.

     The Company's executive offices and main plant are located in a 206,000 square foot building located on 16.3 acres in Northvale, New Jersey and owned by the Company. The Tom Fields plant is located in a 53,000 square foot building in Northvale, New Jersey and is owned by a subsidiary of the Company. Manufacturing facilities in Canada are located in a 32,000 square foot plant in Boucherville, Quebec which is owned by MEM Company (Canada) Ltd. Tom Fields (U.K.) assembles products in leased facilities in Folkestone, Kent.

ITEM 3.  LEGAL PROCEEDINGS

     No material legal proceedings, other than ordinary routine litigation incidental to the business, are pending to which the Company or any of its subsidiaries is a party or of which any of their property is the subject.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

         Not applicable

                                     PART II

ITEM 5. MARKET FOR THE REGISTRANT'S COMMON STOCK AND RELATED STOCKHOLDER MATTERS

        Quarterly Market and Dividend Information

     The common stock of the Company is traded on the American Stock Exchange under the ticker symbol MEM. As of March 6, 1996, the number of record holders of common stock was 416. The quarterly high and low sales prices for the past two years are as follows:

                                                Price Range of Common Stock
                                                1995                    1994
                                          -----------------       -----------------
                                          High         Low        High         Low
                                          -----       -----       -----       -----
First Quarter ..................          $4.63       $3.13       $4.50       $3.88
Second Quarter .................           4.00        3.25        4.50        3.88
Third Quarter ..................           3.75        3.25        6.38        3.88
Fourth Quarter .................           3.75        2.75        5.63        3.75

The Company has not declared any cash dividends for the past five years, and does not anticipate that dividends will be paid in the foreseeable future. Restrictions on dividend payments contained in the Company's financing agreement currently prohibit the declaration of dividends if the Company operates at a loss.

ITEM 6.  SELECTED FINANCIAL DATA.  (IN THOUSANDS, EXCEPT PER SHARE FIGURES)

                                                        Years Ended December 31,
                                    1995           1994           1993           1992           1991
                                  --------       --------       --------       --------       --------
Summary of Operations:
Net sales ..................      $ 44,825       $ 53,094       $ 38,454       $ 44,751       $ 57,949
Net income (loss) ..........      $ (2,982)      $ (1,328)      $ (2,570)      $ (4,300)      $     44
    Per share ..............      $  (1.16)      $   (.52)      $  (1.00)      $  (1.67)      $    .02
Dividends declared .........      $   --         $   --         $   --         $   --         $   --
Weighted average shares
    outstanding ............         2,581          2,576          2,572          2,571          2,570

Year-End Financial Position:
Working capital ............      $ 11,971       $ 15,602       $ 18,068       $ 19,636       $ 24,471
Property, plant and
    equipment-net ..........      $  5,181       $  5,324       $  5,513       $  6,084       $  6,685
Total assets ...............      $ 45,824       $ 47,261       $ 34,282       $ 39,514       $ 43,626
Long term notes ............      $  3,370       $  4,907       $    699       $   --         $    838
Stockholders' equity .......      $ 24,657       $ 27,496       $ 28,919       $ 31,589       $ 36,310
Stockholders' equity
    per share ..............      $   9.55       $  10.66       $  11.24       $  12.29       $  14.13
Shares outstanding at end
    of year ................         2,583          2,580          2,573          2,571          2,570

ITEM 7.  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
              OF OPERATIONS

1995 COMPARED TO 1994

     Consolidated net sales in 1995 were 16% lower than in 1994. Almost all of the decline occurred in the men's product lines. Net sales of Timberline, which was introduced in 1994, declined by $4,200,000, reflecting the decision by several major customers not to re-purchase the line in 1995. Sales of English Leather fragrance products declined $1,300,000 and British Sterling sales were $900,000 lower than in 1994. Sales of women's products declined $1,200,000, principally due to lower sales of Heaven Sent products. Sales of Love's Baby Soft products were about the same as in 1994. Sales of Love's White Vanilla, introduced in 1995, offset sales declines in Love's Frenzy and Love's Clean & Natural product lines. Overall Tinkerbell sales increased modestly over the prior year, with a 24% sales growth in the United Kingdom. This was partially offset by lower sales to a large customer in the United States. The decrease in overall sales was primarily the result of lower unit sales. Unit sales price increases in 1995 were not significant.

     Sales in the United States were 19% lower than in 1994, half of which was the decline in Timberline sales. The retail environment continued to be very nervous, with most major retailers continuing to reduce their commitments to inventories of fragrance products. This, coupled with the loss of sales to customers who had filed for bankruptcy protection earlier in the year, resulted in a 26% decline in fourth quarter shipments. Sales of men's and women's fragrances also continued to be impacted by competition from higher priced "prestige" fragrances being sold in the Company's distribution channels and from larger companies with greater resources to commit to advertising and marketing programs.

     Canadian sales were the same in 1995 as in 1994, but higher costs of goods sold resulted in a higher operating loss than in 1994. Tinkerbell sales in the United Kingdom continued their growth pattern and as a result, this subsidiary produced a modest profit for the year. Overall, the effects of inflation and exchange rate fluctuations were not material. The Company continues to investigate opportunities to develop or acquire contra-seasonal brands or products to compensate for the current seasonality of its business.

     Retailers continue to consider fragrance merchandise to be highly promotional and seasonal, and request permission to return unsold goods. During the past several years, management has worked closely with customers concerning their level of anticipated sales. However, the generally weak retail environment during 1995 resulted in an increase in actual and anticipated returns of $250,000 compared to 1994 despite the lower sales level in 1995, and the percentage of returns to gross sales increased to 18% in 1995 from 15% in 1994.

     Cost of sales rose in relation to sales from 54% to 57% primarily as a result of lower 1995 sales of Timberline products, which have a substantially lower cost of goods than other products. In addition, the cost of goods percentage was adversely affected by the higher per unit manufacturing costs resulting from lower production levels in 1995. Shipping and distribution expenses were slightly lower in relation to sales in 1995 than in 1994. Selling expenses, which are relatively fixed in nature, declined modestly in amount but rose in relation to sales. Marketing expenses declined significantly from 23% to 19% of sales in 1995. This reduction is primarily due to the substantial expenditures incurred in 1994 in the introduction of the Timberline fragrance line which were not repeated in 1995. Marketing expenses for other brands increased by approximately $750,000 in 1995. General and administrative expense was at the same level as in 1994. A decrease of $77,000 in the provision for doubtful accounts was offset by increases in personnel and consulting expenses.

     Royalty income increased as a result of higher amounts received from both English Leather and Tinkerbell licensing arrangements. Interest income declined as a result of the collection of a note receivable which was paid in full in October, 1994. Amortization of intangibles increased as a result of the inclusion of amortization of the British Sterling trademark for a full year in 1995 compared to seven months in 1994. Interest expense increased $43,000 as a result of the long term notes (net of repayments) issued in connection with the British Sterling acquisition in May, 1994, and also increased $447,000 as a result of higher short term loans outstanding during 1995 to finance higher receivables and inventories during the year and for funds utilized to repay long term notes. Interest rates on borrowings were approximately 100 basis points higher in 1995 than in 1994. The Company has over $11,150,000 of domestic and foreign income tax loss carryforwards and accordingly does not anticipate paying income taxes until future earnings exceed the carryforwards.

1994 COMPARED TO 1993

     Consolidated net sales in 1994 were 38% higher than in 1993. This sales increase resulted primarily from the acquisition of the British Sterling line of men's toiletries in May, 1994 from the Speidel Division of Textron, Inc. and from the introduction of the Timberline fragrance line for "Generation X" young men. In addition, the Company introduced its Heaven Sent Vanilla line of fragrance products, the Love's Frenzy product line and the Love's Clean & Natural environmentally sensitive product line. All of these new brands and products were sold through the Company's existing channels of distribution by its regular salesforce. Sales of English Leather fragrances increased modestly over 1993, and sales of Love's Baby Soft and Heaven Sent were slightly lower than in 1993, excluding the new products. Sales of Tinkerbell products increased almost $1,000,000, of which $642,000 came from the United Kingdom. Lower domestic Tinkerbell sales of $1,090,000 were primarily the result of no 1994 sales to a customer with a sizable 1993 volume, and this decline was more than offset by a decline in returns of $1,250,000. The increase in overall consolidated sales was primarily the result of higher unit sales, as unit sales price increases in 1994 were not significant.

     Sales in the United States increased 45% as the result of new product sales. This sales growth was achieved in spite of the fact that some retailers continued to reduce their commitments to fragrance products, and most all continued their efforts to minimize their inventory investment. Fragrance sales were impacted by competition from "prestige" fragrances being sold to the Company's customers and from companies with larger resources to commit to advertising and marketing programs.

     Canadian sales were up 13% in local currency and 7% in U. S. dollar equivalent, and the operating loss was sharply reduced from the prior year. Tinkerbell sales in the United Kingdom increased over 25% and are approaching the volume necessary to achieve profitable operations. The effects of inflation and exchange rate fluctuations were not material.

     During the past few years, management has worked closely with the customers concerning their level of anticipated sales. As a result, actual and anticipated returns decreased by $100,000 in 1994 compared to 1993 despite the significantly higher sales level in 1994, and the percentage of returns to gross sales decreased to 15% in 1994 from 20% in 1993.

     Cost of sales declined in relation to sales from 59% of sales in 1993 to 54% in 1994. The primary reason for this improvement was the higher gross margins on the new brands introduced in 1994, principally Timberline. In addition, production costs were lower in 1994 due to higher manufacturing volume. Selling and shipping expense increased from 34% of sales in 1993 to 37% in 1994. Shipping and distribution expenses were slightly lower in relation to sales in 1994 than in 1993. Selling expenses remained the same despite the large sales increase, reflecting the relatively fixed nature of these expenses. Marketing expenses rose significantly from 17% of sales in 1993 to 23% in 1994 principally as a result of expenditures incurred in the introduction of the Timberline fragrance line. General and administrative expense increased $311,000, which resulted from an increase in the provision for losses on accounts receivable. Personnel and other administrative costs were the same as in 1993.

     Royalty income decreased in 1994 due to lower amounts received from a Tinkerbell licensee. Amortization of intangibles increased due to the inclusion of amortization of the British Sterling trademark since June, 1994. Interest expense increased $429,000 as the result of new long term debt incurred during the year and increased $193,000 as the result of higher short term loans outstanding during the year and a modest increase in interest rates paid. Financing costs decreased in 1994 due to certain non-recurring charges in early 1993 in connection with a prior financing agreement.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's business is highly seasonal. In the first nine months of the year, cash is required to buy and manufacture inventories. The peak shipping months are from August through November and funds are required to finance accounts receivable from shipment date to December and January, when the Company receives significant cash collections. To finance these needs, the Company uses its working capital, which was $11,971,000 at the end of 1995, and a revolving credit agreement with a financial institution expiring in 1999, which provides for a $17,500,000 line of credit, based on eligible collateral. This line of credit may be increased to $20,000,000 during peak seasonal periods. In 1995, the maximum amount outstanding on short-term borrowings was $16,590,000. At December 31, 1995, short-term loans of $10,296,000 were outstanding under the agreement. The borrowings were subsequently reduced to $3,880,000 in February 1996. The revolving credit agreement contains a prohibition on the payment of dividends if the Company operates at a loss, and considers a material adverse change as a potential event of default. There are no material commitments for capital expenditures.

     Net cash used in operating activities in 1995 was $2,071,000 and resulted primarily from the loss incurred for the year. Depreciation and amortization increased $175,000 due to a full year of British Sterling amortization in 1995 and a decrease in depreciation expense of $96,000. Accounts receivable increased $2,072,000 due to a reduction in allowances for sales returns and advertising from 1994 levels and decreased $1,171,000 as a result of lower business activity in 1995. The decline in second half sales exceeded the decline in receivables, reflecting slower payments by vendors. Inventories, other current assets, accounts payable and other accrued expenses all decreased as a result of the lower volume of business in 1995. The net cash used in operations, for additions to plant and equipment and for payments of long-term notes was mainly financed by an increase in short-term borrowings of $4,263,000 at December 31, 1995.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

     The Company's consolidated financial statements, the Report of Independent Auditors thereon and related schedule appear on pages F-2 to F-14. See Index to Consolidated Financial Statements and Financial Statement Schedules, page F-1.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

         Not Applicable.

                                    PART III

ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

     Information with respect to the directors of the Company is incorporated by reference to the information under the caption "Election of Directors - Information Concerning Nominees for Election as Directors" of the Definitive Proxy Statement. Information with respect to the executive officers of the Company is set forth in Item 1A of this Form 10-K.

ITEM 11.  EXECUTIVE COMPENSATION

     Information with respect to Item 11 is incorporated by reference to the information under the caption "Election of Directors - Executive Compensation" of the Definitive Proxy Statement.

ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     Information with respect to Item 12 is incorporated by reference to the information under the caption "Election of Directors - Information Concerning Nominees for Election as Directors" and "Election of Directors Principal Shareholders" of the Definitive Proxy Statement.

ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Not Applicable

                                     PART IV

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K

(a)     Financial Statements, Financial Statement Schedules and Exhibits.

        (1) Financial Statements - See accompanying Index to Consolidated Financial Statements and Financial Statement Schedules, Page F-1.

        (2) Financial Statement Schedules - See accompanying Index to Consolidated Financial Statements and Financial Statement Schedules, Page F-1.

        (3) See Exhibit Index on page 16.

(b)     Reports on Form 8-K

     The Registrant did not file any reports on Form 8-K during the quarter ended December 31, 1995.

                                   SIGNATURES

     Pursuant to the requirements of Section 13 or 15 (d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                              MEM COMPANY, INC.


Date:   March 19, 1996                         By: /S/ Michael G. Kazimir, Jr.
                                                   ---------------------------
                                                     Michael G. Kazimir, Jr.
                                                     Executive Vice President
                                                     Chief Operating Officer
                                                     and Chief Financial Officer



     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.



/S/  Michael G. Kazimir, Jr.                         /S/ Michael G. Kazimir, Jr.
- ----------------------------                         ---------------------------
Michael G. Kazimir, Jr.                              Michael G. Kazimir, Jr.
as Attorney-in-Fact for:                             Executive Vice President
Gay A. Mayer, Chairman,                              Chief Financial and
      President, Chief Executive                     Accounting Officer
      Officer and Director                           March 19, 1996
Robert E. Mulcahy, III, Director
Paul Hallingby, Jr., Director
Laurette M. Beach, Director
Derek B. Van Dusen, Director
Bruce J. Klatsky, Director
March 19, 1996

                                  EXHIBIT INDEX



EXHIBIT NO.          DOCUMENT
- -----------          --------

3 (A) Certificate of Incorporation. Incorporated by reference from the Registrant's Form 10-K for the fiscal year ended December 31, 1980

3 (B)                Amendment to the Certificate of Incorporation dated April 28, 1988.
                     Incorporated by reference from the Registrant's Form 10-K for the fiscal year ended December 31, 1988.

3 (C)                Amendment to the Certificate of Incorporation dated June 19, 1988.
                     Incorporated by reference from the Registrant's Form 10-K for the fiscal year ended December 31, 1988.

3 (D)                Amendment to the Certificate of Incorporation dated April 28, 1987.
                     Incorporated by reference from the Registrant's Form 10-K for the fiscal year ended December 31, 1987.

3 (E)                Amendment to the Certificate of Incorporation dated April 28, 1994.
                     Filed herewith.

3 (F)                By-Laws. Incorporated by reference from the Registrant's Form 10-K for fiscal year ended December 31,1986.

10 Purchase and sale agreement, dated as of May 5, 1994, between Textron, Inc. and MEM Company, Inc. Incorporated by reference from the Registrant's Form 8-K dated May 20, 1994.

21                   Subsidiaries of Registrant. Incorporated by reference from the
                     Registrant's Form 10-K for the fiscal year ended December 31,1992.

23                   Consent of Accountants. Filed herewith.

24                   Power of Attorney. Filed herewith.

27                   Financial Data Schedule. Filed herewith.

                                MEM COMPANY, INC.

            Index to Consolidated Financial Statements and Financial
                               Statement Schedules


The following consolidated financial statements of MEM Company, Inc. are included in Item 8:

                                                                      Page
                                                                      ----

Report of Independent Auditors                                        F-2

Consolidated Statements of Operations for the years ended
    December 31, 1995, 1994 and 1993                                  F-3

Consolidated Balance Sheets as of December 31, 1995 and 1994          F-4 & F-5

Consolidated Statements of Changes in Stockholders' Equity for the
    years ended December 31, 1995, 1994 and 1993                      F-6

Consolidated Statements of Cash Flows for the years ended
    December 31, 1995, 1994 and 1993                                  F-7

Notes to Consolidated Financial Statements                            F-8
                                                                    through
                                                                      F-14


The following consolidated financial statement schedule of MEM
Company, Inc. is included in Item 14 (d):

II   Valuation and Qualifying Accounts                                F-14


     All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

Report of Independent Auditors
- ------------------------------

The Board of Directors and Stockholders
MEM Company, Inc.


     We have audited the accompanying consolidated balance sheets of MEM Company, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. Our audits also included the financial statement schedule listed in the Index at
Item 14(a). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of MEM Company, Inc. and subsidiaries at December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


ERNST & YOUNG LLP




Hackensack, New Jersey
February 21, 1996

                       MEM COMPANY, INC. AND SUBSIDIARIES

                      Consolidated Statements of Operations

                                                    Years Ended December 31,
                                            1995               1994               1993
                                            ----               ----               ----
Net sales ........................      $ 44,825,314       $ 53,094,217       $ 38,453,774
Costs and expenses:
Cost of sales ....................        25,618,098         28,541,205         22,622,236
Selling and shipping expense .....        15,108,538         19,612,873         13,281,251
General and administrative expense         5,215,135          5,202,902          4,892,234
                                        ------------       ------------       ------------
    Total costs and expenses .....        45,941,771         53,356,980         40,795,721
                                        ------------       ------------       ------------
                                          (1,116,457)          (262,763)        (2,341,947)


Other income (expense):
Royalty income ...................           361,085            264,535            409,119
Interest income ..................            18,726            226,226            247,245
Amortization of intangibles ......          (477,460)          (306,326)           (57,936)
Other income (expense) ...........             5,124             11,816            (48,617)
Interest expense .................        (1,602,038)        (1,112,403)          (489,363)
Financing expense ................          (170,957)          (149,362)          (288,407)
                                        ------------       ------------       ------------


Net (loss) .......................      $ (2,981,977)      $ (1,328,277)      $ (2,569,906)
                                        ============       ============       ============


Per share, based on weighted
   average shares outstanding ....      $      (1.16)      $       (.52)      $      (1.00)
                                        ============       ============       ============


                             See accompanying notes.

                       MEM COMPANY, INC. AND SUBSIDIARIES
                           Consolidated Balance Sheets
                           December 31, 1995 and 1994
                                     Assets

                                                            1995                1994
                                                         ------------       ------------
Current assets:
Cash ..............................................      $    957,562       $  1,128,897
Accounts receivable, less allowance for
  doubtful accounts of $680,319 in 1995 and
  $661,654 in 1994 ................................        13,381,468         12,843,943

Inventories, at lower of cost (first-in, first-out)
    or market:
    Finished goods ................................         6,021,947          6,095,908
    Raw materials & work in process ...............         8,582,573          9,228,083
Prepaid expenses ..................................           825,377          1,163,589
                                                         ------------       ------------
Total current assets ..............................        29,768,927         30,460,420


Property, plant & equipment, at cost:
Land ..............................................           341,752            340,829
Buildings & improvements ..........................         4,466,224          4,250,376
Machinery & equipment .............................        11,812,562         11,174,123
Furniture & fixtures ..............................         2,485,590          2,347,180
                                                         ------------       ------------
                                                           19,106,128         18,112,508
Less accumulated depreciation .....................       (13,924,996)       (12,788,644)
                                                         ------------       ------------
Net property, plant & equipment ...................         5,181,132          5,323,864


Other assets:
Advance royalty payments & license
    agreements - net of accumulated amortization
    of $747,050 in 1995 and $604,490 in 1994 ......           567,450            710,010
Net cash value of life insurance and other assets .           208,132            193,729
Intangible assets - net of accumulated amortization
   of $1,240,107 in 1995 and $761,765 in 1994 .....        10,098,702         10,572,940
                                                         ------------       ------------

Total assets ......................................      $ 45,824,343       $ 47,260,963
                                                         ============       ============

                             See accompanying notes.

                       MEM COMPANY, INC. AND SUBSIDIARIES
                           Consolidated Balance Sheets
                           December 31, 1995 and 1994
                      Liabilities and Stockholders' Equity

                                                   1995                1994
                                               ------------        ------------
Current liabilities:
Loans payable ..........................       $ 10,791,385        $  6,528,016
Accounts payable .......................          3,523,504           4,488,160
Accrued expenses .......................            853,001           1,004,720
Accrued advertising and promotion ......          1,075,988           1,303,667
Notes payable-current portion ..........          1,553,990           1,534,066
                                               ------------        ------------
Total current liabilities ..............         17,797,868          14,858,629

Long-term notes:
 8%    -  payable to 1997 ..............            644,000           1,288,000
 8.19% -  payable to 1998 ..............            620,521             642,039
10.5%  -  payable to 1999 ..............          2,105,292           2,976,585
                                               ------------        ------------
Total long-term notes ..................          3,369,813           4,906,624

Commitments and contingencies

Stockholders' equity:
Common stock, $.05 par value;
   shares authorized:  6,000,000;
   issued:  3,000,000 ..................            150,000             150,000
Additional paid-in capital .............          3,090,110           3,090,110
Retained earnings ......................         26,460,779          29,442,756
                                               ------------        ------------
                                                 29,700,889          32,682,866

Less common stock in treasury,
   at cost  (1995 - 416,816 shares;
   1994 - 419,816) .....................         (4,597,430)         (4,607,180)
Cumulative translation adjustment ......           (446,797)           (579,976)
                                               ------------        ------------
Total stockholders' equity .............         24,656,662          27,495,710
                                               ------------        ------------

Total liabilities and stockholders'
   equity ..............................       $ 45,824,343        $ 47,260,963
                                               ============        ============

                             See accompanying notes.

                                                 MEM COMPANY, INC. AND SUBSIDIARIES
                                     Consolidated Statements of Changes in Stockholders' Equity
                                            Years Ended December 31, 1995, 1994 and 1993

                                                         Additional
                                          Common        Paid-in        Retained       Treasury       Translation
                                          Stock         Capital        Earnings         Stock         Adjustment         Total
                                       ------------   ------------   ------------    ------------    ------------    ------------
Balance December 31, 1992 ............ $    150,000   $  3,090,110   $ 33,340,939    $ (4,644,010)   $   (348,135)   $ 31,588,904

Issuance of treasury shares ..........         --             --             --             6,500            --             6,500
Translation adjustment ...............         --             --             --              --          (106,859)       (106,859)
Net income (loss) ....................         --             --       (2,569,906)           --              --        (2,569,906)
                                       -------------------------------------------------------------------------------------------

Balance December 31, 1993 ............      150,000      3,090,110     30,771,033      (4,637,510)       (454,994)     28,918,639

Issuance of treasury shares ..........         --             --             --            30,330            --            30,330
Translation adjustment ...............         --             --             --              --          (124,982)       (124,982)
Net income (loss) ....................         --             --       (1,328,277)           --              --        (1,328,277)
                                       -------------------------------------------------------------------------------------------

Balance December 31, 1994 ............      150,000      3,090,110     29,442,756      (4,607,180)       (579,976)     27,495,710

Issuance of treasury shares ..........         --             --             --             9,750            --             9,750
Translation adjustment ...............         --             --             --              --           133,179         133,179
Net income (loss) ....................         --             --       (2,981,977)           --              --        (2,981,977)
                                       -------------------------------------------------------------------------------------------


Balance December 31, 1995 ............ $    150,000   $  3,090,110   $ 26,460,779    $ (4,597,430)   $   (446,797)   $ 24,656,662
                                       ===========================================================================================

                                                       See accompanying notes.

                                      MEM COMPANY, INC. AND SUBSIDIARIES
                                    Consolidated Statements of Cash Flows

                                                                   Years Ended December 31,
                                                         1995                 1994                 1993
                                                     ------------         ------------         ------------
Cash Flows from Operating Activities
Net income (loss) ...........................        $ (2,981,977)        $ (1,328,277)        $ (2,569,906)
Depreciation and amortization ...............           1,719,514            1,640,308            1,451,331
Provision for losses on accounts receivable .             368,330              445,065              119,098
(Increase) decrease in accounts receivable ..            (901,284)          (4,762,020)           1,705,326
(Increase) decrease in inventory ............             748,628           (3,512,810)           2,079,755
(Increase) decrease in other current assets .             337,909               20,741              270,840
Increase (decrease) in accounts payable .....            (964,631)           2,205,017             (377,412)
Increase (decrease) in other accrued expenses            (383,047)             980,500             (315,929)
(Increase) decrease in other assets .........             (14,403)             (15,253)             (27,941)
                                                     ------------         ------------         ------------

Net cash (used in ) provided by operating
   activities ...............................          (2,070,961)          (4,326,729)           2,335,162

Cash Flows from Investing Activities
Additions to plant and equipment ............            (946,333)          (1,023,003)            (719,030)
Payment in lieu of future royalties .........                --                   --               (500,000)
Acquisition of intangibles ..................                --             (6,409,215)                --
Collection of note receivable ...............                --              2,635,989              240,473
                                                     ------------         ------------         ------------

Net cash (used in) investing activities .....            (946,333)          (4,796,229)            (978,557)

Cash Flows from Financing Activities
Short-term borrowings .......................          16,894,091           14,709,272            7,326,415
(Repayments of) short-term borrowings .......         (12,622,580)          (9,209,825)          (9,121,954)
Proceeds from long-term notes ...............                --              7,050,000                 --
(Payments of) long-term notes ...............          (1,535,260)          (3,220,833)             (12,691)
Issuance of treasury stock ..................               9,750                8,250                6,500
                                                     ------------         ------------         ------------

Net cash provided by (used in) financing
   activities ...............................           2,746,001            9,336,864           (1,801,730)

Effect of exchange rate changes on cash .....              99,958              (77,028)             (11,643)
                                                     ------------         ------------         ------------
Net increase (decrease) in cash .............            (171,335)             136,878             (456,768)
Cash at the beginning of the year ...........           1,128,897              992,019            1,448,787
                                                     ------------         ------------         ------------
Cash at the end of the year .................        $    957,562         $  1,128,897         $    992,019
                                                     ============         ============         ============
Supplemental cash flow data:
   Interest paid ............................        $  1,581,743         $    995,727         $    530,488
                                                     ============         ============         ============

                                           See accompanying notes.

                       MEM COMPANY, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                        December 31, 1995, 1994 and 1993


NOTE 1.  ACCOUNTING POLICIES

Nature of business: The Company's business consists of manufacturing, selling and distributing a diversified line of toiletries and accessories to retailers of all sizes. The Company operates in one industry segment. One national customer represented 13% of net sales in 1995 and 14% in 1994. The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral. Financial information about geographic data is disclosed in Item 1(b) of the Company's 1995 Form 10-K.

Consolidation: The consolidated financial statements include the accounts of the Company's subsidiaries. All material intercompany items have been eliminated. The assets and liabilities of foreign subsidiaries have been translated at the exchange rate at the balance sheet date. Revenues, expenses, gains and losses are translated at the average rate for the year, determined by averaging the rates at the end of each calendar quarter.

Deferred financing costs: Deferred financing costs are included in prepaid expenses and are being amortized over the life of the loans.

Intangible assets: Intangible assets arising from the excess of purchase price of subsidiaries acquired prior to 1971 over the fair value of the net assets acquired have not been amortized. Other intangible assets are being amortized on a straight-line basis over twenty to forty years. Impairments are recognized whenever events or changes in circumstances indicate that the carrying amount of intangible assets may not be recoverable and the future undiscounted cash flows attributable to the asset are less than its carrying value. In 1995, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 121 and utilized its provisions in the evaluation of intangible and other long-lived assets. The adoption of SFAS No. 121 had no effect on the financial statements.

Depreciation: For financial accounting purposes, depreciation is provided on the straight-line basis as follows: buildings and improvements - 3 to 25 years; machinery and equipment - 5 to 12 years; furniture and fixtures - 4 to 10 years. For income tax purposes, the Company generally uses accelerated depreciation.

Advance royalty payments and license agreements: License agreements and nonrefundable royalty payments in connection with a licensing agreement are being amortized as selling expense on a straight-line basis which averages seventeen years.

Royalty income: Royalty income represents amounts earned by licensing the English Leather and Tinkerbell trademarks for use by various third parties.

Revenue recognition: Revenues are recorded at the time of shipment of merchandise.

Use of estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. These estimates principally include provisions for sales returns and allowances. Actual results could differ from those estimates.


NOTE 2.  BRITISH STERLING ASSET PURCHASE

On May 20, 1994, the Company acquired certain assets relating to the British Sterling fragrance line of products from the Speidel Division of Textron, Inc. for $9,182,000, of which $8,145,000 was for intangibles, $1,029,000 for inventories and $8,000 for other assets. Other direct costs of the acquisition were $196,215. The purchase was financed by a term loan of $7,050,000 and a note for $1,932,000 payable to Textron. The balance of $396,215 was paid from the Company's working capital.

NOTE 3.  CREDIT ARRANGEMENTS AND NOTES PAYABLE

In March, 1993, the Company obtained a three year secured financing agreement with a financial institution which provided for a revolving line of credit of up to $15,000,000 based on eligible collateral, for working capital purposes. The agreement contains certain covenants generally associated with this type of financing including the pledging of substantially all assets as collateral, a prohibition on the payment of dividends and considers a material adverse change as a potential event of default. Interest on borrowings is at the Bank of America prime rate (8 1/2% at December 31, 1995) plus 2% and an unused line fee of 1/4% is payable at various levels of borrowing. Previous to June, 1995, the interest rate had been prime plus 2.5%.

In connection with the acquisition described in Note 2 above, the agreement was amended in May, 1994 to provide for a five year term loan of $7,050,000, extend the maturity of the agreement by two years to April, 1998 and increase the total permitted borrowings at any time to $17,500,000 (including the outstanding term loan). During peak seasonal periods, this limit may be increased to $20,000,000. The term loan was reduced by $2,465,076 in October, 1994 from the collection of a note receivable held by the Company. Principal of the term loan is payable in equal monthly installments over five years, and interest is determined on the same basis as the revolving line of credit. The agreement was amended in June, 1995 to lower the interest rate and extend the maturity by one year to April, 1999.

Under the terms of the acquisition, the seller received an unsecured note payable for $1,932,000 at 8% interest. This note is payable in three equal annual installments which began June 1, 1995.

The Company's Canadian subsidiary has pledged its land and building as security for a 8.19% note payable which is payable in monthly principal installments of $3,233 until October, 1998 when the balance is due.

The aggregate payments due on all long-term notes payable during each of the three years subsequent to December 31, 1996 are: 1997 - $1,553,990; 1998 - $1,452,931; 1999 - $362,892.

The Company's United Kingdom subsidiary has a line of credit of $932,000 for short term financing at various interest rates, of which $494,935 was outstanding at December 31, 1995. This line is secured by the subsidiary's accounts receivable and inventory.

The weighted average interest rate on short-term borrowings outstanding at December 31, 1995 and 1994 was 10.4% and 11%, respectively.


NOTE 4.    INCOME TAXES

At December 31, 1995, the Company had loss carryforwards for U. S. tax purposes of approximately $9,609,000 of which $679,000 expires in 2006, $3,834,000 in 2007, $1,703,000 in 2008, $625,000 in 2009 and $2,768,000 in
2010. The Company also had approximately $1,541,000 of foreign tax loss carryforwards as of December 31, 1995. Approximately $751,000 of these loss carryforwards will expire between 1998 and 2002 while the remaining $790,000 can be carried forward indefinitely. Under the provisions of SFAS No. 109, a valuation allowance is established if, based on the weight of available evidence, it is more likely than not that a portion of the deferred asset will not be realized. Consequently, at December 31, 1995, the Company has established a valuation allowance against a portion of the above loss carryforwards.

Income (loss) before income taxes is as follows:

                                 1995                1994               1993
                                 ----                ----               ----
Domestic ..............       $(2,892,596)       $(1,151,029)       $(1,974,147)
Foreign ...............           (89,381)          (177,248)          (595,759)
                              -----------        -----------        -----------
                              $(2,981,977)       $(1,328,277)       $(2,569,906)
                              ===========        ===========        ===========

The components of the net deferred tax asset and liability as of December 31,1995 and 1994, were as follows:

                                                       1995             1994
                                                   -----------      -----------
Deferred tax liabilities:
     Property, plant and equipment ...........     $   419,000      $   443,000
                                                   -----------      -----------
     Total deferred tax liability ............     $   419,000      $   443,000
                                                   ===========      ===========
Deferred tax assets:
     Net operating loss carryforwards ........     $ 4,460,000      $ 3,360,000
     Valuation allowance for deferred
          tax assets .........................      (4,041,000)      (2,917,000)
                                                   -----------      -----------
     Net deferred tax asset ..................         419,000          443,000
                                                   -----------      -----------
     Net deferred tax liability ..............     $         0      $         0
                                                   ===========      ===========


The reconciliation of the (benefit) for federal income tax in the financial statements and the (benefit) computed at the statutory rates are as follows:

                                             1995            1994           1993
                                             ----            ----           ----
(Benefit) at statutory rate ........     $(l,013,872)     $(451,614)     $(873,768)
Limitation on utilization of
     domestic losses ...............         937,583        347,150        632,110
Limitation on utilization of
     foreign losses ................          30,389         60,264        202,558
Other - Net ........................          45,900         44,200         39,100
                                         -----------      ---------      ---------
                                         $         0      $       0      $       0
                                         ===========      =========      =========

NOTE 5.  LEASES

The Company rents warehouse and office space under a lease which expires in 2003. The Company is also responsible for the payment of insurance, taxes and maintenance of the property. The future minimum rental commitment for this lease is as follows: 1996 - $62,000; 1997 - $62,000; 1998 - $62,000; 1999 -
$62,000; 2000 - $62,000; thereafter - $186,000. Rental expense amounted to $305,000 in 1995, $351,000 in 1994 and $342,000 in 1993.

NOTE 6.  STOCK OPTIONS

Under the 1987 Non-Qualified Stock Option Plan, 240,000 shares were authorized for issuance. No options have been granted under the Plan.

Under the 1991 Stock Incentive Plan, 200,000 shares of common stock were authorized for issuance to key employees at an option price which is the fair market value on the date of the grant. Awards made under the Plan may be options or contingent options. Contingent options will become exercisable in whole or in part based upon an evaluation of the employee's performance during the year in which the option is granted.

Under the 1993 Non-Employee Stock Incentive Plan, 50,000 shares of common stock were authorized for issuance to non-employee members of the Board of Directors and certain individuals who provide consulting services to the Company at an option price which is the fair market value on the date of grant.

Options issued under the Plans to date are exercisable in various installments, and are exercisable in full after two years from grant.

Information with respect to options is as follows:

                                                                       Option Price
                                                Number of Shares         per Share
                                                ----------------       -------------
Outstanding - December 31, 1992                      43,375                $5.00
Granted                                              35,750            $4.13 - $5.00
Exercised                                              (500)               $5.00
Cancelled                                            (7,000)               $5.00
                                                    -------
Outstanding - December 31, 1993                      71,625            $4.13 - $5.00
Granted                                              20,700                $4.13
Cancelled                                           (10,000)           $4.13 - $5.00
                                                    -------
Outstanding - December 31, 1994                      82,325            $4.13 - $5.00
Granted                                              31,000            $3.50 - $3.88
Cancelled                                            (4,000)           $3.50 - $5.00
                                                    -------
Outstanding - December 31, 1995                     109,325            $3.50 - $5.00
                                                    =======

Options on 74,275 shares were exercisable at December 31, 1995.

NOTE 7.  POSTRETIREMENT BENEFITS

The Company does not provide any postretirement health care, life insurance or other welfare benefit programs to current or former employees except that the Company maintains a defined benefit pension plan for employees who meet certain eligibility requirements. Benefits under the plan are based on salary and years of service. For the past three years, no contributions have been required.

- --------------------------------------------------------------------------------
                                            1995          1994         1993
                                         ---------     ---------     ---------
Service cost-benefits earned
     during the period ...............   $ 190,300     $ 182,915     $ 226,383
Interest cost on projected
     benefit obligation ..............     291,383       291,992       308,755
Investment return on plan assets .....    (929,056)      204,838      (471,152)
Other ................................     452,161      (710,709)      (31,352)
                                         ---------     ---------     ---------
Net pension cost  (benefit) ..........   $   4,788     $ (30,964)    $  32,634
                                         =========     =========     =========
Assumptions:
     Discount rate ...................           8%            8%            8%
     Compensation increases ..........           5%            5%            5%
     Rate of return on assets ........           8%            8%            8%
- --------------------------------------------------------------------------------


A reconciliation between the plan's funded status and the pension asset as recorded in the Company's balance sheet is presented below:


Plan's assets at fair value,
   primarily stocks and bonds .....        $ 5,115,894         $ 4,295,427         $ 5,121,274
Plan's projected benefit obligation         (3,676,167)         (3,699,488)         (3,898,265)
                                           -----------         -----------         -----------
Funded status .....................          1,439,727             595,939           1,223,009
Unrecognized net asset to be
   amortized over 13 years ........           (565,624)           (676,531)           (787,438)
Unrecognized prior service cost ...             85,093              95,864             106,635
Unrecognized asset (gain)
   over expected return ...........           (947,985)                727            (557,171)
                                           -----------         -----------         -----------
Prepaid (accrued) pension cost ....        $    11,211         $    15,999         $   (14,965)
                                           ===========         ===========         ===========
Actuarial present value of
   accumulated benefit obligation:
   Vested .........................        $ 2,557,886         $ 2,636,587         $ 2,532,562
   Not yet vested .................            160,700             148,055             175,622
                                           -----------         -----------         -----------
Accumulated benefit obligation ....        $ 2,718,586         $ 2,784,642         $ 2,708,184
                                           ===========         ===========         ===========

NOTE 8.  QUARTERLY FINANCIAL DATA (UNAUDITED)

Following is a schedule of key financial data by quarter for the years 1995 and 1994.

- ---------------------------------------------------------------------------------------
                                Gross                                    Average shares
Quarters       Net sales        profit       Net income     Net income    outstanding
Ended            (000)          (000)          (000)         per share       (000)
- --------        -------        -------        -------         -------        -----
03/31/94        $ 5,241        $ 2,159        $(1,087)        $  (.42)       2,573
06/30/94        $ 5,647        $ 1,870        $(2,129)        $  (.83)       2,573
09/30/94        $19,057        $ 9,797        $ 1,162         $   .45        2,575
12/31/94        $23,149        $10,727        $   726         $   .28        2,576
03/31/95        $ 6,282        $ 2,813        $  (994)        $  (.39)       2,580
06/30/95        $ 4,704        $ 1,970        $(2,202)        $  (.85)       2,580
09/30/95        $16,699        $ 7,804        $   554         $   .22        2,580
12/31/95        $17,140        $ 6,620        $  (340)        $  (.14)       2,581
- ---------------------------------------------------------------------------------------

Since the Company's business is seasonal in nature, comparisons among quarters of the year are not necessarily indicative of a trend in the results of operations, but principally reflect this seasonality.



- -----------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------

                               MEM COMPANY, INC. AND SUBSIDIARIES
                         Schedule II - Valuation and Qualifying Accounts
                          Years Ended December 31, 1995, 1994 and 1993

                                            Additions           Deductions
                       Balance at           charged to         write-off of            Balance
                       beginning            costs &            uncollectible           at end
Description            of year              expenses             accounts              of year
- ----                   --------             --------             --------              --------
Allowance for
doubtful
accounts:
1995                   $661,654             $368,330             $349,665              $680,319
1994                   $450,136             $445,065             $233,547              $661,654
1993                   $496,368             $119,098             $165,330              $450,136

         Accounts receivable are stated net of a gross provision for merchandise returns and other items in the amounts of $4,200,000 and $5,600,000 and $3,700,000 for the years ended December 31, 1995, 1994 and 1993, respectively.

         The net deferred tax asset is stated net of valuation allowances of $4,041,000, $2,917,000 and $2,467,000 for the years ended December 31, 1995,
1994 and 1993, respectively. After deducting the deferred tax liability, the net deferred tax asset was $-0- in each of the three years.

                                                                    Exhibit E


                                   FORM 10-Q
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington D. C. 20549


(Mark one)
    (X) QUARTERLY REPORT PURSUANT TO SECTION 13 or 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934.

For the quarterly period ended  JUNE 30, 1996

    ( )       TRANSITION REPORT PURSUANT TO SECTION 13 or 15 (d)
              OF THE SECURITIES EXCHANGE ACT OF 1934.

For the transition period from          to         .
                               --------    --------
Commission File Number 1-5292

                               MEM COMPANY, INC.
                               -----------------
             (Exact name of Registrant as specified in its charter)

                  NEW YORK                                 13-5546930
                  --------                                 ----------
       (State or other jurisdiction of                 (I. R. S. Employer
        incorporation or organization)               Identification Number)

          UNION STREET EXTENSION
           NORTHVALE, NEW JERSEY                             07647
          -----------------------                            -----
 (Address of principal executive offices)                  (Zip Code)

Registrant's telephone number, including area code:   (201)  767 - 0100


         Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes X No
                                              ---    ---

                     APPLICABLE ONLY TO CORPORATE ISSUERS:
         Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date. 2,583,184 shares of Common Stock were outstanding at June 30, 1996.

                                     PART I
                       MEM COMPANY, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                JUNE 30, 1996 AND DECEMBER 31, 1995 (UNAUDITED)

                                                                      6/30/96        12/31/95
                                                                   ------------    ------------
ASSETS:
- -------
Current assets:
Cash                                                               $    160,670    $    957,562
Accounts receivable, less allowance for doubtful accounts
       of $648,355 at 6/30/96 and $680,319 at 12/31/95                5,045,762      13,381,468
Inventories, at lower of cost  (first-in, first out)  or market:
       Finished goods                                                 7,448,374       6,021,947
       Raw materials and work in process                             11,972,955       8,582,573
Prepaid expenses                                                      1,450,637         825,377
                                                                   ------------    ------------
Total current assets                                                 26,078,398      29,768,927

Property, plant and equipment, at cost                               19,269,804      19,106,128
Less accumulated depreciation                                       (14,485,038)    (13,924,996)
                                                                   ------------    ------------
Net property, plant and equipment                                     4,784,766       5,181,132

Other assets:
Advance royalty payments - net                                          496,170         567,450
Other assets                                                            250,516         208,132
Intangibles - net                                                     9,859,941      10,098,702
                                                                   ------------    ------------
Total assets                                                       $ 41,469,791    $ 45,824,343
                                                                   ============    ============
LIABILITIES AND STOCKHOLDERS' EQUITY
- ------------------------------------
Current liabilities:
Loans payable to financial institutions and banks                  $ 10,032,496    $ 10,791,385
Accounts payable                                                      5,764,558       3,523,504
Accrued expenses                                                      1,629,645       1,928,989
Notes payable - current portion                                       1,553,990       1,553,990
                                                                   ------------    ------------
Total current liabilities                                            18,980,689      17,797,868

Long-term notes                                                       2,274,005       3,369,813

Commitments and contingencies

STOCKHOLDERS' EQUITY
- --------------------
Common stock,  $.05 par value; 6,000,000 shares authorized,
       3,000,000 shares issued                                          150,000         150,000
Additional paid-in capital                                            3,090,110       3,090,110
Retained earnings                                                    22,034,385      26,460,779
Less:  Common stock in treasury, at cost                             (4,597,430)     (4,597,430)
       Cumulative translation adjustment                               (461,968)       (446,797)
                                                                   ------------    ------------
Total stockholders' equity                                           20,215,097      24,656,662
                                                                   ------------    ------------
Total liabilities and stockholders' equity                         $ 41,469,791    $ 45,824,343
                                                                   ============    ============

                      MEM COMPANY, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    SIX MONTHS ENDED JUNE 30, 1996 AND 1995
                                  (UNAUDITED)

                                           1996            1996            1995            1995
                                          QUARTER      YEAR TO DATE       QUARTER      YEAR TO DATE
                                       ------------    ------------    ------------    ------------
Net sales                              $  4,258,979    $  9,180,831    $  4,703,688    $ 10,985,222

Costs and expenses:
Cost of sales                             2,919,048       5,663,400       2,733,824       6,202,368
Selling and shipping expense              2,245,664       4,209,123       2,527,112       4,807,886
General and administrative expense        1,317,987       2,679,238       1,226,176       2,441,254
                                       ------------    ------------    ------------    ------------
         Total costs and expenses         6,482,699      12,551,761       6,487,112      13,451,508
                                       ------------    ------------    ------------    ------------
                                         (2,223,720)     (3,370,930)     (1,783,424)     (2,466,286)

Other income (expense):
Royalties, interest and other income         43,035         132,080          72,405         177,170
Amortization of intangibles                (119,381)       (238,761)       (119,358)       (238,689)
Merger expenses                            (288,276)       (288,276)           --              --
Interest expense                           (303,961)       (585,046)       (323,900)       (587,894)
Financing expense                           (42,293)        (75,461)        (47,898)        (80,295)
                                       ------------    ------------    ------------    ------------
Net (loss)                             $ (2,934,596)   $ (4,426,394)   $ (2,202,175)   $ (3,195,994)
                                       ============    ============    ============    ============
Net (loss) per share                   $      (1.13)   $      (1.71)   $       (.85)   $      (1.24)
                                       ============    ============    ============    ============
Average shares outstanding                2,583,184       2,583,184       2,580,184       2,580,184


Net income (loss) per share was determined by dividing net income (loss) by the average number of shares outstanding during the respective period.

                      MEM COMPANY, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                    SIX MONTHS ENDED JUNE 30, 1996 AND 1995


                                                         1996            1995
                                                      -----------    -----------
Cash Flows from Operating Activities:
Net income (loss)                                     $(4,426,394)   $(3,195,994)
Depreciation and amortization                             869,947        844,071
Provision for losses on accounts receivable               157,194        108,942
(Increase) decrease in accounts receivable              8,172,581      7,226,063
(Increase) decrease in inventory                       (4,814,564)    (6,047,332)
(Increase) decrease in other current assets              (624,633)      (204,000)
(Increase) decrease in other assets                       (42,384)       (13,838)
Increase (decrease) in accounts payable                 2,241,316        729,137
Increase (decrease) in accrued expenses                  (298,931)      (988,162)
                                                      -----------    -----------
Net cash provided by (used in) operating activities     1,234,132     (1,541,113)

Cash Flows from Investing Activities:
Additions to plant and equipment                         (163,592)      (496,887)
                                                      -----------    -----------
Net cash (used in) investing activities                  (163,592)      (496,887)

Cash Flows from Financing Activities:
Short-term borrowings                                   5,656,747      8,611,394
(Repayments of) short-term borrowings                  (6,416,264)    (6,316,076)
(Payments of) long-term notes                          (1,095,809)    (1,089,159)
                                                      -----------    -----------
Net cash (used in) provided by financing activities    (1,855,326)     1,206,159

Effect of exchange rate changes on cash                   (12,106)         1,304
                                                      -----------    -----------
Net (decrease) in cash                                   (796,892)      (830,537)

Cash at the beginning of the year                         957,562      1,128,897
                                                      -----------    -----------
Cash at the end of the period                         $   160,670    $   298,360
                                                      ===========    ===========


The information on pages 2-4 reflects all adjustments of a normal recurring nature which the Company considers necessary for a fair presentation of the results for those periods.

                    Management's Discussion and Analysis of
                 Financial Condition and Results of Operations


Six Months Ended June 30, 1996 and 1995
- ---------------------------------------

         Net sales for the first half of 1996 were 16% lower than in the prior year period. Gross sales decreased 9% or $1,425,000 and returns and allowances increased 10% or $380,000. The decline in gross sales is the result of lower sales of Timberline and British Sterling men's fragrances, Tinkerbell products, and to a lesser extent, Heaven Sent women's products. The sales decline principally occurred in the first quarter of the year as a result of a relatively modest performance at Christmas by major retailers with the consequent carryover of inventories into the first quarter of 1996. This carryover also contributed to an increase in returns and allowances in the second quarter compared to the same period last year. Net sales in the United Kingdom declined as a result of higher returns and allowances. Canadian business continued to be weak, with lower gross sales and higher returns than in the first six months of 1995. Modest sales price increases on some products were effective at the beginning of 1996, but did not have a significant impact on revenues. The effects of inflation and exchange rate fluctuations were not material.

         Cost of sales increased in relation to sales primarily as a result of the higher returns experienced in the second quarter of 1996 compared to 1995. Cost of goods was also higher in relation to sales due to the impact of lower than normal sales prices on certain inventories sold during the period and other inventory valuation adjustments.

         Selling and shipping expense increased from 44% of sales to 46% in 1996. The primary reason for this increase is the relatively fixed nature of the Company's selling expense. Distribution and marketing expenses were slightly lower in relation to sales in 1996 compared to 1995. General and administrative expense increased $238,000, primarily due to increased compensation expenses and also for increases in management information systems expenses and a higher provision for doubtful accounts.

         Royalties, interest and other income declined primarily due to additional miscellaneous other expenses compared to the first half of 1995. Merger expenses of $288,000 through June 30, 1996 were professional fees incurred in connection with the work of the Special Committee of the Board of Directors and their advisors. Interest expense was at the same level as in the first half of 1995. Interest on higher average loans outstanding was offset by lower rates paid during the period. The Company has significant tax loss carryforwards available to offset future taxable income.

Quarter Ended June 30, 1996 and 1995
- ------------------------------------

         Net sales declined by $445,000 as a result of a decline in gross sales of $135,000 and an increase in returns and allowances of $310,000. The decline in gross sales was due to lower sales of Tinkerbell products. The increase in returns and allowances resulted from Tinkerbell returns in the United States, and from higher returns and allowances in both Canada and the United Kingdom. Cost of sales increased in relation to sales from 58% in 1995 to 68% in 1996. The reasons for the change are substantially the same as those mentioned in the six months discussion. Selling and shipping expense declined from 54% of sales to 53%, primarily as a result of lower marketing expenses. General and administrative expense increased $92,000 as a result of an increase in the provision for doubtful accounts of $50,000 and the remainder was principally from increases in compensation expense. The reasons for changes in other income (expense) are substantially the same as discussed previously.

Liquidity and Capital Resources
- -------------------------------

         The Company's business is highly seasonal. In the first nine months of the year, cash is required to buy and manufacture inventories. The peak shipping months are from August through November and funds are required to finance accounts receivable from shipment date to December and January, when the Company receives significant cash collections. To finance these needs, the Company uses its working capital, which was $11,971,000 at the end of 1995 and a revolving credit agreement with financial institutions. This agreement was amended May 1, 1996 and now provides for total borrowings (including the outstanding term loan) of $20,000,000 which may be increased to $22,000,000 during peak seasonal periods. At June 30, 1996, the term loan outstanding was $2,541,000 and $9,429,000 was outstanding under working capital loans.

         In the first half of the year, the Company collects accounts receivable from the previous Holiday season. Initial positive cash flow is used to repay short-term borrowings and then short-term borrowings are utilized. In the first half of 1996, the Company reduced its receivables to a greater extent than in 1995, reduced its investment in inventory, and increased its payables and accrued expenses, resulting in cash provided by operations of $1,234,000 as compared to cash used in operations of $1,541,000 in 1995.

         The financing agreement contains a prohibition on the payment of dividends if the Company operates at a loss. There are no material commitments for property, plant and equipment expenditures.

         In late February, 1996, the Company announced that a Special Committee of the Board of Directors had been appointed to explore strategic alternatives for the Company. In April, 1996, the Company announced that it had retained Peter J. Solomon Company Limited, an investment banking firm, to work with the Company and the Special Committee of the Board.

         On June 24, 1996, the Company announced that it had reached an agreement in principle to be acquired by Renaissance Cosmetics, Inc. at $7.50 per share, subject to various conditions.



                                    Part II
                               MEM Company, Inc.


Item 1.  Legal Proceedings
         -----------------

         On July 31, 1996, Tom Randall ("Randall"), on behalf of himself and all other shareholders of the Company (other than the defendants), filed a purported class action suit in Supreme Court, State of New York, against the Company and four of its current and former directors, Gay A. Mayer, Elizabeth
C. Mayer, Bruce J. Klatsky and Paul Hallingby, Jr., seeking equitable relief and unspecified compensatory damages. The suit alleges, among other things, that the consideration proposed to be paid to public shareholders of the Company under the terms of the transactions contemplated by the agreement in principle with Renaissance Cosmetics, Inc. ("RCI") announced June 24, 1996 is inadequate and grossly unfair to the public shareholders of the Company and further that the individual defendants, in violation of their fiduciary obligations to maximize shareholder value, have not considered potential purchasers of the Company or its stock in a manner designed to obtain the highest possible price for the Company's public shareholders. Randall seeks, among other things, an order of the Court requiring defendant to seek other buyers of the Company and, in the event that the proposed transactions with RCI are consummated, Randall seeks to recover damages caused by the alleged breach of fiduciary duties owed by the individual defendants to the shareholders of the Company, together with fees and expenses.

                                    PART II
                               MEM COMPANY, INC.
                               OTHER INFORMATION


Item 4.  Submission of Matters to a Vote of Security Holders
         ---------------------------------------------------

         On April 23, 1996, an annual meeting of shareholders of the Company was held at which (i) directors were elected to serve until their successors shall have been elected and shall have qualified and (ii) the selection of Ernst & Young LLP as independent auditors for the Company for the fiscal year ending December 31, 1996 was ratified. The number of votes cast for, against or withheld/abstained with regard to the each nominee or matter are set forth below.

                                                                 Withheld
                                 For             Against        Abstained
                                 ---             -------        ---------
Election of Directors
  Elizabeth C. Mayer         2,493,805             N/A            11,884
  Paul Hallingby, Jr.        2,440,516             N/A            65,173
  Gay A. Mayer               2,493,605             N/A            12,084
  Derek B. Van Dusen         2,494,805             N/A            10,884
  Robert E. Mulcahy III      2,494,805             N/A            10,884
  Laurette M. Beach          2,494,905             N/A            10,784
  Bruce J. Klatsky           2,495,005             N/A            10,684

Ratification of Auditors     2,502,009             2,742             938


Item 6.       Exhibits and Reports on Form 8-K

Item 6a.      Exhibits - None

Item 6b.      Reports - None


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                            MEM COMPANY, INC.

                                            BY:  /S/  Michael G. Kazimir, Jr.
                                                -----------------------------
                                            MICHAEL G. KAZIMIR, JR.
                                            Executive Vice President
                                            Duly Authorized Officer &
                                            Chief Financial Officer
August 6, 1996

                                                                EXHIBIT F

- -------------------------------------------------------------------------------


                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                 FORM 10-K

[X]        ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
           SECURITIES EXCHANGE ACT OF 1934 [FEE REQUIRED]

                   For the fiscal year ended March 31, 1996.

Commission file number 33-87280

                          RENAISSANCE COSMETICS, INC.
            (Exact name of registrant as specified in its charter)

                     DELAWARE                      06-1396287
      (State of other jurisdiction of          (I.R.S. employer
      incorporation or organization)           identification no.)

       955 MASSACHUSETTS AVENUE
       CAMBRIDGE, MASSACHUSETTS                       02139
   (Address of principal executive offices)         (Zip code)


                                (617) 497-5584
             (Registrant's telephone number, including area code)
       Securities registered pursuant to Section 12(b) of the Act: None.
       Securities registered pursuant to Section 12(g) of the Act: None.

           Indicate by check mark whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months(or for such shorter period that the registrant was required to file such reports), and (2) has been subject to
such filing requirements for the past 90 days.         Yes    X     No
                                                             ----       -----

           Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [X]

          As of June 15, 1996, there were outstanding 721,168 shares of the registrant's common stock, $.01 par value per share.

                  Documents Incorporated By Reference: None.

- -------------------------------------------------------------------------------



                                     INDEX



                                                                                                                          PAGE
PART I.......................................................................................................................4


           Item 1.  Business.................................................................................................4
           Item 2.  Properties..............................................................................................13
           Item 3.  Legal Proceedings.......................................................................................13
           Item 4.  Submission of Matters to a Vote of Security-Holders.....................................................14

PART II.....................................................................................................................15

           Item 5.  Market for Registrant's Common
                       Equity and Related Stockholder Matters...............................................................15
           Item 6.  Selected Financial Data.................................................................................15
           Item 7.  Management's Discussion and Analysis of
                       Financial Condition and Results of Operations........................................................17
           Item 8  Financial Statements and Supplementary Data..............................................................20
           Item 9.  Changes in and Disagreements With Accountants on
                       Accounting and Financial Disclosure..................................................................47

PART III....................................................................................................................48

           Item 10.  Directors and Executive Officers of the Registrant.....................................................48
           Item 11.  Executive Compensation.................................................................................52
           Item 12.  Security Ownership o f Certain Beneficial Owners and Management........................................54
           Item 13.  Certain Relationships and Related Transactions.........................................................56

PART IV.....................................................................................................................58

           Item 14.  Exhibits, Financial Statement Schedules and Reports on Form 8-K........................................58

                                       2

                 SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS


           Certain statements under the captions "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," and elsewhere in this Form 10-K, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are typically identified by their inclusion of phrases such as "the Company anticipates," "the Company believes" and other phrases of similar meaning. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others: general economic and business conditions; competition; development and operating costs; advertising and promotional efforts; brand awareness; acceptance of new product offerings; changes in business strategy or development plans; quality of management; availability, terms, and development of capital; and other factors referenced in this Form 10-K.

                                    PART I
                                 ------------
ITEM 1.  BUSINESS.

GENERAL

           The Company was incorporated in Delaware in 1994. Its principal executive offices are located at 955 Massachusetts Avenue, Cambridge, Massachusetts and its telephone number is (617) 497-5584.

           Renaissance Cosmetics, Inc., through its subsidiaries (collectively, the "Company"), manufactures and markets a variety of artificial fingernail and fragrance products in the United States and internationally. The following table sets forth the principal brands manufactured and marketed by the Company:


           ARTIFICIAL FINGERNAIL PRODUCTS                                       Fragrances
La Joie                  Quikfile                    Chantilly                                Tabu
Press & Go               Quickshine                  Raffinee                                 Ambush
Petite Press & Go        Filepro                     Lutece                                   Canoe
Sport Press & Go         Pro 10                      Alyssa Ashley Musk                       Canoe-Sport
Quik Fit                 Pro 10 Nail Lacquer         Demi-Jour                                Herbissimo
Sculpture Quick          UltraGel Gel Nails          Monsieur Musk                            Classic Gardenia
Sculpture Quik II             with Built-In Color    French Garden Flowers                    White Chantilly
Wrap Quick               Nail Fetish!                English Waterlilys                       DREAMS BY TABU
                                                     Parfums Parquet's French Vanilla

Each of the brands listed above is a trademark owned by or licensed to the Company.

           ARTIFICIAL FINGERNAIL PRODUCTS. The Company manufactures and markets fingernail care products under the brand names of LaJoie and Pro10. The LaJoie line is marketed as an easy-to-use line of artificial fingernail products, acrylic applications and accessories. This line includes full-length artificial fingernails, fingernail tips, and kits of basic "fingernail sculpting" materials for simple self-application and related accessories.

           The Pro10 line is a leading professional "salon-standard" fingernail care line sold through retailers. This line includes artificial fingernail tips, a selection of alternative coatings and salon-quality abrasives. These products are similar to those commonly used by professional fingernail technicians, but are designed, formulated, and packaged for retail purchase. This line of products also permits customers to maintain their nails in an unenhanced, "natural state," and therefore also includes a line of nail strengtheners, nail builders, finish coats, and cuticle creams.

           Each of the LaJoie and Pro10 lines includes products that permit customers to apply an overlay, or a coating, over the natural fingernail or the natural fingernail as extended by an artificial fingernail tip, in order to harden and smooth the fingernail surface. The LaJoie overlay is an acrylic, while the Pro10 line offers acrylic, silk wrap and gel overlay products.

           FRAGRANCE PRODUCTS. The women's and men's fragrance products manufactured and marketed by Dana include some of the oldest and most recognized brand names in the industry. The Company markets these products toward the high-quality, value-oriented mass-market segment of the market.

           Among the Company's better-known brand names are Chantilly and Tabu. Introduced in 1941 and 1931, respectively, Chantilly and Tabu are two of the oldest brand name fragrances in the United States. Previously marketed through department stores, in the 1970's Chantilly was redirected to the mass-market and second-tier department stores where it is merchandised as a high-end product. Both the Chantilly and the Tabu lines include a number of fragrances, sprays, bath gels, powders and lotions. Based upon Chantilly's and Tabu's longevity in the market and market share, the Company believes that the Chantilly and Tabu brands enjoy significant customer loyalty and name recognition and that many customers purchasing these products today have been buying the product for more than 20 years.

           A major men's fragrance brand of the Company is Canoe. Introduced in the late 1950's, Canoe was originally sold as a department store fragrance, and in the 1970's it was redirected to the mass-market segment of the fragrance market.

           The Company's Ambush line was introduced in 1962 to capitalize on the large number of women who were buying Canoe for their own use. The Company's Herbissimo line was originally introduced in Spain and then to the U.S. market.

           The Company's Raffinee fragrance was introduced in 1982 as a department store fragrance. In 1994 Raffinee was marketed as a high-end fragrance within the mass-market segment. In 1984, Lutece was launched as a follow-on to the Raffinee line, designed and created to address the upscale, glamour segment of the mass-market.

           The Company's Alyssa Ashley Musk fragrance line, which was introduced in 1972, was created to address the popular musk trend which occurred at that time. The product achieved strong growth and customer loyalty during the 1970s and 1980s and is currently sold in more than 13,000 retail outlets. Within the musk family, the Company also offers Monsieur Musk for men which includes a full range of products comprised of aftershave, cologne and deodorant. The Monsieur Musk line is sold in approximately 2,500 retail outlets.

           The Company's other fragrance lines include French Vanilla, English Waterlilys, French Garden Flowers and Demi-Jour. These fragrances are generally marketed in a variety of formats including sprays, pour-bottles, powders and lotions. The Company believes its fragrances have multi-ethnic and multi-generational appeal to buyers in the mass-market.

PRODUCT DEVELOPMENT AND NEW PRODUCTS

           The Company's research and development activity primarily is conducted by Company personnel, utilizing consumer focus groups, tests in fingernail care salons and consumer questionnaires. By focusing on product-development activities, the Company attempts to identify and develop new products quickly and efficiently in response to market opportunities.

           Within the artificial fingernail segment, the Company introduced a line of nail lacquer under the Pro10 brand in February 1995. With its successful launch, Pro10 is now outselling several major and minor brands. In February 1996, the Company introduced UltraGel Gel Nails with Built-In Color, a line of gel nails with a simple, two-step application, and in January 1996, it launched Nail Fetish!, a line of nail art, lacquer, files, tips and glues for the teenage consumer. In addition, the Company is developing a number of additions to its existing product line, including fingernail treatments and cuticle removers and treatments.

           In the fragrance segment, the Company launched its Parfums Parquet's French Vanilla line in October 1994. The product was created and designed to address the emerging demand for fragrances based on the scent of vanilla extract. This line consists of two fragrance sprays and has already secured placement in over 9,000 retail outlets. In the Spring of 1995, the Company introduced a new fragrance line, Classic Gardenia, which is geared for women over 25 years of age and is positioned as a romantic fragrance, and in August 1995, it launched White Chantilly, which, with a lighter scent and prestige-like packaging at a mass-market price, aims toward a younger audience. In February 1996, the Company introduced DREAMS BY TABU, a classic "daytime" female fragrance, which will be marketed as Tabu's younger sister.

ACQUISITIONS

           In 1994, the Company completed four acquisitions:

           THE HOUBIGANT ACQUISITION. In July and August 1994, the Company entered into three license agreements (collectively, the "Houbigant Acquisition") pursuant to which it obtained certain exclusive worldwide rights to manufacture and distribute the mass-market fragrances formerly marketed by Houbigant, Inc. (the "Houbigant Fragrances"). The primary license (the "Houbigant Western Hemisphere License") provides the Company with exclusive rights in the western hemisphere (excluding Canada) to 11 of the Houbigant Fragrances (including Chantilly, Lutece, Raffinee, and French Vanilla). The second license provides the Company with exclusive rights in the eastern hemisphere to 11 of the Houbigant Fragrances. Each of these two licenses is with Houbigant, Inc. and has an initial term of seven years with options for seven additional five-year terms, or a total of 42 years if all of the options are exercised. Since November 18, 1993, Houbigant, Inc. has been the subject of a proceeding under Chapter 11 of the United States Bankruptcy Code. The third license, with Harby's Corporation NV, provides the Company with exclusive western hemisphere rights to the Houbigant Fragrances that are marketed under the Alyssa Ashley name (including Alyssa Ashley Musk and French Garden Flowers) for a total term of 25 years if all options for additional terms are exercised.

           THE COSMAR ACQUISITION. In August 1994, the Company purchased the artificial fingernail assets and business of its predecessor for an aggregate purchase price of $66.3 million (the "Cosmar Acquisition"), consisting of $61.3 million in cash and $5.0 million aggregate principal amount of subordinated notes due 2002 issued by the Company (which note is reflected on the Company's balance sheet at March 31, 1996 at a value of $3.7 million).

           THE DANA ACQUISITION. In December 1994, the Company purchased the assets and business of a group of companies (the "Dana Group") that manufactured and marketed internationally the Dana line of fragrance products (including Tabu, Ambush, and Canoe) (the "Dana Fragrances") for a purchase price of approximately $21.9 million (the "Dana Acquisition"). In connection with this acquisition, (i) the Company entered into an option agreement (the "Brazil Option Agreement") pursuant to which the Company has the option to acquire the company ("Dana Brazil") marketing these products in Brazil for $100,000 and (ii) the Company entered into a management agreement with Dana Brazil whereby the Company managed the operations of Dana Brazil. In December 1995, the Company acquired Dana Brazil for $100,000 pursuant to the exercise of the Brazil Option Agreement.

           THE CANADIAN ACQUISITION. In December 1994, the Company acquired (the "Canadian Acquisition") substantially all of the assets, and assumed certain liabilities, of three companies (collectively, "Houbigant Ltee.") engaged in the manufacture and sale of the Houbigant Fragrances in Canada. As a result of the Canadian Acquisition, the Company obtained certain Canadian license rights to the Houbigant Fragrances and related products and certain manufacturing and production facilities. The Company is currently in negotiation with Houbigant, Inc. with respect to a proposed amendment to these license rights which would conform these rights to the Houbigant Western Hemisphere License. The Company believes this proposed amendment will be executed and will become effective upon bankruptcy court approval.

INDUSTRY OVERVIEW

           DISTRIBUTION CHANNELS. The fragrance/cosmetics industry relies on two primary channels of distribution: department/specialty stores which, according to industry estimates, in 1995 accounted for approximately 42% of total industry revenues and mass-market retailers which accounted for approximately 58% of total industry revenues.

           Fragrance and cosmetics products sold through the department/specialty store channel are generally characterized as "prestige" brands which are primarily marketed on perceived image and quality at substantially higher prices than those sold in the mass-market channel. Consequently, product offerings in this channel tend to be much more sensitive than those in the mass-market to changes in fashion and more dependent upon popular trends and/or designers, which results in a greater number of new product introductions. The introduction of new products in department/specialty stores is facilitated, in part, by a greater level of personal customer service during the sales process through the use of sales personnel or in-store manufacturer representatives who "push" new products to consumers. In addition, department/specialty retailers generally reorganize their selling space and product mix several times per year to accommodate changing trends, whereas mass-market retailers generally do so only once per year. As a result, manufacturers are able to introduce new products more easily and frequently through department/specialty store distribution channels, as well as depend on in-store direct selling efforts rather than broad-based consumer advertising to attract customers. While this results in greater flexibility to change product offerings to match current fashions, it also reduces brand stability and consumer loyalty.

           The mass-market distribution channel for fragrances is comprised of three segments: chain drug stores, mass merchandisers and supermarkets. In 1995, chain drug stores accounted for approximately 55% of total retail revenues of this channel, mass merchandisers accounted for approximately 33% and supermarkets, including combination supermarket/drug stores, accounted for approximately 12%. Products sold through this distribution channel are primarily value-oriented with a greater emphasis placed on price and utility relative to products sold in department/specialty stores which are sold based upon perceived image and fashion. Since mass-market retailers depend upon self-selection and employ only a nominal amount of in-store personnel for sales support, shelf space is the critical and predominant means of gaining consumer exposure in this channel. Accordingly, mass-market retailers are becoming more aware of the benefits of sophisticated category/space management systems, such as those utilized by the Company, to maximize revenues generated by their existing shelf space. Retailers are therefore reluctant to allow new products to displace proven high-volume products without the guarantee of extensive advertising support to generate consumer interest.

           ARTIFICIAL FINGERNAIL MARKET. The domestic retail artificial fingernail market, which generated retail revenues of approximately $161 million in 1995, is the fastest growing segment of the domestic retail fingernail care products market (which had retail revenues in excess of $670 million in 1995), having grown at a compound annual rate of over 18% from 1984 to 1995. The mass-market distribution channel accounts for the majority of retail sales of artificial fingernail products with the chain drug store segment accounting for approximately 56% of total mass-market revenues, the mass merchandiser segment, which is the fastest growing segment, accounting for approximately 32% and the supermarket segment accounting for approximately 12%. The shift from salons to self-select retail products has resulted primarily from an improvement in product quality (e.g., a more natural appearance), simplified product application and a greater selection of products. In addition, high repeat purchases by consumers, who typically purchase up to 10-15 packages per year, provide market stability and high inventory turnover resulting in greater retail shelf space allocation. The total domestic market for artificial fingernail products, and fingernail related products, including those sold in salons, has grown from $1.4 billion in 1989 to $3 billion in 1995.

           FRAGRANCE MARKET. The domestic retail fragrance market, had revenues of $1.5 billion in 1995; industry growth rates have varied between
- -5% and +5% for the last 10 years. The fragrance market is highly fragmented, with the most popular brand having a share of less than 5%, although there are several large competitors with significant aggregate market share. In 1995, the Chantilly and Tabu brands were ranked among the top ten brand names of women's fragrances sold in drug stores; Chantilly held 2.8% and Tabu held
2.01% of the total dollar share. Moreover, in 1995, the Company's entire line of women's fragrances captured 6.0% of the dollar share of women's fragrances sold in drug stores and mass merchandisers, up from 5.1% in the previous year. This market is divided into two principal categories: "prestige" products and mass products. The primary differences between prestige and mass products are price, quality and perceived image. The quality of a fragrance product is determined by its packaging as well as the concentration of the oils in the fragrance formula. Perceived image is based upon fashion and popular trends as well as the designer associated with the product. Prestige products are sold primarily based upon perceived image and quality at substantially higher price points than mass products. Initial consumer purchase decisions are generally based upon the perceived quality of the product, regardless of whether it is a prestige or mass fragrance brand. Repeat purchases, however, are primarily based upon the performance (i.e., duration and aroma) of the product. To survive in the mass-market, fragrance brands must generate high levels of repeat purchases. The Company believes "classic" fragrance products, which generally have more than 20 years of sales history and are characterized by extensive brand name recognition and strong customer loyalty, obtain such status based upon the performance of their scents. The Company estimates that less than 1% of all fragrance brands introduced each year achieve such "classic" status.

MARKETING AND DISTRIBUTION

           The Company's products are sold principally through the domestic mass-market, or self-select, distribution channel. The mass-market channel includes chain drug stores (such as Revco, Walgreens, Thrifty and Payless), mass merchandisers and discounters (such as Wal- Mart and Kmart) and supermarkets and combination supermarket/drug stores (such as Safeway and Smiths). The Company's brands are sold through over 1,000 retailers with 25,000 locations primarily in the United States. The Company has focused its distribution efforts on the mass-market channel because the Company believes the mass-market channel represents the fastest growing segment of the fragrance and artificial fingernail care markets. The Company also sells a limited amount of its artificial fingernail products through wholesale distributors to beauty supply stores and hair, fingernail and skin salons. Outside the United States, the Company sells its artificial fingernail products and the Dana Fragrances in over 30 countries, and sells the Houbigant Fragrances in Canada and, to a lesser extent, the United Kingdom. These international sales are made principally through the use of local distributors and licensees. During the year ended March 31, 1996, the Company had international net sales of $22,910,000, or 17.5% of the Company's total net sales. The Company anticipates that foreign sales may represent an increasing percentage of the Company's business in future periods.

           To induce consumers' trial and repeat purchases, the Company relies on price, quality, product packaging and in-store displays which generally have been provided to retailers free of charge. In addition, the Company has purchased ongoing trade advertising for its artificial fingernail products directed toward chain drug retailers, mass merchandisers and supermarket chains. The Company also utilizes substantial advertising campaigns for both its artificial fingernail and fragrance products.

           The Company's fingernail care products are sold primarily by a network of over 75 independent sales representatives. These sales representatives are supervised by the Company's internal staff of sales personnel. In addition, the Company utilizes an outside service merchandiser to monitor and improve the presentation of its products on retailers' shelves.

           The Company's fragrance products are sold domestically through an internal sales staff of 22 people, consisting of 15 account managers, three regional managers and four key account managers, and also through eight independent representatives. The key account managers are responsible for selling the Company's products to major retailers such as Penney's, Sears, Walmart and Eckerds. The Company intends to increase the number of retailers serviced by its key account managers because it believes that the retailers' confidence in the Company's products is increased by the continuity of representation provided by its key account managers.

           The Company's fragrances are currently sold in Europe, Asia, South America, Central America, the United Kingdom, Canada, Australia, New Zealand, the Middle East and Africa, through licensees and in Spain and Argentina where Dana's subsidiaries sell products directly. The Company's artificial fingernail products are currently sold by local distributors in Europe, Canada, Mexico, Puerto Rico, Paraguay, Australia and China.

           Management believes that opportunities exist to cross-distribute the Company's fragrance and artificial fingernail product lines in Europe and Latin America, areas where the Company's products are either unmarketed or under represented. These opportunities would be supported in the fragrance market by the Company's European and Latin American manufacturing facilities acquired in the Dana acquisition.

           Domestically, the Company communicates directly with artificial fingernail consumers through its Consumer Assistance Hotline. The Company's toll-free number for consumer assistance is displayed on each fingernail product package. Consumers are supported on any questions that arise in using the Company's products. The Company believes that its toll-free number has served to reinforce customer loyalty.

           See note 19 to the Company's consolidated financial statements beginning on page 21 of this report for further information with respect to the Company's fragrance and artificial fingernails segments.

MANUFACTURING

           ARTIFICIAL FINGERNAIL PRODUCTS. The Company manufactures its artificial fingernail and fingernail care products principally at its Sparks, Nevada facility. Certain packaging and shipping activities are performed at the Company's Garden Grove, California facilities. The Company also sources component materials and products from outside vendors where reliable, ongoing and multiple sources can be secured at competitive prices.

           FRAGRANCE PRODUCTS. Since April 1995, the Company has manufactured all fragrances at its 155,000 square-foot Mountain Top, Pennsylvania facility. In addition, the Company has manufacturing facilities in Argentina, Brazil, Canada and Spain.

COMPETITION

           The artificial fingernail and fragrance markets are highly competitive. In the artificial fingernail market, the Company competes with a small number of companies, whose brands include Nailene (Pacific World Corp.), Lee Fancy Fingers (Lee Pharmaceuticals), Jonel (a division of Barristo Ltd.) and Fing'rs (a division of Entrecap Corp.). Other competitors include Kiss Professional Fingernail Products, Kristy Wells, Orly and Super Nails, a line of American International Industries.

           The Company believes that competition in this market is based in large part upon (i) customer service, (ii) responsive retail order and delivery systems, (iii) quality of products and packaging design, (iv) point-of-sale and retailer marketing programs and (v) pricing.

           In the fragrance market, the Company competes with numerous companies domestically and internationally, including more than 500 brands competing for market share in the mass-market chain drug store segment. Some of these brands are innovative new fragrances that are being introduced to the market at the same time as the Company is attempting to revive its classic fragrances. Among the larger competitors in the fragrance industry, the Company competes with such firms as Revlon, Procter & Gamble, Benckiser and Cosmair.

           In the overall cosmetics/fragrances market, the Company's competitors and potential competitors range in size from small, specialized producers to large, highly diversified companies, some of which have substantially greater financial resources than the Company.

TRADEMARKS, PATENTS AND LICENSE AGREEMENTS

           The Company believes that the trademarks relating to its brand and product names are important to both its fragrance and artificial fingernail products businesses. In addition to "Cosmar," an unregistered brand name used in its artificial fingernail products business, the Company's principal product trademarks are Chantilly, Lutece, Raffinee, Tabu, Ambush, Canoe, Canoe-Sport, French Vanilla, Classic Gardenia, Herbissimo, White Chantilly and

DREAMS BY TABU with respect to its fragrance products and Press & Go, Pro10, Sculpture Quik, Quik Fit, LaJoie, UltraGel Gel Nails with Built-In Color and Nail Fetish! with respect to its artificial fingernail products. Applications to register Lutece and LaJoie in the United States are currently pending. The other principal trademarks relating to products manufactured and sold by the Company are registered in the United States and several are registered in other countries.

           The Company's fragrance products are manufactured based on patented and non-patented formulas, technical information and know-how used by the Company pursuant to its purchase of such information from the Dana Group and the exclusive rights granted by the license agreements described above.

SUPPLIERS AND RAW MATERIAL

           The principal raw materials used by the Company in the manufacture of its artificial fingernail products are a common polymer, waxes, pigments, dyes and other processing components, such as bottles and brushes, all of which are readily available. The principal raw materials for the Company's fragrance products are fragrance oils which are either purchased from third parties or manufactured by the Company from individual raw materials as well as bottles, caps, pumps and sprayers. While all raw materials are purchased from outside sources, the Company is not dependent upon a single supplier in any of its operations for any materials essential to its business that are not otherwise commercially available to the Company. Historically, the Company has been able to obtain an adequate supply of raw materials, and no shortage of such materials is currently anticipated.

SEASONALITY

           Sales of fragrances are highly seasonal, with the majority of retail sales occurring during the calendar year-end holiday season. Thus, lower than expected sales during this period would have a material adverse effect upon the Company's results of operations. The Company's fragrance division's sales are less seasonal than its retail customers. Sales of the Company's artificial fingernail products are relatively stable throughout the year.

REGULATION

           The Company is subject to, and believes that it is in substantial compliance with, federal, state, local and foreign laws and regulations pertaining to foods and drugs (including laws and regulations under the jurisdiction of the United States Food and Drug Administration), marketing, advertising and sales practices (including laws and regulations under the jurisdiction of the Federal Trade Commission), the content, labeling and packaging of its products, as well as the protection of the environment.

EMPLOYEES

           The Company has approximately 822 employees of which the production employees at Mountain Top, as well as at the plants located in Spain and Argentina, are currently represented by unions. The Company considers its relations with its employees to be good.


ITEM 2.  PROPERTIES.

PROPERTIES

           The Company's artificial fingernail business occupies facilities in Huntington Beach, and Garden Grove, California with an aggregate of approximately 137,000 square feet. One facility houses management, sales and marketing personnel, and the other facility contains additional offices, warehousing, production assembly operations, and a distribution warehouse. The lease for the Garden Grove facility expires on December 31, 1997, and the Company has a right to renew such lease through December 31, 2002. The lease for the Huntington Beach facility expires in 1996. The Company performs most of its manufacturing for its artificial fingernail business at its Sparks, Nevada facility which has approximately 43,000 square feet and which is leased pursuant to a lease that expires in 1996.

           The Company manufactures its fragrances at its 155,000-square foot Mountain Top, Pennsylvania facility and also at its facilities in Buenos Aries, Argentina, Granollers, Spain, Sao Paulo, Brazil and Chomedey (Laval), Canada. Each of these facilities includes production, warehouse and office facilities. The Company owns the facilities in Pennsylvania, Argentina, Spain and Brazil and leases the facility in Canada. The Company also leases facilities in New York City, Greenwich, Connecticut and Cambridge, Massachusetts at which it conducts executive and administrative activities.


ITEM 3.  LEGAL PROCEEDINGS.

           ACB Litigations. In April 1995, the Company and Houbigant, Inc. secured a temporary restraining order barring the importation or sale in the United States of certain trademarked goods in an action (the "New York action") now pending in the United States District Court for the Southern District of New York against ACB Fragrances and Cosmetics, Inc., and ACB Mercantile Inc. (the "ACB Companies"), the principals of the ACB Companies, and V&B Distributors, Harold Schiff, A. Rosenblum Sales, Inc. and Bernard Rosenblum (the "Resellers"). The claims against the Resellers have been settled. In June 1995, the ACB Companies filed an answer asserting counterclaims for, inter alia, defamation, conspiracy, and cancellation of trademarks. In October 1995 and January 1996 the court granted the Company's motion to dismiss as to all counts of ACB's counterclaims against the Company and its affiliates except for three counts against the Company's Canadian affiliate, Houbigant (1995) Ltee ("PPI-

Canada"), for breach of contract and tortious interference with business relations, and two counts against the Company and its affiliates for tortious interference.

           In May 1995, PPI-Canada filed suit in the Superior Court of the District of Montreal, Canada against the ACB Companies and the principals of the ACB Companies, seeking damages and/or restitution in the amount of approximately $8,000,000 (Canadian) for breach of contract and fraud in connection with the Company's acquisition of substantially all of the assets of the ACB Companies in December 1994 (the "Canadian action").

           The parties to the New York action and the Canadian action are discussing and are presently distributing drafts relating to a settlement of all the litigations. Under the proposed settlement, ACB would dismiss its remaining counterclaims against the Company and its affiliates and a payment would be made to the Company in the sum of $850,000. The payment of the $850,000 would be made substantially contemporaneously with the Company's obligation to pay $2.7 million in connection with the purchase of certain inventory from Houbigant in 1994.

           Atlantis Litigation. The Company is a defendant in a lawsuit filed in New York State Supreme Court in March 1995 by Atlantis International, Ltd. ("Atlantis") and Brian Appel. The complaint alleges defamation and intentional interference with Atlantis' contractual and business relationships, and seeks damages allegedly suffered in the amount of $6,000,000 and punitive damages in the amount of $1,000,000. The Company has been given an indefinite extension of time to answer or move against the complaint but intends to vigorously defend this lawsuit and believes that it has substantial and meritorious defenses.


ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY-HOLDERS.

           None.

                                    PART II
                                    -------

ITEM 5.  MARKET FOR REGISTRANT'S COMMON
             EQUITY AND RELATED STOCKHOLDER MATTERS.

           There is no established public trading market for the Company's Common Stock. As of June 15, 1996 there were 22 holders of the Company's Common Stock. No cash dividends have been declared on the Company's Common Stock nor is it anticipated that any dividends will be declared in the foreseeable future due to contractual restrictions on the Company's ability to declare dividends on this class of stock.


ITEM 6.  SELECTED FINANCIAL DATA.

           The following table sets forth for the periods indicated selected financial data of the Company and of Cosmar's predecessor (the "Cosmar Predecessor"). Such information should be read in conjunction with the Company's Consolidated Financial Statements and the notes thereto and the financial statements of the Cosmar Predecessor and the notes thereto included elsewhere herein.

           See Note 2 to the Notes to the Consolidated Financial Statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a discussion of the Company's recent acquisitions.



                                               The Company                                 The Cosmar Predecessor
                                       ------------------------------     ---------------------------------------------------------
                                                       Period from        Period from
                                        Year          April 15, 1994      January 1,
                                        Ended         (Inception) to        1994 to           Year Ended December 31,
                                      March 31,         March 31,         August 17,  ---------------------------------------------
                                        1996               1995              1994       1993           1992           1991
                                        ----               ----              ----       ----           ----           ----
                                                                     (in thousands except per share amounts)

Operating Data:

Net sales                             $131,285             $57,714          $18,301       $25,844         $17,926        $ 9,500
Operating income                         8,450               2,744            3,326         5,063           3,899          1,378
Interest expense                        19,458(1)            8,694(1)            61           132              37             14
Net income (loss)                      (12,057)             (5,459)           3,364         4,801           3,768          1,357
Net loss applicable to                 (13,390)             (6,174)           3,364         4,801           3,768          1,357
  common stockholders(2)
Net loss per common                     (18.62)              (8.50)            ---            ---            ---             ---
  share

Balance Sheet Data:

Total assets                          $184,619            $162,253             ---        $ 8,489        $ 7,216         $ 3,907
Long-term debt,                         72,009             103,190             ---            294            181             146
 net of current portion
Redeemable preferred                    11,698              10,365             ---            ---            ---             ---
  stock(3)
Common stockholders'                     6,452              20,189             ---           5,390          4,278          2,973
  equity
Net intangible assets                   76,895              82,499             ---            ---             ---            ---
  (goodwill and trademarks)

- --------
(1) Interest expense includes amortization of deferred financing costs, accretion of interest on obligations for minimum royalty payments, and accretion of debt discounts and non-cash interest totaling $1,860 and $3,934 for the period from April 15, 1994 (Inception) to March 31, 1995, and the year ended March 31, 1996, respectively.

(2)  Represents net loss less preferred dividends, if any.

(3) The carrying value of the redeemable preferred stock has been reduced by an allocation of proceeds to the common stock warrants and has been increased by the accumulated dividends and accretion on such redeemable preferred stock through the respective balance sheet dates.

ITEM 7.  MANAGEMENT'S DISCUSSION AND ANALYSIS OF
             FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

           The results of operations of the Company for the periods discussed in this Item 7 may not be comparable as a result of the following acquisitions (each of which acquisitions is discussed in greater detail in Item 1 of this Form 10-K under the caption "Acquisitions") that have been consummated by the Company (collectively, the "Acquisitions"):

                     1. The Houbigant Acquisition (July and August 1994), in which the Company entered into various license agreements pursuant to which it obtained certain exclusive rights to manufacture and distribute Chantilly, Lutece, Alyssa Ashley, Raffinee, Demi-Jour, Parfums Parquet French Vanilla, and all other mass market fragrances formerly marketed by Houbigant, Inc. (the "Houbigant Fragrances").

                     2. The Cosmar Acquisition (August 1994), in which the Company acquired its artificial fingernail products and related fingernail care accessories.

                     3. The Dana Acquisition (December 1994), in which the Company acquired a group of companies engaged in the manufacturing of Tabu, Ambush, Canoe, Canoe Sport and certain other mass-market fragrance and fragrance products.

                     4. The ACB Acquisition (December 1994), in which the Company acquired the rights to manufacture and market the Houbigant Fragrances in Canada and which, when combined with the Houbigant Acquisition, gave the Company the worldwide rights to manufacture and market the Houbigant Fragrances.


OPERATIONS FOR THE YEAR ENDED MARCH 31, 1996
AND THE PERIOD APRIL 15, 1994 (INCEPTION)
THROUGH MARCH 31, 1995

           NET SALES.  The Company's net sales (in 000's) for the periods were:


                              FY95                                            FY94
    Division               Net Sales            % of Total                 Net Sales         % of Total
Fragrance                    $ 63,864                 48.6%                  $ 31,931              55.3%
Cosmetic                       44,511                 33.9%                    19,514              33.8%
International                  22,910                 17.5%                     6,269              10.9%
                             --------                 -----                    -------              -----
                             $131,285                100.0%                  $ 57,714             100.0%


           Total Company sales increased by $73,571 (or 127.5%) to $131,285. Approximately $32,700 of this increase is attributable to internal growth through the implementation of focused sales and marketing programs. The remaining increase is a result of including a full year of operation in fiscal 1995 compared to a partial year of operations for the prior fiscal year (depending on the particular timing of each acquisition).

   GROSS PROFIT. The Company's gross profit (in 000's) for the periods was:


                                 FY95                                                 FY94
     Division                Gross Profit                % of Net Sales            Gross Profit              % of Net Sales
Fragrance                      $39,338                         61.6%                 $18,681                       58.5%
Cosmetic                        28,501                         64.0%                  10,998                       56.4%
International                   12,278                         53.6%                   3,482                       55.5%
                                ------                         -----                  ------                       -----
                               $80,117                         61.0%                 $33,161                       57.5%



           Gross profit margin improvements in the Fragrance and Cosmetic businesses are the result of the consolidation of manufacturing operations in the Company's Mountaintop facility at the Fragrance Division and the introduction of new, higher-margin products like Pro 10 Nail Lacquer, along with cost containment efforts in the Cosmetic division. The Gross Profit margin decrease in the International Division is attributable to an increase in export sales and sales of fragrance products that typically carry a lower gross margin than direct international sales and sales of cosmetic products, respectively, resulting in a lower total International gross profit margin.

           SELLING EXPENSE. The Company's selling expenses for fiscal 1995 and fiscal 1994 were $52,781,000 (40.2% of Net Sales) and $18,246,000 (31.6% of
Net Sales), respectively. The increase in selling expenses as a percentage of sales is principally attributable to increased advertising and promotional spending relating to the Company's strategy of reinvigoration of existing brand equities and the introduction of complementary new products.

           GENERAL AND ADMINISTRATIVE EXPENSE. The Company's general and administrative expenses for fiscal 1995 and fiscal 1994 were $ 13,679,000 (10.4% of Net Sales) and $10,127,000 (17.6% of Net Sales), respectively. The decline in general and administrative expenses as a percentage of sales is attributable to what Management believes is a high fixed component for such expenses and Management's ability to control the increase in such expenses as sales increased.

           AMORTIZATION OF INTANGIBLE AND OTHER ASSETS. Amortization of intangible and other assets for fiscal 1995 and fiscal 1994 was $ 5,207,000 (4.0% of Net Sales) and $2,044,000 (3.5% of Net Sales), respectively. The increased amortization in fiscal 1995 includes a full year of amortization resulting from acquisitions. Fiscal 1994 includes goodwill amortization only as of the effective date of the respective acquisitions. In addition, the amortization of the minimum royalty took full effect this fiscal year.

           OPERATING INCOME. Operating Income for fiscal 1995 and fiscal 1994 was $8,450,000 (6.5% of Net Sales) and $2,744,000 (4.8% of Net Sales),
respectively. Management believes an additional measurement, earnings before interest, taxes, depreciation and amortization (EBITDA) is useful and meaningful to an understanding of the operating performance of the Company. However, EBITDA should not be considered by the reader as an alternative to net income (loss) as an indicator of the Company's operating performance or to cash flows (See "-- Liquidity and Capital Resources.") as a measurement of liquidity. EBITDA is detailed in the table below:

                                                      000's
                                      -----------------------------------------
                                        FY 95                           FY 94
Operating Income                      $  8,450                       $   2,744
Add Amortization                         5,207                           2,044
Add Depreciation                         2,844                             788
                                        -------                         -------
EBITDA                                $ 16,501                       $   5,576
EBITDA % of Net Sales                    12.6%                            9.7%

           INTEREST EXPENSE. The Company's total interest expense, for fiscal 1995 and fiscal 1994 was $19,458,000 and $8,694,000, respectively, while cash interest for the periods was $15,524,000 and $6,834,000, respectively. Interest expense for the periods consisted of:


Cash Interest Paid or Accrued (in 000's)            FY95          FY94
- ----------------------------------------
Interest on Senior Notes                        $    8,943    $   5,577
Interest on Sellers Notes (Payable in 2002)            420          247
Interest on Credit Facility                          5,948          971
Other Interest                                         213           39
                                                    ------       ------
Total Cash Interest Expense                     $   15,524    $   6,834

Non-Cash Interest Expenses
Accretion of Senior Notes and Seller Notes      $      290    $     154
Amortization of Deferred Financing Costs             2,623          993
Accretion of Interest on Obligations for             1,021          713
                                                     -----          ---
Minimum Royalty Payment
Total Non-Cash Interest Expenses                $    3,934    $   1,860
                                                     -----        -----
Total Interest Expenses                         $   19,458    $   8,694


           INCOME TAX EXPENSE/(BENEFIT). Income tax expense/(benefit) for the periods were $1,303,671 (1.0% of net sales) and ($35,081) respectively. The effective tax rates differ from the United States federal income tax rate of 34% due to state and foreign income taxes and limitations on utilization of federal income tax benefits.

LIQUIDITY AND CAPITAL RESOURCES

           As of March 31, 1996, the Company had outstanding institutional indebtedness of $124.3 million including $57.0 million under its Credit Facility, $27.0 million of which is related to the revolving credit portion. On September 8, 1995, the revolving credit portion of the Company's facility was amended to increase the Company's availability to $30.0 million from $20.0 million. Due to the nature of the fragrance/cosmetics industry, both the Company's need for working capital and its income stream are seasonal. The most significant liquidity requirements occur prior to the sales surge in connection with the production of inventory and shipment to customers in advance of the year-end holiday sales season and other events such as new launches.

           On May 29, 1996, the Company entered into a Securities Purchase Agreement with an investor, under which the Company can issue up to $20.0 million aggregate value of Series A Senior Exchangeable Redeemable Preferred Stock (Series A Preferred). If the Series A Preferred remains outstanding on or after August 31, 1998, it will be exchangeable, at the option of the Company, into an equal amount of Senior Notes. The Series A Preferred has a dividend of 12% per annum, payable quarterly, in cash or additional preferred stock at the option of the Company. The Holder of Series A Preferred may exercise an option to purchase 4.3% of the Common Stock of the Company for $5.0 million. On May 30, 1996, the Company issued $10.0 million of the Series A Preferred Stock.

           In addition to the $20.0 million Series A Preferred, on June 14, 1996, the financial institution with which the Company has its Current Credit Facility has agreed to increase its revolving credit availability from $30.0 million to $40.0 million.

           The Current Credit Facility matures in December 1996. The Company is currently pursuing several financing alternatives, including both equity and debt financing to replace the Current Credit Facility and provide funds for new acquisitions. The Company is currently in discussions with several financial institutions and believes that it will be able to obtain such financing. However, the Company has no binding commitment from any financial institution, and accordingly, there can be no assurance that such additional financing alternatives will be available to the Company. If the Company is unable to obtain the financing, it may be required to postpone and/or change significant elements of its business strategy. In addition, although management believes that the Company has made significant progress in improving sales and operating efficiency, there can be no assurance that the Company's future performance will not be adversely affected by economic, financial, and business factors not subject to its control.

           Net cash used by the Company in operating activities for the year ended March 31, 1996 was $24,176,395, consisting primarily of the net loss of $12,056,831, less the impact on non-cash items impacting net loss of $12,019,092; increase in operating assets of accounts receivable, inventory, and prepaid expenses and other current assets of $16,635,634, $7,560,525, and $2,977,456, respectively; decrease in accrued expenses of $3,288,380, less the impact of increase in accounts payable of $6,284,133.

           Net cash used in investing activities was $6,140,629, consisting primarily of capital expenditures. Net cash provided by financing activities was $24,747,663, consisting primarily of net proceeds from the Company's Credit Facility. The net decrease in cash and cash equivalents was $5,569,361.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

             Information called for by this item is set forth in the financial statements contained on the immediately following 26 pages.

                                 RENAISSANCE COSMETICS, INC. AND SUBSIDIARIES


INDEX
- -----------------------------------------------------------------------------------------------------------------------------------


                                                                                                                          PAGE
INDEPENDENT AUDITORS' REPORT................................................................................................22

CONSOLIDATED FINANCIAL STATEMENTS AS OF MARCH 31, 1996 AND 1995 AND FOR THE
   YEAR ENDED MARCH 31, 1996 AND FOR THE PERIOD FROM APRIL 15, 1994
   (INCEPTION) TO MARCH 31, 1995:

   Consolidated Balance Sheets..............................................................................................23

   Consolidated Statements of Operations....................................................................................24

   Consolidated Statements of Stockholders' Equity..........................................................................25

   Consolidated Statements of Cash Flows....................................................................................26

   Notes to Consolidated Financial Statements...............................................................................28

ITEM 14. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

RENAISSANCE COSMETICS, INC. AND SUBSIDIARIES

   Schedule II - Valuation and Qualifying Accounts..........................................................................45

COSMAR CORPORATION AND AFFILIATE (PREDECESSOR)

   Schedule II - Valuation and Qualifying Accounts..........................................................................46

   All other schedules are not required

                      [TO COME -- RENAISSANCE'S INDEPENDENT AUDITORS' REPORT --
                                            FROM ACCOUNTANTS]



RENAISSANCE COSMETICS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
MARCH 31, 1996 AND 1995
- ----------------------------------------------------------------------------------------------------------------------------------


ASSETS                                                                                              1996                1995
CURRENT ASSETS:
   Cash and cash equivalents                                                               $     1,431,809      $    7,001,170
   Marketable securities                                                                           173,604             814,554
   Accounts receivable - net                                                                    34,557,409          15,557,859
   Inventories                                                                                  30,236,739          21,906,326
   Prepaid expenses and other current assets                                                     6,539,828           4,030,231
                                                                                          ----------------     ---------------
        Total current assets                                                                    72,939,389          49,310,140

PROPERTY, PLANT AND EQUIPMENT - Net                                                             14,535,363           8,508,123

DEFERRED FINANCING COSTS - Net                                                                   8,006,782           9,590,535

OTHER ASSETS - Net                                                                              12,242,090          12,345,686

INTANGIBLE ASSETS - Net                                                                         76,895,294          82,498,616
                                                                                           ---------------      --------------

TOTAL ASSETS                                                                                 $ 184,618,918       $ 162,253,100
                                                                                             =============       =============

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
   Notes payable                                                                             $  57,000,000       $           -
   Accounts payable                                                                             19,462,868          12,699,355
   Accrued expenses                                                                             15,157,127          13,008,982
   Other current liabilities                                                                     2,700,000           2,700,000
                                                                                           ---------------       -------------

            Total current liabilities                                                           94,319,995          28,408,337
                                                                                            --------------      --------------

LONG-TERM LIABILITIES:
   Long-term debt                                                                               67,322,944          67,032,468
   Notes payable                                                                                         -          30,000,000
   Minimum royalty obligation                                                                    4,686,039           6,158,000
   Deferred tax liability                                                                          140,619             100,000
                                                                                          ----------------     ---------------

           Total long-term liabilities                                                          72,149,602         103,290,468
                                                                                            --------------        ------------

TOTAL LIABILITIES                                                                              166,469,597         131,698,805
                                                                                             -------------        ------------

COMMITMENTS AND CONTINGENCIES

REDEEMABLE PREFERRED STOCK:
   Par value $.01 - authorized, 40,000 shares; issued, 11,594 shares at March
       31, 1996; 10,503 shares at March 31, 1995
                                                                                                11,697,624          10,364,802
COMMON STOCKHOLDERS' EQUITY:
   Common stock, par value $.01 - authorized 3,000,000 shares:
       issued 726,818 shares                                                                         7,268               7,268
   Notes receivable from sale of common stock                                                     (517,609)           (517,609)
   Additional paid-in capital                                                                   26,786,732          26,786,732
   Treasury stock, at cost (1996 - 5,650 shares; 1995 - 6,725 shares)                             (210,000)           (250,000)
   Deficit                                                                                     (19,563,738)         (6,174,085)
   Cumulative translation adjustment                                                               (50,956)            337,187
                                                                                         -----------------     ----------------
           Total common stockholders' equity                                                     6,451,697          20,189,493
                                                                                           ---------------      --------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                                   $ 184,618,918       $ 162,253,100
                                                                                             =============       =============

See notes to consolidated financial statements.


RENAISSANCE COSMETICS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
- ----------------------------------------------------------------------------------------------------------------------------------

                                                                                                                       PERIOD FROM
                                                                                                                        APRIL 15,
                                                                                                                         1994
                                                                                                                       (INCEPTION)
                                                                                             YEAR ENDED                     TO
                                                                                             MARCH 31,                  MARCH 31,
                                                                                                1996                       1995
                                                                                               ------                     -----
NET SALES                                                                                 $131,285,624               $  57,714,409

COST OF GOODS SOLD                                                                          51,169,043                  24,552,991
                                                                                        --------------              --------------

GROSS PROFIT                                                                                80,116,581                  33,161,418
                                                                                        --------------              --------------

OPERATING EXPENSES:
   Selling                                                                                  52,780,737                  18,245,950
   General and administrative                                                               13,679,180                  10,127,482
   Amortization of intangible and other assets                                               5,207,046                   2,043,960
                                                                                         -------------             ---------------

           Total operating expenses                                                         71,666,963                  30,417,392
                                                                                        --------------              --------------

OPERATING INCOME                                                                             8,449,618                   2,744,026

INTEREST EXPENSE (INCOME):
   Interest expense                                                                         19,458,278                   8,693,822
   Interest income                                                                            (255,500)                   (455,431)
                                                                                           ------------            ----------------

LOSS BEFORE INCOME TAXES                                                                   (10,753,160)                 (5,494,365)

INCOME TAX PROVISION (BENEFIT)                                                               1,303,671                     (35,081)
                                                                                          -------------          -----------------

NET LOSS                                                                                   (12,056,831)                 (5,459,284)

PREFERRED STOCK DIVIDENDS                                                                    1,332,822                     714,801
                                                                                          -------------            ----------------

NET LOSS APPLICABLE TO COMMON STOCKHOLDERS                                               $ (13,389,653)             $   (6,174,085)
                                                                                          =============              ==============

NET LOSS PER COMMON SHARE                                                                     $ (18.62)                    $ (8.50)
                                                                                               ========                    ========

WEIGHTED AVERAGE SHARES OUTSTANDING                                                            719,138                     726,374
                                                                                               ========                    ========

See notes to consolidated financial statements.


RENAISSANCE COSMETICS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
- ----------------------------------------------------------------------------------------------------------------------------------


                                                           NOTES
                                                        RECEIVABLE                                                       TOTAL
                                                        FROM SALE  ADDITIONAL                            CUMULATIVE     COMMON
                                                        OF COMMON   PAID-IN     TREASURY STOCK           TRANSLATION  STOCKHOLDERS'
                                        SHARES   AMOUNT  STOCK     CAPITAL    SHARES    AMOUNT   DEFICIT  ADJUSTMENT     EQUITY
Issuance of common stock             726,818  $7,268 $(517,609)  $27,010,341      -  $     -     $    -      $    -     $6,500,000

Issuance of warrants in conjunction
  with senior notes and redeemable
  preferred stock                          -       -       -       1,260,000      -        -          -           -      1,260,000

Accrued dividends and accretion on
   redeemable preferred stock              -       -       -           -          -        -        (714,801)     -       (714,801)

Predecessor basis accounting adjustment    -       -       -      (1,489,609)     -        -          -           -     (1,483,609)
                                           -       -       -           -          -        -          -
Purchase of treasury stock                 -       -       -           -       6,725  (250,000)       -           -       (250,000)

Cumulative translation adjustment          -       -       -           -          -        -          -        337,187     337,187

Net loss                                   -       -       -           -          -        -      (5,459,284)     -     (5,459,284)
                                     ------- ------- ---------- ------------ ------ - --------    ---------- ---------- -----------
BALANCE, MARCH 31, 1995              726,818   7,268  (517,609)   26,786,732   6,725  (250,000)   (6,174,085)  337,187  20,189,493
                                           -       -       -           -         -         -          -           -

Accrued dividends and accretion on
  redeemable preferred stock               -       -       -           -          -        -      (1,332,822)     -     (1,332,822)

Purchase of treasury stock                 -       -       -           -       3,632  (135,000)       -           -       (135,000)

Sale of treasury stock                     -       -       -           -      (4,707)  175,000        -           -        175,000

Cumulative translation adjustment          -       -       -           -         -         -          -       (388,143)   (388,143)

Net loss                                   -       -       -           -         -         -     (12,056,831)     -    (12,056,831)
                                     -------- ------- ----------  ----------- ------- ---------  ------------ --------  ---------
BALANCE, MARCH 31, 1996              726,818  $7,268  $(517,609)  $26,786,732  5,650 $(210,000) $(19,563,738) $(50,956) $6,451,697
                                     ======== ======= =========== =========== ======= ========== ============ ========= ==========


See notes to consolidated financial statements.




RENAISSANCE COSMETICS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
- --------------------------------------------------------------------------------------------------------------------------------

                                                                                                                 PERIOD FROM
                                                                                                                  APRIL 15,
                                                                                                                     1994
                                                                                                                (INCEPTION)
                                                                                             YEAR ENDED                TO
                                                                                              MARCH 31,            MARCH 31,
                                                                                                1996                  1995
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                                                 $(12,056,831)       $  (5,459,284)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
  Deferred taxes                                                                                 40,619              (96,927)
  Depreciation                                                                                2,843,535              787,733
  Amortization of intangible assets                                                           3,208,320            1,860,310
  Amortization of minimum royalty and other assets                                            1,998,726              183,650
  Amortization of deferred financing costs                                                    2,616,472              993,307
  Accrued interest on senior notes, subordinated seller notes and
    minimum royalty obligation                                                                1,311,420              866,802
Changes in operating assets and liabilities, net of effects of acquisitions:
  Accounts receivable                                                                       (16,635,634)          (8,250,720)
  Inventories                                                                                (7,560,525)          (6,802,298)
  Prepaid expenses and other current assets                                                  (2,977,456)          (1,026,695)
  Other assets                                                                                  427,349             (477,344)
  Accounts payable                                                                            6,284,133            2,135,227
  Accrued expenses                                                                           (3,288,380)           5,605,116
  Other current liabilities                                                                        -              (1,881,420)
  Other                                                                                        (388,143)             304,605
                                                                                       ------------------     ----------------

      Net cash used in operating activities                                                 (24,176,395)         (11,527,938)
                                                                                        ----------------       --------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisitions of businesses, net of cash acquired                                            1,384,120         (100,707,219)
  Sale of marketable securities                                                                 640,950              134,863
  Capital expenditures                                                                       (8,165,699)            (629,062)
                                                                                       -----------------     ----------------

      Net cash used in investing activities                                                  (6,140,629)        (101,201,418)
                                                                                            ------------        -------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Issuance of common stock                                                                        -               26,500,000
  Issuance of senior notes                                                                        -               63,378,900
  Net proceeds from notes payable                                                            27,000,000           30,000,000
  Payment of minimum royalty obligation                                                      (1,259,618)            (225,000)
  Issuance of redeemable preferred stock                                                          -                9,650,000
  Issuance of warrants                                                                            -                1,260,000
   Payment of deferred financing costs                                                       (1,032,719)         (10,583,374)
   Purchase of treasury stock                                                                  (135,000)            (250,000)
   Sale of treasury stock                                                                       175,000                  -
                                                                                      -----------------        --------------

      Net cash provided by financing activities                                              24,747,663          119,730,526
                                                                                        ---------------         ------------

NET (DECREASE) INCREASE IN CASH AND
  CASH EQUIVALENTS                                                                           (5,569,361)           7,001,170

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                                                7,001,170                 -
                                                                                       ----------------       --------------

CASH AND CASH EQUIVALENTS, END OF PERIOD                                                  $   1,431,809        $   7,001,170
                                                                                        ===============        =============

                                                                     (Continued)
See notes to consolidated financial statements.


                                                                                                                  PERIOD FROM
                                                                                                                    APRIL 15,
                                                                                                                       1994
                                                                                                                   (INCEPTION)
                                                                                              YEAR ENDED                TO
                                                                                               MARCH 31,            MARCH 31,
                                                                                                 1996                  1995
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the period for:
    Interest                                                                             $   14,603,651        $   5,111,171
                                                                                         ==============        =============

    Income taxes                                                                         $      880,415        $      93,000
                                                                                         ================      ===============

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING
  TRANSACTIONS:
  Accrued dividends and accretion on redeemable preferred stock                          $    1,332,822        $     714,801
  Sale of common stock for notes                                                         $        -            $     517,609
  Issuance of seller notes                                                               $        -            $   3,500,000
  Other current liability - installment obligation for purchase of
    inventory and accounts receivable from Houbigant, Inc.                               $        -            $   2,700,000
  Other liability - present value of minimum royalties                                   $    1,398,080        $   6,623,283

See notes to consolidated financial statements.

                                                                (Concluded)

RENAISSANCE COSMETICS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- -------------------------------------------------------------------------------



1.         THE COMPANY

           The consolidated financial statements of Renaissance Cosmetics, Inc. (the "Company") include the accounts of the Company for the period from April 15, 1994 (date of Inception), and its wholly-owned subsidiaries from their respective dates of acquisition, Cosmar Corporation from August 18, 1994, Parfums Parquet Incorporated ("Parfums Parquet") from July 1, 1994, Houbigant Ltee from December 13, 1994, Dana Perfumes Corporation ("Dana") from December 23, 1994 and Perfums Dana Do Brasil ("Dana Brazil") from December 31, 1995. All significant intercompany activity has been eliminated.

2.         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

           NATURE OF BUSINESS - The Company manufactures and sells its fragrance and nail care products principally through the mass-market or self-select distribution channel which includes drug stores, mass merchandisers, discount stores, supermarkets and combination supermarket/drug stores, throughout the United States.

           USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the reported amounts of revenues and expenses during the reporting period. The preparation of financial statements in conformity with generally accepted accounting principles also requires management to make estimates and assumptions that affect the disclosures of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

           CASH EQUIVALENTS - Cash equivalents consist of highly liquid investments with an original maturity of three months or less.

           MARKETABLE SECURITIES - The Company classifies its investments in debt and equity securities as available for sale, and accordingly, reflects unrealized holding gains and losses as a separate component of stockholders' equity.

           INVENTORIES - Inventories are stated at the lower of cost (on the first-in, first-out (FIFO) and last-in, first-out (LIFO) methods) or market.

           PROPERTY, PLANT AND EQUIPMENT - Property, plant and equipment additions are stated at cost and depreciation is computed using the straight-line and the declining-balance methods over the estimated useful lives of the assets, ranging from three to forty years. Amortization of leasehold improvements is computed using the straight-line and the declining-balance methods over the lesser of the estimated useful lives of the assets or the remaining life of the lease.

           DEFERRED FINANCING COSTS - Deferred financing costs represent direct costs relating to closing on the long-term debt and notes payable. These costs are being amortized over the life of the related debt.

           FOREIGN CURRENCY TRANSLATION - For the Company's international operations, assets and liabilities are translated at year-end exchange rates and income statement amounts are translated at average exchange rates prevailing during the year. Gains and losses resulting from translating foreign currency financial statements are recorded as a separate component of stockholders' equity. Transaction gains and losses are included in results of operations and were not material for any period presented.

           INTANGIBLE ASSETS - Costs of acquisitions in excess of net tangible assets acquired are stated at cost less accumulated amortization and include trademarks and goodwill. These costs are being amortized using the straight-line method over the periods benefited, ranging from 25 to 40 years. The Company assesses the recoverability of these costs on a regular basis by evaluating the carrying value of the intangible assets based upon projected net income and undiscounted future cash flows.

           REVENUE RECOGNITION - Sales are recognized when goods are shipped. An accrual for customer returns is recorded based upon historical experience.

           INCOME TAXES - The Company uses an asset and liability approach to the computation of income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the estimated future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities based upon enacted tax rates in effect when such amounts are expected to be realized or settled. The effects of changes in tax laws or rates on deferred tax assets and liabilities are recognized in the period that includes the enactment date.

           LOSS PER COMMON SHARE - Loss per common share is based on the weighted average number of common shares outstanding during the year. The dilutive effect of stock options and warrants were not considered since the effect would be antidilutive.

           FAIR VALUE OF FINANCIAL INSTRUMENTS - The carrying values of cash and cash equivalents, marketable securities, accounts receivable, accounts payable and accrued expenses approximate fair value because of the short-term maturities of those instruments. The fair values of the Company's long-term debt, notes payable and preferred stock are disclosed in the notes.

           ACCOUNTING PRONOUNCEMENTS - In March 1995, the Financial Accounting Standards Board issued SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. This statement is effective for fiscal years beginning after December 15, 1995. The Company does not expect that the adoption of this statement will have a material affect on its consolidated financial condition or results of operations.

           In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, Accounting for Stock-Based Compensation. This statement is effective for fiscal years beginning after December 15, 1995. The new standard defines a fair value method of accounting for stock options and other equity instruments. Under the fair value method, compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period, which is usually the vesting period.

           Pursuant to this Standard, companies are encouraged, but not required, to adopt the fair value method of accounting for employee stock-based transactions. The new standard also requires increased footnote disclosures, regardless of the method chosen to measure and recognize compensation, for employee stock-based arrangements. The Company has not yet determined if it will elect to change to the fair value method, nor has it determined the effect the new Standard will have on net loss and loss per share should it elect to make such a change.

           RECLASSIFICATIONS - Certain reclassifications were made to the 1995 financial statements to conform to the current year's presentation.

3.         ACQUISITIONS

           The Company, Houbigant, Inc. ("Houbigant") and other parties entered into license and sublicense agreements (the "Agreements"), the first of which became effective as of July 1, 1994, whereby the Company has obtained certain exclusive rights to manufacture and sell on a worldwide basis (excluding Canada - see below) certain fragrance products owned and licensed by Houbigant (the "Houbigant Fragrances"), for initial periods of five and seven years. The Company agreed to pay royalties generally at the rate of seven percent of net sales, with annual minimums aggregating $2,730,000 during the initial terms of the Agreements. Total minimum payments under the terms of the Agreements are $15,360,000, including the $5,000,000 prepayment. The Company has the option to renew the Agreements generally for up to seven successive five-year periods. During each renewal period, annual minimum royalties are adjusted based on increases in the Consumer Price Index.

           Additionally, under the terms of the Agreements, the Company also agreed to pay $6,000,000, in installments, for the existing inventory, certain trade receivables and all product returns received subsequent to the closing date of the Agreements. As of March 31, 1996, $3,300,000 has been paid.

           On August 18, 1994, the Company purchased certain assets and assumed certain liabilities of Cosmar Corporation and its affiliate, Precision Molded Plastics, Inc. ("Cosmar") for $64,827,978. Consideration consisted of $61,327,978 in cash and sellers notes with a face value of $5,000,000 and an estimated market value of $3,500,000 based on an effective interest rate of 14.48%. Because the acquisition qualifies as a highly-leveraged transaction and certain shareholders of Cosmar have or had a continuing interest as shareholders of the Company, application of leveraged buyout accounting resulted in a predecessor basis adjustment to common stockholders' equity of $1,483,609.

           On December 13, 1994, the Company acquired substantially all of the assets of Houbigant Ltee for an aggregate purchase price of $5,800,000. Houbigant Ltee includes three companies engaged in the manufacture and sales of Houbigant Fragrances in Canada. There are no minimum royalties required to be paid in connection with these license rights.

           On December 23, 1994, Dana purchased the assets and business of a group of companies that manufactured and marketed internationally the Dana line of fragrance products, for an aggregate cash purchase price of $21,900,000. Such transaction was financed through term loan borrowings from a financial institution, with an aggregate value of $30,000,000.

           On December 31, 1995, Dana exercised its option to purchase the assets and liabilities of Dana Brazil for $100,000.

           The above acquisitions were all accounted for by the purchase method of accounting for business combinations.

           The following unaudited pro forma summary presents the consolidated results of operations as if the acquisitions had occurred at the beginning of each period and do not purport to be indicative of what would have occurred had the acquisitions been made as of that date or of results which may occur in the future.

                                                     PRO FORMA
                                      -----------------------------------------
                                                                PERIOD FROM
                                                               APRIL 15, 1994
                                      YEAR ENDED               (INCEPTION) TO
                                       MARCH 31,                  MARCH 31,
                                         1996                       1995
                                                    (UNAUDITED)
           Net sales                    $ 140,741,000            $ 109,912,000
                                        =============            ==============

           Net loss                     $ (12,645,000)           $ (17,313,000)
                                        ==============           ==============

           Net loss per common share    $      (17.58)           $      (23.83)
                                        ==============           ==============


           4.         MARKETABLE SECURITIES

           Marketable securities consist of the following:


                                              MARCH 31,

                                   1996                       1995

           Mutual funds        $   173,604              $    772,554
           Bonds                     -                        42,000
                             ---------------          ---------------

                               $   173,604               $   814,554
                             ===============          ===============


           At March 31, 1996 and 1995, fair value of marketable securities approximated cost.

5.         INVENTORIES

           The components of inventories are as follows:


                                                             MARCH 31,

                                                       1996           1995

           Raw materials and advertising supplies $  16,956,874      $11,859,958
           Work in process                            2,860,139        1,423,799
           Finished goods                            10,419,726        8,622,569
                                                  -------------    -------------

                                                  $  30,236,739      $21,906,326
                                                  =============    =============


           The above components are shown net of excess and obsolete inventory reserves of approximately $1,540,000 and $3,449,000 at March 31, 1996 and 1995, respectively. At March 31, 1996 and 1995, 60.7% and 27.5%, respectively, of the Company's inventories are stated at the lower of LIFO cost or market. The excess of current replacement cost over the stated LIFO value was $-0- at March 31, 1996 and 1995.

6.         PROPERTY, PLANT AND EQUIPMENT

           Property, plant and equipment consist of the following:


                                                       MARCH 31,

                                             1996                       1995

           Land                           $    476,691                $  182,297
           Buildings                         4,896,008                 5,570,042
           Machinery and equipment           7,451,977                 3,145,677
           Computer equipment                4,880,815                         -
           Leasehold improvements              461,140                   397,840
                                          ------------               -----------

                                            18,166,631                 9,295,856

           Accumulated depreciation          3,631,268                   787,733
                                         -------------              ------------
                                          $ 14,535,363               $ 8,508,123
                                         =============               ===========

7.         INTANGIBLE ASSETS

           Intangible assets consist of the following:


                                                  MARCH 31,

                                        1996                       1995

           Trademarks                $42,144,000               $42,144,000
           Goodwill                   39,819,924                42,214,926
                                    ------------              ------------

                                      81,963,924                84,358,926

           Accumulated amortization    5,068,630                 1,860,310
                                     ------------             -------------

                                     $76,895,294               $82,498,616
                                     ===========              =============

           Trademarks relate principally to Cosmar and Dana and are being amortized, on a straight-line basis, over their estimated useful lives, 25 and 40 years, respectively. Goodwill represents the excess of the cost of purchased businesses over the fair value of their net assets at date of acquisition and is being amortized by the straight-line method over a 25-year period. Upon completion of all the required valuations associated with the acquisitions, goodwill increased during fiscal 1995 by approximately $5,000,000 from the Company's original estimate. Negative Goodwill of approximately $2.3 million which was generated as a result of the acquisition of Dana Brazil, and is being amortized over a life of 5 years, is also included in goodwill above.

8.         ACCRUED EXPENSES

           Accrued expenses consist of the following:

                                                                         MARCH 31,

                                                                    1996            1995
           Current portion of minimum royalty obligation         $ 3,597,884   $   966,000
           Accrued interest payable                                2,380,384     1,675,176
           Acquired plant consolidation and restructuring costs      244,000     1,842,000
           Accrued marketing and advertising expenses              2,492,720     1,424,952
           Accrued financing and acquisition costs                     -         1,955,000
           Other                                                   6,442,139     5,145,854
                                                               -------------  ------------

                                                                 $15,157,127   $13,008,982
                                                                 ===========   ===========


9.         LONG-TERM DEBT

           Long-term debt consist of the following:


                                                     MARCH 31,

                                             1996                       1995

           Senior notes                  $63,623,473               $63,465,317
           Subordinated seller notes       3,699,471                 3,567,151
                                       -------------             -------------

                                         $67,322,944               $67,032,468
                                        ============              ============

           The Senior notes are senior unsecured obligations of the Company with a principal amount of $65,000,000 at a stated interest rate of 13-3/4% with interest payable semi-annually beginning February 15, 1995 and due August 15, 2001. The notes were issued in units with warrants to purchase 130,000 shares of common stock. The notes were issued with an original discount of $711,100 and were further discounted as a result of an allocation of $910,000 to the common stock warrants. The effective interest rate on the Senior notes is 14.33%.

           The Senior notes and warrants were detached in December 1994 prior to the filing of the Company's registration statement with respect to the Senior notes. The warrants are exercisable at any time and expire on August 15, 2001. The exercise price of the warrants is $.01 per share.

           The Senior notes are fully and unconditionally guaranteed, on a subordinated basis, as to principal and interest, jointly and severally by all present and future subsidiaries of the Company.

           The Seller notes are subordinated promissory notes of the Company amounting to $5,000,000 and accruing interest at 8% initially and escalating to 11% over an eight-year period with a balloon payment of principal and accrued interest on August 15, 2002. Based on an estimate of their fair market value, these notes were recorded at a discount of $1,500,000, yielding an effective interest rate of 14.48%.

           The fair value of the Senior notes at March 31, 1996 and 1995 were $65,000,000 and $61,750,000, respectively. The fair value of the warrants at March 31, 1996 and 1995 were $2,925,000 and $1,950,000, respectively. Such fair values are estimated based on quoted market prices for such notes and warrants.

           The fair value of the subordinated seller notes is estimated based on rates currently available to the Company for debt with similar terms and remaining maturities. Such fair value was approximately $4,617,000 and $3,721,000 at March 31, 1996 and 1995, respectively.


10.        NOTES PAYABLE

           On December 22, 1994, as amended, the Company and a financial institution entered into a note purchase agreement (the "Current Credit Facility"), which provides for revolving credit in an aggregate principal amount of $30,000,000, and term loans in an aggregate principal amount of $30,000,000. Such loans bear interest at the bank base rate (8.25% at March 31, 1996) plus 3% until June 30, 1995, 3.5% thereafter until December 31, 1995, 4% thereafter until June 30, 1996 and 4.5% thereafter. The weighted average interest rates on the notes payable were 12.19% and 11.66% for the year ended March 31, 1996 and for the period from December 23, 1994 to March 31, 1995, respectively. The Company paid a commitment fee of $500,000, a structuring fee of $500,000 and a funding fee of $600,000 which was equal to 2% of the aggregate unpaid principal of the term notes in excess of fees already paid. During fiscal 1996 the Company paid funding fees on the available portion of the original revolving credit of $20,000,000, aggregating $400,000. On September 8, 1995, the Company paid an additional commitment fee of $400,000. The Company paid a continuation fee of $100,000 on each of July 1, 1995 and January 2, 1996 and will be required to pay an additional continuation fee of $100,000 on July 1, 1996 unless the loans have been terminated.

           Borrowings under the revolving credit portion are subject to a borrowing base availability consisting of eligible inventory and receivables. As of March 31, 1996, $3,000,000 of the revolving credit portion of the Current Credit Facility was available to the Company for additional borrowings.

           The Current Credit Facility includes numerous affirmative and negative covenants applicable to the Company, including restrictions on indebtedness and payment of dividends, liens and capital expenditures, and compliance with net worth, operating earnings and various other financial ratios and covenants.

           Based on rates currently available to the Company for debt with similar terms and remaining maturities, fair value of the notes payable is estimated to be $29,638,000 at March 31, 1995. At March 31, 1996, carrying value of the notes payable approximated fair value.

           The Current Credit Facility matures in December 1996 and is collateralized by substantially all of the assets of the Company. The Company is currently pursuing several financing alternatives, including both equity and debt financing to replace the Current Credit Facility and to provide funds for new acquisitions. The Company is currently in discussions with several financial institutions and believes that it will be able to obtain such financing. However, the Company has no binding commitment from any financial institution, and accordingly, there can be no assurance that such additional financing alternatives will be available to the Company. If the Company is unable to obtain the financing, it may be required to postpone and/or change significant elements of its business strategy.

11.        INCOME TAXES

           The Company records deferred tax liabilities and assets for estimated future tax consequences attributable to temporary differences. Such temporary differences exist when the tax basis differs from the financial reporting amount of assets or liabilities. A valuation allowance is recorded to reduce deferred tax assets to amounts which, in management's judgment, are more likely than not to be realized.

           The income tax expense is comprised of state tax in the amount of $311,467 and foreign taxes of $1,270,993, and a federal income tax benefit of $278,789 resulting from a carryback of a net operating loss. There is no Federal tax liability as a result of Federal tax operating losses in the amount of approximately $13,677,000. Such losses expire in accordance with provisions of applicable tax law and expire beginning in 2010 as follows:


                            EXPIRATION
                               DATE                  AMOUNT

                                2010              $  3,646,000
                                2011                10,031,000

           The income tax expense (benefit) is composed of the following:


                                                                PERIOD FROM
                                                                 APRIL 15,
                                                                   1994
                                                                (INCEPTION)
                                              YEAR ENDED            TO
                                               MARCH 31,          MARCH 31,
                                                 1996                1995

           Current:
             Federal                       $   (278,789)       $  (200,000)
             State                              411,467            251,605
             Foreign                          1,111,025             10,241
                                            -----------         -----------

                                              1,243,703             61,846
                                            -----------         -----------

           Deferred:
             Federal                             -                (175,000)
             State                             (100,000)            78,073
             Foreign                            159,968               -
                                            ------------         ----------

                                                 59,968            (96,927)
                                            ------------         -----------

           Total income tax expense
             (benefit)                      $ 1,303,671         $  (35,081)
                                            ===========         ===========

           The following reconciles the income tax expense (benefit) computed at the Federal statutory income tax rate to the benefit recorded in the statements of operations:

                                                                                  PERIOD FROM
                                                                                    APRIL 15,
                                                                                       1994
                                                                                  (INCEPTION)
                                                                   YEAR ENDED           TO
                                                                    MARCH 31,       MARCH 31,
                                                                      1996             1995
           Federal benefit at statutory rate                      $(3,656,074)   $(1,923,028)
           Limitation of utilization of tax benefits                5,164,532      1,528,300
           Benefit of carryback not previously recorded              (278,790)         -
           State income taxes                                         311,467        329,678
           Foreign income                                          (1,508,457)         -
           Foreign income taxes                                     1,270,993         10,241
           Other                                                         -            19,728
                                                                  -------------   ------------

                                                                  $ 1,303,671     $  (35,081)
                                                                  =============   ============


         The significant components of the Company's deferred tax liabilities and assets are as follows:


                                                                                                        MARCH 31,

                                                                                          1996                       1995
          Current deferred income tax assets (liabilities):
            Allowance for sales returns                                                $2,195,425                $1,297,280
            Inventory reserves                                                            697,305                  (207,500)
            Other non-deductible reserves                                               1,997,260                   539,500
            Royalties                                                                     866,485                     -
            Other, net                                                                     46,630                     -
                                                                                   ------------------          -------------

                                                                                        5,803,105                 1,629,280

            Less valuation allowance                                                   (5,803,105)               (1,629,280)
                                                                                    -----------------          ----------------

                                                                                    $           -              $         -
                                                                                    =================          ================

           Non-current deferred income tax assets (liabilities):
             Depreciation                                                              (1,091,625)               (1,522,220)
             Amortization of intangible assets                                         (1,058,915)                 (654,455)
             Federal net operating loss carryforwards                                   4,650,170                 1,647,590
             State net operating loss carryforwards                                     1,276,565                     -
             Foreign tax credit carryforwards                                             790,065                     -
             Other - net                                                                      -                     749,075
                                                                                   -------------------        -----------------

                                                                                        4,566,260                   219,990

             Less valuation allowance                                                  (4,566,260)                 (219,990)
                                                                                    -----------------         -----------------

                                                                                    $          -              $         -
                                                                                    =================         =================

           Deferred state tax liability                                             $          -              $     100,000
                                                                                   ==================         =================
           Deferred foreign tax liability                                           $     140,619             $         -
                                                                                   ==================         =================

           Foreign pretax income (loss) was $4,446,593 and $(551,200) for the year ended March 31, 1996 and for the period from April 15, 1994 (inception) to March 31, 1995.

12.        CAPITAL STOCK

           a. Serial Preferred Stock - The Board of Directors has the authority to issue up to 1,000,000 shares of Preferred Stock in one or more series of which 40,000 shares have been designated as redeemable preferred stock.

           b. Stock Option Plan - The Company's stock option plan provides for nonqualified stock options for employees. All options have been granted at exercise prices at or above fair market value at the date of grant and vest over periods of up to ten years. At March 31, 1996, 4,762 shares were available for future grants under the plan.

           The following table summarizes the activity of options in the stock option plan:


                                                              SHARES             PRICE
           Options granted                                    75,181     $      37.17
           Options canceled                                   (9,318)           37.17
                                                       ---------------   ---------------

           Total options outstanding at March 31, 1995        65,863            37.17

           Options granted                                    31,377            37.17
           Options canceled                                  (13,512)           37.17
                                                       ---------------   ---------------
           Total options outstanding at March 31, 1996        83,728     $      37.17
                                                       ===============   ===============
           Total exercisable options at March 31, 1996        14,832     $      37.17
                                                       ===============   ===============


           No compensation expense was recognized in 1996 or 1995 relating to such options.

13.        REDEEMABLE PREFERRED STOCK

           The Company issued for $10,000,000, 10,000 shares of cumulative exchangeable preferred stock with a par value of $.01 per share. Such preferred stock has an initial dividend of 10% per annum. Commencing August 16, 1999 the dividend rate changes to 15% per annum. The preferred stock was issued in units with warrants to purchase 50,000 shares of common stock. Dividends are payable in cash, additional shares of redeemable preferred stock or any combination thereof, at the option of the Company, up to and including the August 15, 1997 dividend, and in cash thereafter. The proceeds from issuance of the preferred stock were reduced by an allocation of $350,000 to the common stock warrants. Such warrants are exercisable at any time and expire on August 15, 2001. These warrants have an exercise price of $.01 per share. The effective dividend rate on the preferred stock is approximately 12.01%.

           The redeemable preferred stock must be redeemed on August 15, 2002 for $10,000,000, plus all accumulated and unpaid dividends. The redeemable preferred stock is exchangeable for senior notes by the Company at any time and under certain circumstances by the holders of the preferred stock on or after August 15, 1997.

           Based on rates currently available to the Company for debt with similar terms, the fair value of the redeemable preferred stock is estimated to be $10,907,000 and $8,673,000 at March 31, 1996 and
           1995, respectively. Based on quoted market prices at March 31, 1996 and 1995 of the warrants, the fair value is estimated to be $1,125,000 and $750,000, respectively.

14.        COMMITMENTS AND CONTINGENCIES

           a. Leases - The Company leases certain warehouses, office facilities, and automobiles, under operating lease agreements, certain of which are subject to escalation, expiring at various dates through 2001.

                     Future minimum lease payments under noncancellable operating leases as of March 31, 1996 are as follows:




           YEAR ENDING
            MARCH 31,                            AMOUNT
             1997                             $1,914,119
             1998                              1,486,949
             1999                              1,155,570
             2000                                748,700
             2001                                471,677
                                             -----------
                                              $5,770,015
                                             ============

                     Rent expense associated with operating leases for the year ended March 31, 1996 and the period from April 15, 1994 (Inception) to March 31, 1995 was $1,998,893 and
                     $336,945, respectively.

           b. Royalties - Future minimum royalty payments at March 31, 1996, which resulted from acquisitions of companies, together with the present value of minimum royalty payments, are as follows:



            YEAR ENDING
              MARCH 31,                           AMOUNT
               1997                             $3,597,884
               1998                              3,017,500
               1999                                550,000
               2000                                462,500
               2001                              2,572,500
            Thereafter                             562,500
                                                ----------
                                                10,762,884
           Amounts representing interest         2,478,961
                                                ----------
           Present value of minimum
             royalty payments                    8,283,923
           Current portion                       3,597,884
                                                ----------
           Long-term portion                    $4,686,039
                                                ==========

                                      40

                     Royalty expense totaled $1,930,785 and $1,489,465 for the year ended March 31, 1996 and the period from April 15, 1994 (Inception) to March 31, 1995, respectively.

          c. Other Employee Stock Options - Mr. Thomas V. Bonoma has been granted stock options whereby he has the right to acquire a total of 93,182 shares of Common Stock of the Company. The earliest date on which these options can become exercisable generally is August 18, 1997, based on the value of the Company's equity reaching certain thresholds; however, the valuation date is accelerated prior to that date (and if the thresholds are reached the options become exercisable) upon a sale or merger of the Company or public offering of the Company's Common Stock. Notwithstanding whether the earnings of the Company meet any of the tests enunciated in the stock option agreement, Mr. Bonoma will be entitled to exercise these options commencing on August 18, 2000. The exercise price for each purchasable share under this stock option is $37.17237.

                     The above stock options have been authorized by the Board of Directors and granted outside of the Company's stock option plan. No options have been exercised as of March 31, 1996.

15.        LEGAL PROCEEDINGS

           a. In April 1995 the Company and Houbigant Inc. commenced an action against the ACB Companies (the former holders of Houbigant's Canadian licenses) and their agents (the "Resellers"), alleging that the ACB companies manufactured and sold Houbigant trademarked products in the US through the Resellers. This violated both Houbigant's and the Company's rights pursuant to the Agreements, as well as certain US federal laws. The claims against the Resellers were settled. The ACB Companies filed counterclaims, most of which were subsequently dismissed.

                     Additionally, in May 1995, Houbigant Ltee filed an action against the ACB companies for approximately $8,000,000 (Canadian) for breach of contract and fraud. The ACB companies have not as yet asserted any counter claims. The parties to both of the above cases have agreed in principle to a settlement whereby the ACB companies will dismiss its remaining asserted and unasserted counterclaims, and will pay $850,000 to the Company in settlement of all the remaining claims.

                     The Company does not believe that this litigation will have a material adverse effect on its financial condition or its results of operations.

           b. The Company is a defendant in a lawsuit where the plaintiff alleges defamation and interference with business relationships, and is seeking $7,000,000 in damages. The Company intends to vigorously defend this lawsuit and believes it has substantial and meritorious defenses. Management believes that the outcome of this litigation will not have a material effect on the results of operations or financial condition of the Company.


           c. The Company is subject to legal proceedings and claims which arise in the normal course of its business. In the opinion of management, the amount of ultimate liability with respect to these actions will not materially affect the financial position or results of operations of the Company.

16.        RETIREMENT PROGRAMS

           In June 1995, the Company established a 401(k) Pension Plan (the "Company Plan") for all U.S. employees, with the exception of Dana union members for which the Company maintains a separate 401(k) plan. The prior plan covering Dana non-union members was merged into the Company Plan. Plans are available to all employees who have been employed continuously for at least one year. The participants contribution ceiling is 20% of their annual compensation, as defined, and a matching contribution is provided by the Company at 50% of the first 6% of the participants' salary for the non-union members and 12 1/2% of the first 6% of the participants' salary for the union plan. The participants become fully vested after four years of service. The contributions made by the Company during the year ended March 31, 1996 and the three months ended March 31, 1995 (for the Dana Plans) were $166,290 and $11,705, respectively. Certain of the administrative expenses are paid by the Company, the Plans' sponsor.

17.        CONCENTRATION OF CREDIT RISK

           Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and trade accounts receivable. The Company places its cash with high quality financial institutions.

           Credit risk with respect to trade accounts receivable is generally diversified due to the large number of entities comprising the Company's customer base and their dispersion throughout the United States. The Company generally does not require collateral, and the majority of its trade receivables are unsecured. The Company does, however, perform ongoing credit evaluations of its customers' financial condition.

           The Company sells a significant portion of its products through third-party drug store and discount retailers and as a result, maintains individually significant accounts receivable balances with major retailers. If the financial condition and operation of these retailers deteriorate below critical levels, the Company's operating results could be adversely affected. An allowance for doubtful accounts and sales returns is maintained at a level which management believes is sufficient to cover potential credit losses. The ten largest accounts receivable balances collectively represented 54% and 50% of total accounts receivable at March 31, 1996 and 1995, respectively. Sales to ten customers represented 50% and 46% of gross revenues during the year ended March 31, 1996 and the period April 15, 1994 (Inception) to March 31, 1995. No single customer accounted for greater than 10% of the Company's revenues for the year ended March 31, 1996 or for the period April 15, 1994 (inception) to March 31, 1995.

18.        RELATED PARTIES

           Pursuant to a management agreement, the Company pays management fees to Kidd, Kamm & Company ("KK & Co."), a related party, subject to certain operating and financial ratios being met. During the year ended March 31, 1996 and the period April 15, 1994 (Inception) to March 31, 1995, the Company paid $-0- and $225,000, respectively, in management fees to KK & Co. Deferred financing costs include approximately $675,000 of financing fees paid to KK & Co.

           In December 1995, the holders of the subordinated sellers notes sold such notes to a third party who is a holder of a substantial portion of the Company's redeemable preferred stock (the "Holder"). In a related transaction, the Company signed an agreement with the Holder, whereby in exchange for $225,000, the Company agreed not to pursue any claims against the Holder relating to the acquisition of Cosmar. All other terms and provisions of the sellers' note remained the same.

19. INFORMATION CONCERNING FINANCIAL REPORTING FOR SEGMENTS AND OPERATIONS IN GEOGRAPHIC AREAS

           The Company is engaged in two main businesses, the manufacturing and marketing of fragrances and associated products and the manufacturing and marketing of artificial fingernail care products.



                                                FRAGRANCES            NAIL CARE           CORPORATE           CONSOLIDATED
Year ended March 31, 1996:
Net sales (A)                                    $  83,152,748         $ 48,132,876          $        -        $  131,285,624
                                             =================    =================    ================    ===================
Operating income (loss)                          $   7,607,931        $   9,159,638      $  (8,317,951)      $      8,449,618
Interest expense - net                               3,738,863           12,169,302          3,294,613             19,202,778
Income tax provision (benefit)                       1,328,163                3,593            (28,085)             1,303,671
                                             -----------------    -----------------    ----------------    -------------------
Net income (loss)                                $   2,540,905        $  (3,013,257)     $ (11,584,479)      $    (12,056,831)
                                             =================    =================    ================    ===================
Indentifiable assets                             $  90,709,215        $  83,074,198      $  10,835,505       $    184,618,918
                                             =================    =================    ================    ===================
Depreciation and amortization                    $   4,534,781        $   3,304,496      $     211,304       $      8,050,581
                                             =================    =================    ================    ===================
Capital expenditures                             $   4,338,514        $   1,942,510      $   1,884,675       $      8,165,699
                                             =================    =================    ================    ===================
Period April 15, 1994 (Inception) to March 31, 1995:
Net sales (A)                                    $  33,602,772        $  24,111,637      $        -          $     57,714,409
                                             =================    =================    ================    ===================
Operating income (loss)                          $   2,889,464        $   4,387,301      $  (4,532,739)      $      2,744,026
Interest expense - net                                 665,192              924,145          6,649,054              8,238,391
Income tax provision (benefit)                       -                    -                    (35,081)               (35,081)
                                             -----------------    -----------------    ----------------    -------------------
Net income (loss)                                $   2,224,272        $   3,463,156       $(11,146,712)      $     (5,459,284)
                                             =================    =================    ================    ===================
Indentifiable assets                             $  71,092,482        $  74,730,544       $ 16,430,074       $    162,253,100
                                             =================    =================    ================    ===================
Depreciation and amortization                    $     878,383        $   1,953,310       $    993,307       $      3,825,000
                                             =================    =================    ================    ===================
Capital expenditures                             $      33,243        $     478,197       $    117,622       $        629,062
                                             =================    =================    ================    ===================

(A) There were no material intersegment sales during the year ended March 31, 1996 and the period from April 15, 1994 (Inception) to March 31, 1995.

           Information related to the Company's operations in different geographic areas is shown below:



                              UNITED                                    LATIN
                              STATES              CANADA               AMERICA              EUROPE            CONSOLIDATED
Year ended March 31, 1996:
Net sales (B)(C)             $ 115,299,244       $   8,026,473        $   4,824,576       $   3,135,331        $   131,285,624
                        ==================   =================    =================    ================    ===================
Net income (loss)            $ (15,332,431)      $     260,038        $   1,435,796       $   1,579,766        $   (12,056,831)
                        ==================   =================    =================    ================    ===================
Identifiable assets          $ 156,951,317       $   9,674,562        $   7,107,409       $  10,885,630        $   184,618,918
                        ==================   =================    =================    ================    ===================
                              UNITED                                    LATIN
                              STATES              CANADA               AMERICA              EUROPE            CONSOLIDATED
Period April 15, 1994 (Inception) to March 31, 1995:
Net sales (B)(C)             $  56,152,467        $    633,411        $    385,392         $    543,139         $   57,714,409
                        ==================   =================    =================    ================    ===================
Net income (loss)            $  (5,145,843)       $   (277,611)       $   (185,732)        $    149,902         $   (5,459,284)
                        ==================   =================    =================    ================    ===================
Identifiable assets          $ 155,389,035        $    609,403        $  1,891,969         $  4,362,693         $  162,253,100
                        ==================   =================    =================    ================    ===================


(B) There were no material intercompany sales between geographic areas during the year ended March 31, 1996 and the period from April 15, 1994 (Inception) to March 31, 1995.

(C) The above mentioned revenues for the United States include export sales of $6,924,161 and $4,706,980 during the year ended March 31, 1996 and the period from April 15, 1994 (Inception) to March 31, 1995 respectively.

20.        SUBSEQUENT EVENTS

           On May 29, 1996, the Company entered into a Securities Purchase Agreement with an investor, under which the Company can issue up to $20,000,000 of Senior Exchangeable Preferred Stock, Series A. On May 30, 1996, the Company issued $10,000,000 of such preferred stock. The Preferred Stock has a dividend rate of 12% per annum, payable quarterly, in cash or additional preferred stock, at the option of the Company. If the Preferred Stock remains outstanding on or after August 31, 1998, it will be exchangeable, at the option of the Company into an equal amount of Senior Notes. Under certain circumstances the Holder of the Preferred Stock, may exercise an option to acquire Common Stock in exchange for a portion of the Preferred Stock held.

           On June 14, 1996, the financial institution with which the Company has its Current Credit Facility, has agreed to increase its revolving credit from the current $30,000,000 aggregate principal amount to $40,000,000, upon the issuance of $20,000,000 of Senior Exchangeable Preferred Stock, Series A.

                                  * * * * * *

RENAISSANCE COSMETICS, INC. AND SUBSIDIARIES

SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS
- --------------------------------------------------------------------------------



COLUMN A                                 COLUMN B            COLUMN C            COLUMN D             COLUMN E          COLUMN F
                                                                       ADDITIONS
                                                         -------------------------------------
                                                              CHARGED            CHARGED
                                        BALANCE AT           TO PROFIT           TO OTHER                               BALANCE
                                        BEGINNING            AND LOSS            ACCOUNTS            DEDUCTIONS          AT END
                                        OF PERIOD            OR INCOME          (DESCRIBE)    (1)    (DESCRIBE)    (2)  OF PERIOD
Year ended March 31, 1996
Accounts receivable
  Allowances (A)                     $       1,775,057     $    21,207,837    $       -           $     18,829,103   $   4,153,791

                                    ==================   =================  ==================    ================= ===============
Inventory reserves                   $       3,449,000     $         5,000    $       -           $      1,914,000   $   1,540,000
                                    ==================   =================  ==================    ================= ===============
Period from April 15, 1994 (inception) to March 31, 1995
Accounts Receivable
  Allowances (A)                     $          -          $     6,478,386    $        49,086     $      4,752,415   $   1,775,057
                                    ==================   =================  ==================    ================= ===============
Inventory reserves                   $          -          $        23,000    $     3,426,000 (3) $          -       $   3,449,000
                                    ==================   =================  ==================    =================  ==============


(A)     Represents allowance for sales returns, doubtful accounts and discounts.
(1)     Represents translation adjustments.
(2)     Represents writeoffs applied against reserve balances.
(3)     Represents reserves created at dates of acquisition of companies.

COSMAR CORPORATION AND AFFILIATE (PREDECESSOR)

SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS
FOR THE PERIOD FROM JANUARY 1, 1994 TO AUGUST 17, 1994
- --------------------------------------------------------------------------------


COLUMN A                                 COLUMN B            COLUMN C            COLUMN D             COLUMN E            COLUMN F
                                                                       ADDITIONS
                                                         -------------------------------------
                                                              CHARGED            CHARGED
                                        BALANCE AT           TO PROFIT           TO OTHER                                  BALANCE
                                        BEGINNING            AND LOSS            ACCOUNTS            DEDUCTIONS            AT END
DESCRIPTION                             OF PERIOD            OR INCOME          (DESCRIBE)    (1)    (DESCRIBE)           OF PERIOD
Accounts receivable
  Allowances (A)                         $ 223,000           $ 672,913         $     --               $ 567,194           $ 328,719
                                    ===============================================================================================

21.(A)  Represents allowance for sales returns, doubtful accounts and discounts.
(1)     Represents writeoffs applied against reserve balances.

ITEM 9.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
         ACCOUNTING AND FINANCIAL DISCLOSURE.

         None.

                                   PART III
                                   --------


ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT.

           The following table sets forth certain information concerning the executive officers, directors and certain key employees of the Company:



NAME                                         AGE    POSITION
- ----                                         ---    ---------
Thomas V. Bonoma                              49    Chairman, Chief Executive Officer and
                                                    President, and Director
Ronald D. Bowen                               52    Group Vice President, International
Albert E. DeChellis                           45    Group Vice President and General Manager
Sean E. Greene                                54    Group Vice President, Sales
Eric R. Hamburg                               33    Director
John R. Jackson                               38    Vice President and General Counsel
Kurt L. Kamm                                  53    Director
Thomas T.S. Kaung                             58    Group Vice President and Chief Financial
                                                    Officer
William J. Kidd                               55    Director
John H. Lynch                                 42    Director
E. Mark Noonan                                43    Director
Marc L. Rovner                                43    General Manager, Cosmar
Terry M. Theodore                             32    Director
Keith H. Wagner                               46    Group Vice President, Operations

           Thomas V. Bonoma, Chairman, Chief Executive Officer, President and a director, is responsible for the overall administration and direction of the Company. From 1987 to 1993, Mr. Bonoma was employed by Benckiser, GmbH ("Benckiser"), a $3 billion privately-held international manufacturer of fragrances, cosmetics and cleaning products, as the chief executive officer of its business in the United States, Canada and Latin America. In this capacity Mr. Bonoma directed the acquisition of seven businesses with aggregate annual gross revenues in excess of $800 million. Products under this management while at Benckiser included Coty, Jovan and Quintessence brands in the fragrances and cosmetics business and Calgon Bubble Bath, Cling Free Fabric Softener, and Jet-Dry, in the cleaning products business. Since 1987, Mr. Bonoma has been a partner of BGI, a consulting firm. From 1979 to 1990, he was Professor of Business Administration at the Harvard Business School. Mr. Bonoma is a director of Griffin Corp., an agricultural chemicals company.

            Ronald D. Bowen, Group Vice President, International, joined the Company in June 1994. From 1988 to 1994, Mr. Bowen served as Benckiser's Vice President of Operations. In this capacity Mr. Bowen supervised all of Benckiser's North American production activities, including manufacturing, logistics and distribution and was actively involved in acquiring and restructuring facilities and implementing production policies for certain businesses acquired by Benckiser. Mr. Bowen worked closely with Mr. Bonoma on the acquisition and integration of Beecham Household Products (Calgon), Germaine Monteil (Revlon), Quintessence, Inc., and Coty, Inc. For seven years prior to joining Benckiser, Mr. Bowen was employed by General Foods Corporation in manufacturing, logistics, marketing and MIS positions and as a Vice President of Calinova Group, a General Foods Corporation subsidiary. Mr. Bowen is a graduate of Harvard University's Program for Management Development and the United States Military Academy.

           Albert E. DeChellis, Group Vice President, General Manager, joined the Company in June 1994. From 1992 to 1994, Mr. DeChellis was the President and Chief Operating Officer of Benckiser Consumer Products. Previously, Mr. DeChellis was Benckiser's Vice President of Sales. Mr. DeChellis was integrally involved with Mr. Bonoma in the acquisition and restructuring of several companies while at Benckiser. Mr. DeChellis helped orchestrate the acquisition and restructuring of Calgon, Inc., Quintessence, Inc. and Coty, Inc., and was directly responsible for the restructuring of the sales organizations for each of those acquired companies. Prior to 1987, Mr. DeChellis was employed by Ecolab in various sales capacities for almost 15 years, where he held positions such as District Manager, Assistant Vice President of Regional Sales and Vice President of Eastern Area Sales. Mr. DeChellis is a graduate of Kent State University.

           Sean E. Greene, Group Vice President, Sales, joined the Company in June 1994. From 1991 to 1994, Mr. Greene served as Vice President of Sales of Quintessence, Inc., which was acquired by Benckiser in 1991. In 1994, Mr. Greene became Senior Vice President of Sales for Coty, Inc., another Benckiser subsidiary. Prior to joining Benckiser, Mr. Greene was Senior Vice President of Jovan, Inc., which was subsequently acquired by Benckiser. Prior thereto, Mr. Greene was a Vice President of the Fine Fragrance Division of Faberge, Inc. and a Vice President of Mary Quant Cosmetics, an international cosmetics and fragrance company. Mr. Greene is a graduate of Belvedere College in Dublin, Ireland.

           Eric R. Hamburg, Director, was elected as a director in October 1994. He is currently a partner at Kidd, Kamm & Company, which he joined in 1993 after serving as a senior manager with Andersen Consulting from 1985 to 1993. While at Andersen Consulting, Mr. Hamburg led the design and implementation of numerous business turnarounds and profit improvement initiatives in a wide variety of industries. He has extensive experience in just-in-time manufacturing, distribution, management information systems and plant startups. Mr. Hamburg holds a B.S. degree in Operations Research and Industrial Engineering from Cornell University.

           John R. Jackson, Vice President and General Counsel, joined the Company in June 1995. From 1994 to 1995, Mr. Jackson was the Vice President of Acquisitions and General Counsel and Secretary for Brothers Gourmet Coffees, Inc. From 1983 to 1988, he was engaged in the practice of law at the Denver office of Kirkland and Ellis. From 1988 to 1994, Mr. Jackson was engaged in the practice of law at the Denver, Colorado office of the firm of Ballard Spahr Andrews & Ingersoll, where he became a partner in 1990. While engaged in private practice, Mr. Jackson focused on merger and acquisition transactions and private and public financing. Mr. Jackson taught Business

Planning as an adjunct professor of law at the University of Denver Law School. He holds a B.A. degree from Davidson College and a J.D. degree from Vanderbilt Law School.

           Kurt L. Kamm, Director, was elected as a director in October 1994. Mr. Kamm graduated from Brown University in 1964 and received an LL.B. degree from the Columbia University School of Law in 1967. He is a member of the New York Bar and practiced law with the firm of Baker & McKenzie for approximately one year following his graduation from law school. From 1968 to 1971, Mr. Kamm was employed by the investment banking firm, Glore Forgan, Wm. R. Staats & Co. From 1971 to 1974, he was a member of Cumberland Associates, a private investment firm specializing in venture capital and hedge fund management where he became a partner in 1973. From 1974 to 1979, Mr. Kamm was associated with American European Associates, a private investment group now known as AEA Investors. In 1979, he joined Lineberger Kidd Kamm & Company. He helped to establish Kidd, Kamm & Company in 1987 and has continued there to present. Mr. Kamm is a director of Wright Medical Technology, Inc., a manufacturer and marketer of orthopaedic implant devices.

           Thomas T.S. Kaung, Group Vice President and Chief Financial Officer, joined the Company in July 1995. From 1991 to 1995, Mr. Kaung was President of River International, Inc., a consulting firm. From 1990 to 1991 he was the Executive Vice President and Chief Financial Officer for Zale Corporation, which operates a large national chain of fine jewelry stores. Prior thereto, he spent 12 years at Cole National Corporation, a leading specialty retailer, where he served as Executive Vice President, Administration and Chief Financial Officer. In addition, Mr. Kaung rose to the position of Divisional Vice President of Finance for the Dayton Hudson Corporation after ten years of service. Mr. Kaung holds a B.S. degree from Southwestern University and an M.S. degree from the University of Iowa.

           William J. Kidd, Director, was elected as a director in May 1994. Mr. Kidd graduated from Cornell University in 1963 and was awarded an MBA degree from its Graduate School of Business and Public Administration in 1964. Immediately thereafter, he was employed for approximately one year by the Securities and Exchange Commission. From 1966 to 1970, Mr. Kidd was employed by, and ultimately became an officer of, Morgan Guaranty Trust Company of New York. During his last year of employment there, Mr. Kidd was a senior operating officer of the bank's venture capital subsidiary. He left in 1970 to become an associate of Lineberger, Lowe & Company. In 1974, Mr. Kidd helped to form and became a principal of Lineberger, Kidd & Company which, in turn, became Lineberger Kidd Kamm & Company in 1979. In 1987, Mr. Kidd helped to establish Kidd, Kamm & Company and has continued there to the present. Mr. Kidd is a director of Wright Medical Technology, Inc., a manufacturer and marketer of orthopaedic implant devices.

           John H. Lynch, Director, was elected as a director in March 1995. Mr. Lynch has been the Vice Chairman since 1994 of The Knoll Group, a firm engaged in the manufacture of office furniture. He has been a partner since 1987 of BGI, a consulting firm. From 1982 to 1990, Mr. Lynch was employed by the Harvard Business School, as Assistant Dean and Director of the MBA program from 1982 to 1988 and as Associate Dean from 1988 to 1990. Mr. Lynch is a graduate of the University of New Hampshire, Harvard Business School and Georgetown University Law Center. Mr. Lynch has been elected to the board of directors pursuant to the right of Mr. Bonoma, under his employment agreement, to designate one additional director.

           E. Mark Noonan, Director, has been a Managing Director since 1990 of Triumph Capital Group, Inc., a firm engaged in investment banking and investment management. He served as a Managing Director of Drexel Burnham Lambert from 1984 to 1990. Mr. Noonan is a graduate of Harvard College and Harvard Business School. Mr. Noonan has been elected to the board of directors pursuant to the right of the holders of the Company's Cumulative Exchangeable Preferred Stock to elect one director under the Company's restated certificate of incorporation.

           Marc L. Rovner, General Manager of Cosmar, joined the Company in June 1995. Mr. Rovner's background spans 16 years of international sales and marketing experience with Fortune 500 companies -- International Paper, Unilever and Benckiser. From 1992 to 1995, he served as U.K. General Manager at Benckiser. From 1981 to 1992, Mr. Rovner served as Divisional Category Manager at Unilever, where he directed the launch of ten major detergent and personal care products, both in the United States and Japan. From 1978 to 1980, he served as Product Manager at International Paper, where he was responsible for the introduction of its first consumer products' ad campaign. Mr. Rovner holds a B.A. degree from the University of Pennsylvania and an M.A. degree from the University of Chicago.

           Terry M. Theodore Director, was elected as a director in May 1994. Mr. Theodore, a partner at Kidd Kamm & Company, joined Kidd, Kamm & Company in 1989 after serving in the Financial Institutions Group of Bear, Stearns & Co. from 1988 to 1989. Prior to 1988, Mr. Theodore focused on the development and implementation of capital raising strategies for both financial and corporate acquirors at The First Boston Corporation. He holds a B.A. in Economics from the University of California at Los Angeles.

           Keith H. Wagner, Group Vice President, Operations, joined the Company in June 1994. From 1991 to 1993, Mr. Wagner served as Quintessence, Inc.'s Vice President of Operations and as Coty, Inc.'s Vice President of Packaging and Purchasing from 1993 to 1994. From 1983 to 1990, Mr. Wagner served in the additional capacity of director of manufacturing during the period of ownership by Beecham PLC. From 1979 to 1983, he served as director of engineering for Jovan, Inc. Mr. Wagner is a graduate of Loyola University and Bradley University.

ITEM 11.  EXECUTIVE COMPENSATION.

                          SUMMARY COMPENSATION TABLE

           The following table sets forth certain information with respect to the annual and long-term compensation for services rendered in all capacities earned by the Company's Chief Executive Officer and the four most highly compensated executive officers (collectively, the "Named Executive Officers") during the fiscal period from April 15, 1994 (Inception) to March 31, 1995 and the fiscal year ended March 31, 1996.

                                                                         Annual              Long-Term
                                                                      Compensation         Compensation
                                                                      ------------         ------------
                                                            Fiscal                        Shares Underlying        All Other
Name and Principal Position                                 Period   Salary     Bonus      Options Granted       Compensation
                                                            ------   -------    -----      ---------------       ------------
Thomas V. Bonoma.....................................        1996    $400,000     --             --               $    --
  Chairman, Chief Executive Officer and President            1995     233,338     --           93,182                  --  (1)
Sean E. Greene.......................................        1996     250,000     --             --                    --
  Group Vice President, Sales                                1995     145,836  $175,000         9,318                62,500(2)
Albert E. DeChellis..................................        1996     225,000     --             --                    --
  Group Vice President and General Manager                   1995     131,250   125,000         9,318                37,500(2)
Thomas T.S. Kaung.................................... ..     1996(3)  177,385     --            9,318                  --
  Group Vice President and Chief Financial Officer
Ronald D. Bowen......................................        1996     166,667     --             --                    --
  Group Vice President, International                        1995      93,333   125,000         9,318                40,000(2)

- ------------
(1) Does not include $85,500 paid to a company controlled by Mr. Bonoma during May through July 1994 for consulting services.

(2) Represents amounts paid in respect of services rendered as a consultant prior to the individual's employment by the Company.

(3) Mr. Kaung joined the Company during the fiscal year ended March 31, 1996.

                       OPTION GRANTS IN FISCAL YEAR 1996

           The following table sets forth information with respect to grants of stock options during the fiscal period from April 1, 1995 to March 31, 1996 to the Named Executive Officers.


                                                       Individual Grants
                         --------------------------------------------------------------------------
                              NUMBER OF      PERCENT OF
                             SHARES UN-        TOTAL                         MARKET PRICE             POTENTIAL REALIZABLE VALUE AT
                              DERLYING        OPTIONS         EXERCISE        ON DATE OF              ASSUMED ANNUAL RATES OF STOCK
                               OPTIONS       GRANTED TO      PRICE PER          GRANT     EXPIRATION       APPRECIATION FOR
NAME                           GRANTED       EMPLOYEES         SHARE            ($/SH)        DATE            OPTION TERM(1)
- ----                           -------       ---------         ------          --------      ------    ---------------------------
                                                                                                       0%        5%            10%
Thomas V.  Bonoma                -0-
Sean E. Greene                   -0-
Albert E. DeChellis              -0-
Thomas T.S. Kaung             9,318(2)         29.7%           $37.17           $37.17       7/1/05     -0-    $ 58,755    $148,897
Ronald D. Bowen                  -0-

- -------------------

(1) The 0%, 5% and 10% assumed annual rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price.

(2)        This option is not currently exercisable.

DIRECTORS

           Directors of the Company are elected annually and hold office until the next annual meeting of shareholders or until their successors are duly elected and qualified. Officers of the Company are appointed by and serve at the discretion of the Board of Directors of the Company. Under the Company's restated certificate of incorporation, the holders of the outstanding shares of the Company's cumulative exchangeable preferred stock have the right to elect one member of the Company's board of directors. Mr. Noonan has been elected to the board of directors pursuant to this right. In addition, pursuant to Mr. Bonoma's employment agreement with the Company, Mr. Bonoma has been elected a director and has the right to designate one additional director. Mr. Lynch has been elected to the board of directors pursuant to this right.

           Directors of the Company are not compensated for their services as directors. All non-employee directors of the Company are reimbursed for ordinary and necessary expenses incurred in attending board or committee meetings.

STOCK OPTION PLAN

           The Company's 1994 Stock Option Plan (the "Plan") was approved by the Company's Board of Directors and stockholders in January 1995. The Company has reserved 111,320 shares of its common stock, par value $.01 per share (the "Common Stock"), under the Plan. Options granted under the Plan may include those qualified as incentive stock options and under Section 422 of the Internal Revenue Code of 1986, as amended, and non-qualified stock options. All regular employees and all directors are eligible to participate in the Plan. Non-employees may receive only non-qualified options. There are currently outstanding options under the Plan with respect to 65,863 shares of Common Stock. These options generally become exercisable with respect to 25% of their shares in each of the four years 1995 through 1998, and expire in January 2005.

           The Plan is administered by a Stock Option Committee of the Board of Directors (the "Committee") consisting of Mr. Bonoma and Mr. Kidd. The Committee has wide latitude in determining the recipients of options and numerous other terms and conditions of the options.

           The exercise price for the shares purchased upon exercise of all options granted under the Plan is determined by the Committee. The exercise price of an incentive stock option must be at least equal to the fair market value of the Common Stock on the date such option is granted (110% of the fair market value for stockholders who, at the time the option is granted, own more than 10% of the total combined classes of stock of the Company or any subsidiary).

           No option may have a term of more than ten years (five years for incentive stock options granted to 10% or greater stockholders). Options generally may be exercised only if the option holder remains continuously associated with the Company or a subsidiary from the date of grant to the date of exercise. However, options may be exercised within certain specified periods following termination of employment or ceasing to be a director by reason of death, disability or retirement of the optionee (other than termination of employment for cause or without the consent of the Company).

EMPLOYMENT AND NON-COMPETE AGREEMENTS

           The Company entered into an employment agreement with Mr. Bonoma for a term of three years beginning August 18, 1994. In addition to an annual salary of $400,000, Mr. Bonoma is eligible to receive an annual bonus based on performance criteria to be established by the Board of Directors. Under such employment agreement, Mr. Bonoma has agreed not to compete with the Company in the mass-market fragrance or color cosmetics business during the greater of his employment period under the agreement or a period of two years from the date of the agreement.

           The Company and Mr. Greene entered into a non-compete agreement dated August 18, 1994 under which Mr. Greene has agreed not to compete with the Company in the mass-market fragrance or color cosmetics business for a period of two years from the date of the agreement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

           Mr. Bonoma and Mr. Kidd functionally act as the Company's compensation committee. Mr. Bonoma's salary is established by his employment agreement with the Company. Mr. Bonoma and Mr. Kidd constitute the Stock Option Committee of the Board of Directors. Messrs. Kidd, Lynch and Noonan constitute the Audit Committee of the Board of Directors. There are no other committees of the Board of Directors.

ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

           The following table sets forth, as of June 15, 1996, information with respect to the beneficial ownership of shares of the Company's Common Stock by (i) each stockholder known by the Company to be the beneficial owner of more than 5% of such shares, (ii) each director of the Company, the Company's Chief Executive Officer and each of the other named executive officers in the Summary Compensation Table contained in Item 11 and (iii) directors and executive officers of the Company as a group.


NAME OF STOCKHOLDER                                                                             NO. OF SHARES              PERCENT
- -------------------                                                                             -------------              -------
Kidd, Kamm Equity Partners, L.P.                                                                   605,286                  83.9%
c/o Kidd, Kamm & Company
Three Pickwick Plaza
Greenwich, Connecticut 06830

William J. Kidd(1)                                                                                 605,286                  83.9%
c/o Kidd, Kamm & Company
Three Pickwick Plaza
Greenwich, Connecticut 06830

Kurt L. Kamm(1)                                                                                    605,286                  83.9%
c/o Kidd, Kamm & Company
9454 Wilshire Boulevard
Beverly Hills, California 90212

Terry M. Theodore(1)                                                                               605,286                  83.9%
c/o Kidd, Kamm & Company
9454 Wilshire Blvd.
Beverly Hills, California 90212

Eric R. Hamburg(1)                                                                                 605,286                  83.9%
c/o Kidd, Kamm & Company
Three Pickwick Plaza
Greenwich, Connecticut 06830

Thomas V. Bonoma(2)                                                                                 26,902                   3.7%

Ronald D. Bowen                                                                                      3,632                     *

Albert E. DeChellis                                                                                  6,053                     *

Sean E. Greene                                                                                       8,070                   1.1%

Thomas T.S. Kaung                                                                                    2,690                     *

John H. Lynch                                                                                        2,690                     *

E. Mark Noonan(3)                                                                                   59,825                   7.7%

Triumph Connecticut Limited Partnership (3)                                                         59,825                   7.7%
60 State Street, 21st Floor
Boston, Massachusetts  02109

All directors and executive officers as a group (13 persons)                                       720,528                  92.3%


- -----------------------------
 * Less than 1%.

(1)        William J. Kidd, Kurt L. Kamm, Terry M. Theodore and Eric R.
           Hamburg are principals of Kidd, Kamm & Company, an entity affiliated with Kidd, Kamm Equity Partners, L.P., and for purposes of this report may be deemed to beneficially own the shares owned of record by Kidd, Kamm Equity Partners, L.P.

(2)        Includes 26,902 shares held by a trust for the benefit of Thomas V.
           Bonoma but excludes 93,182 shares of common stock issuable to Mr. Bonoma under a stock option which is not currently exercisable.

(3) Represents shares issuable upon exercise of common stock purchase warrants acquired by Triumph-Connecticut Limited Partnership ("Triumph-Connecticut") in connection with the purchase by that entity of shares of the Company's cumulative exchangeable preferred stock (the "Preferred Stock"). Does not include 175 shares issuable upon exercise of warrants held by Jeffrey Lane and Meri Lane (collectively, the "Lanes"), as trustees of a trust that is not affiliated with Triumph-Connecticut. Jeffrey Lane is affiliated with Triumph-Connecticut. Mr. Noonan is a Managing Director of Triumph Capital Group Inc., a general partner of Triumph-Connecticut Capital Advisors, Limited Partnership, the general partner of Triumph-Connecticut, and for purposes of this report Mr. Noonan may be considered to be the owner of these shares. Triumph-Connecticut and the Lanes also hold 10,728.307 shares and 37.681 shares, respectively, of the Preferred Stock.


ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

           Management Ownership and Compensation. Thomas V. Bonoma, together with other members of senior management, acquired 68,922 shares of the Common Stock of the Company in consideration of the payment of approximately $3 million. In addition, the Company has granted options to officers and other employees under the Plan referred to in Item 11 under the caption "Stock Option Plan" and additional options may be granted under the Plan to directors, officers and other employees.

           The Company has entered into a Management Agreement (the "Management Agreement") with Kidd, Kamm & Company ("KK&Co."). Pursuant to the Management Agreement, KK&Co. received a fee of $675,000 upon the closing of the Cosmar Acquisition and, subject to certain restrictions contained in the Indenture governing the Company's senior notes due August 2001, will receive an annual management fee of $675,000 subject to increases as determined by the board of directors of the Company, plus out-of-pocket expenses incurred for management, consulting and related services to be rendered to the Company. Such management fee was not paid during the fiscal year ended March 31, 1996 as a result of certain restrictions on such payments contained in the Indenture. Principals of KK&Co. organized Kidd, Kamm Equity Partners, L.P. ("Kidd Kamm"), which is the owner of 83.9% of the Company's Common Stock. Each of Messrs. Hamburg, Kamm, Kidd and Theodore are principals of KK&Co.

           Stockholders Agreement. Management, Kidd Kamm and other equity holders have entered into a stockholders agreement, dated August 18, 1994 with the Company (the "Stockholders Agreement"), whereby each of such equity holders of the Company are restricted in the transfer of his shares of Common Stock of the Company for a period of eight years from that date unless such transfer is made in accordance with the Stockholders Agreement. Kidd Kamm has the right to designate a majority of the directors of the Company.

           Brokerage Fee. Certain principals of KK&Co., in their individual capacities, have an equity interest in W. E. Myers & Co., which received brokerage fees of $1.7 million in connection with the Company's acquisitions. The Company believes that the fees paid to W. E. Myers & Co. were fair, reasonable, and consistent with the terms of transactions the Company would otherwise have entered into with third party non-affiliated entities for comparable services.

                                    PART IV
                                    -------

ITEM 14.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K.

(a) The following documents are included elsewhere in this report on Form 10-K and are incorporated herein by reference:

                     1. Financial Statements. The index to financial statements and financial statement schedule, and the accompanying financial statements and financial statement schedule are set forth beginning on page 21 above.

                     2. The following supplemental schedules can be found on the indicated pages of this Form 10-K:


ITEM                                                                                  PAGE
- ----                                                                                 -------
Renaissance Cosmetics, Inc. And Subsidiaries:

  Schedule II - Valuation and Qualifying Accounts                                      45

Cosmar Corporation and Affiliate (Predecessor):

  Schedule II - Valuation and Qualifying Accounts                                      46


         All other schedules for which provision is made in the applicable accounting regulations of the Commission are not required under the related instructions or are not applicable, and therefore have been omitted.

                     3. The following exhibits are included in Item 14:


EXHIBIT NO.                    DESCRIPTION OF DOCUMENT
- -----------                    -----------------------
3.1(1)               Certificate of incorporation of Renaissance Cosmetics,
                     Inc. (the "Company") filed with the Secretary of State of
                     the State of Delaware on April 15, 1994.
3.1.2(1)             Certificate of amendment of the certificate of
                     incorporation of the Company filed with the Secretary of
                     State of the State of Delaware on July 11, 1994.
3.1.3(1)             Certificate of amendment of the certificate of
                     incorporation of the Company filed with the Secretary of
                     State of the State of Delaware on July 11, 1994.
3.1.4(1)             Restated certificate of incorporation of the Company filed with the Secretary of State of the State of Delaware on
                     August 17, 1994.
3.1.5                Certificate of Designation of Preferences and Rights of
                     the Senior Exchangeable Preferred Stock, Series A, par
                     value $.01 per share, of the Company" filed with the
                     Secretary of State of the State of Delaware on May 29,
                     1996.
3.2(1)               By-laws of the Company effective as of May 13, 1994.


                                      58








EXHIBIT NO.                     DESCRIPTION OF DOCUMENT
- -----------                     -----------------------
4.1(1)              Indenture, dated August 18, 1994, among the Company, as
                    Issuer, the guarantors identified therein (the
                    "Guarantors"), and American Bank National Association,
                    as Trustee.
4.1.1(2)            First supplemental indenture, dated as of November 15,
                    1994, among the Company, as issuer, New Dana, as
                    guarantor, and American Bank National Association, as
                    Trustee.
4.1.2(2)            Second supplemental indenture, dated as of December 15,
                    1994, among the Company, as issuer, Houbigant (1995)
                    Limitee, as guarantor, and American Bank National
                    Association as trustee.
4.1.3(2)            Third supplemental indenture, dated as of December 23,
                    1994, among the Company, as issuer, certain subsidiaries
                    of the Company, as guarantors, and American National Bank
                    Association, as trustee.
4.1.4               Fourth supplemental indenture, dated as of February 27,
                    1996, among the Company, as issuer, RSH 149 S.A.R.L., as
                    guarantor, and American Bank National Association, as
                    trustee.
4.2(1)              Registration rights agreement, dated August 18, 1994,
                    among the Company, the Guarantors, and the purchasers of
                    the Notes.
4.3(1)              Purchase agreement, dated August 18, 1994, among the
                    Company and the purchasers who are signatories thereto.
4.4(3)              Form of the Exchange Notes.
4.5(3)              Form of the 2002 Notes.
4.6(3)              Form of the Exchange Shares.
10.1(2)             Agreement for the purchase and sale of the assets of
                    Cosmar Corporation and Precision Molded Plastics, Inc.
                    dated May 19, 1994.
10.2(1)             License agreement (the "Houbigant U.S. License
                    Agreement"), dated May   , 1994, between Houbigant Inc., a
                    Delaware corporation ("Houbigant") and Parfums Parquet.
10.3(1)             Amendment to the Houbigant U.S. License Agreement, dated
                    June 24, 1994.
10.3.1(2)           Amendment to the Houbigant U.S. License Agreement, dated
                    May 12, 1994.
10.3.2(2)           Amendment to the Houbigant U.S. License Agreement, dated
                    June 1, 1994.
10.4(1)             Three additional amendments to the Houbigant U.S. License
                    Agreement, each dated July 1, 1994.
10.5(1)             Letter of Agreement dated July 1, 1994, between Houbigant
                    and Parfums Parquet relating to the Houbigant U.S. License
                    Agreement.
10.6                [Not used]
10.7(1)             Guaranty, dated July 1, 1994, by Cosmar in favor of
                    Houbigant of all obligations of Parfums Parquet under the
                    License Agreement.




                                      59








EXHIBIT NO.                     DESCRIPTION OF DOCUMENT
- -----------                     -----------------------
10.8(1)             Letter agreement, dated August 18, 1994, between Parfums
                    Parquet and Houbigant, with respect to Assumption and
                    Assignment Agreement.
10.8.1(2)           Restated and Amended License Agreement dated August 16,
                    1994 between Harby's Corporation NV ("Harby's") and
                    Houbigant.
10.9(1)             Assumption and assignment agreement (the "Assumption and
                    Assignment Agreement"), dated August 18, 1994, among
                    Houbigant, Harby's and Parfums Parquet.
10.10(1)            Amendment, dated September 19, 1994, to the Assumption and
                    Assignment Agreement.
10.11(1)            Letter Agreement, dated August 18, 1994, among Harby's,
                    Houbigant and Parfums Parquet, regarding certain rights
                    under a license agreement, dated August 16, 1994, between
                    Houbigant and Harby's.
10.12               [Not used]
10.13(1)            Letter agreement, dated August 18, 1994, between the
                    Company and Dr. Thomas V. Bonoma, granting Dr. Bonoma
                    stock options.
10.14(1)            Employment agreement, dated August 18, 1994, between the
                    Company and Dr. Thomas V. Bonoma.
10.15(1)            Stockholders agreement, dated August 18, 1994, among the
                    Company and the stockholders listed in schedule 1 thereto.
10.16(1)            Industrial Warehouse lease between Princeland Development
                    Company and Old Cosmar, dated May 17, 1993, and an
                    assignment of that lease, dated August 18, 1994, by Old
                    Cosmar in favor of Cosmar.
10.17(1)            Industrial building lease between Princeland Development
                    Company and Old Cosmar, dated July 15, 1991, and an
                    assignment of that lease, dated August 18, 1994, by Old
                    Cosmar in favor of Cosmar.
10.18(1)            Industrial building lease between Sparks Industrial Joint
                    Venture and Precision, dated November 20, 1991, and a
                    consent to assignment of that lease, dated June 7, 1994,
                    executed by Precision and Sparks Industrial Joint Venture.
10.19(1)            Office lease between Fortune Financial and Old Cosmar,
                    dated January 1, 1992, and a consent to assignment of that lease, dated June 21, 1994, executed by Old Cosmar and
                    Fortune Financial.
10.20(1)            Various subleases for office space at 635 Madison Avenue,
                    New York, New York, between Saatchi & Saatchi Holdings
                    (USA) as sublessor, and Dana Perfumes Corp., as sublessee.
10.21(1)            Option Agreement between New Dana and Trust Naniases, a
                    Liechtenstein trust, dated November 3, 1994, for the
                    purchase of all the issued and outstanding shares of
                    capital stock of Perfumes Dana do Brasil, S.A.

                                      60








EXHIBIT NO.                     DESCRIPTION OF DOCUMENT
- ----------                      -----------------------
10.22(1)            Agreement for the purchase of all the capital stock of
                    Dana S.A., dated November 3, 1994, between New Dana and
                    Fimasa S.A., a Panamanian corporation.
10.23(1)            Agreement for the purchase of all the capital stock of Les
                    Parfums de Dana, Inc., dated November 3, 1994, between New
                    Dana and Fidelia S.A., a Swiss corporation.
10.24(1)            Agreement for the purchase of all of the capital stock of
                    Marcafin S.A. et al., dated as of November 3, 1994,
                    between New Dana and Trust Naniases, a Liechtenstein
                    trust.
10.25(2)            Letter agreement, dated December 21, 1994, amending the
                    Dana purchase agreements.
10.26               [Not used]
10.27(2)            Tie-in letter, dated November 3, 1994, from New Dana to
                    each of the Dana subsidiaries.
10.28               [Not used]
10.29(2)            License Agreement dated August 10, 1994 by and between
                    Houbigant, Inc. and Houbigant, GMBH and Parfums Parquet
                    Incorporated.
10.30(2)            Amendment dated August 16, 1994 to the License Agreement
                    dated August 10, 1994 between Houbigant, Inc. and
                    Houbigant, GMBH and Parfums Parquet Incorporated.
10.31(2)            Amendment dated September 16, 1994 to the License
                    Agreement dated August 10, 1994 between Houbigant, Inc.
                    and Parfums Parquet Incorporated.
10.32(2)            Letter Agreement dated September 21, 1994 amending the
                    Worldwide License Agreement, the Initial Agreement and the
                    Restated and Amended License Agreement by and between
                    Parfums Parquet Incorporated, Harby's Corporation NV,
                    Houbigant, Inc., and Houbigant GMBH.
10.33(2)            Purchase Agreement dated December 12, 1994 by and among
                    Houbigant (1995) Limited (formerly 3088766 Canada Limited,
                    ACB Fragrances and Cosmetics, Inc., ACB Mercantile, Inc.,
                    Houbigant Limitee, Augustine Celaya, Giacomo Giuliano, and
                    Gilles Pellerin.
10.34               [Not used]
10.35(2)            Employment Agreement dated December 12, 1994 between
                    Houbigant (1995) Limited and Giacomo Giuliano.
10.36(2)            Employment Agreement dated December 12, 1994 between
                    Houbigant (1995) Limited and Gilles Pellerin.
10.37(2)            Non-Competition Agreement dated December 12, 1994 between
                    Houbigant (1995) Limited and Augustine Celaya.









                                      61








EXHIBIT NO.                     DESCRIPTION OF DOCUMENT
- -----------                     -----------------------
10.38(2)            Note Purchase Agreement regarding up to $20,000,000
                    Variable Rate Senior Secured Revolving Notes Due 1996 and
                    $30,000,000 Variable Rate Senior Secured Term Notes due
                    1996, dated as of December 21, 1994 by and among Cosmar
                    Corporation, Renaissance Cosmetics, Inc., and Nomura
                    Holding America, Inc. (the "Nomura Note Purchase
                    Agreement").
10.39(2)            Variable Rate Senior Secured Revolving Note Due 1996 to
                    Nomura Holding America Inc., by Cosmar Corporation in the
                    principal amount of $20,000,000.
10.40(2)            Variable Rate Senior Secured Term Notes Due 1996 to Nomura
                    Holding America Inc., by Cosmar Corporation in the
                    aggregate principal amount of $30,000,000
10.41(2)            Guarantee, dated December 22, 1994, by Renaissance
                    Cosmetics, Inc., for and in consideration of the purchase
                    by Nomura Holding America, Inc. of the Notes issued and to be issued by Cosmar Corporation pursuant to the Note
                    Purchase Agreement dated as of December 21, 1994.
10.42(2)            Guarantee, dated December 22, 1994, by Dana Perfumes
                    Corp., for and in consideration of the purchase by Nomura
                    Holding America, Inc. of the Notes issued and to be issued by Cosmar Corporation pursuant to the Note Purchase
                    Agreement dated as of December 21, 1994.
10.43(2)            Guarantee, dated December 22, 1994, by New Dana
                    Acquisition Corp., for and in consideration of the
                    purchase by Nomura Holding America, Inc. of the Notes
                    issued and to be issued by Cosmar Corporation pursuant to
                    the Note Purchase Agreement dated as of December 21, 1994.
10.44(2)            Guarantee, dated December 22, 1994, by Les Parfums de
                    Dana, Inc., for and in consideration of the purchase by
                    Nomura Holding America, Inc. of the Notes issued and to be issued by Cosmar Corporation pursuant to the Note Purchase
                    Agreement dated as of December 21, 1994.
10.45(2)            Guarantee, dated December 22, 1994, by Roslyn Importers
                    Inc., for and in consideration of the purchase by Nomura
                    Holding America, Inc. of the Notes issued and to be issued by Cosmar Corporation pursuant to the Note Purchase
                    Agreement dated as of December 21, 1994.
10.46(2)            Guarantee, dated December 22, 1994, by Perfumes and
                    Cosmetics Importers, Inc., for and in consideration of the purchase by Nomura Holding America, Inc. of the Notes
                    issued and to be issued by Cosmar Corporation pursuant to
                    the Note Purchase Agreement dated as of December 21, 1994.








                                      62








EXHIBIT NO.                     DESCRIPTION OF DOCUMENT
- -----------                     -----------------------
10.47(2)            Guarantee, dated December 22, 1994, by Parfums Dana Export
                    Corp., for and in consideration of the purchase by Nomura
                    Holding America, Inc. of the Notes issued and to be issued by Cosmar Corporation pursuant to the Note Purchase
                    Agreement dated as of December 21, 1994.
10.48(2)            Security Agreement, dated December 22, 1994, by and
                    between Cosmar Corporation and Nomura Holding America,
                    Inc.
10.49(2)            Security Agreement, dated December 22, 1994, by and
                    between Renaissance Cosmetics, Inc., and Nomura Holding
                    America, Inc.
10.50(2)            Intellectual Property Security Agreement, dated December
                    22, 1994, by and among Cosmar Corporation, Renaissance
                    Cosmetics, Inc., Parfums Parquet Incorporated, New Dana
                    Acquisition Corp., Parfums Dana Export Corp., Perfumes and
                    Cosmetics Importers, Inc., Les Parfums de Dana, Inc., Dana
                    Perfumes Corp., Roslyn Importers Inc. and Nomura Holding
                    America, Inc.
10.51(2)            Security Agreement, dated December 22, 1994, by and
                    between Les Parfums de Dana, Inc., and Nomura Holding
                    America, Inc.
10.52(2)            Security Agreement, dated December 22, 1994, by and
                    between Dana Perfumes Corp., and Nomura Holding America,
                    Inc.
10.53(2)            Security Agreement, dated December 22, 1994, by and
                    between Parfums Parquet Incorporated, and Nomura Holding
                    America, Inc.
10.54(2)            Security Agreement, dated December 22, 1994, by and
                    between New Dana Acquisition Corp., and Nomura Holding
                    America, Inc.
10.55(2)            Security Agreement, dated December 22, 1994, by and
                    between Roslyn Importers Inc., and Nomura Holding America,
                    Inc.
10.56(2)            Security Agreement, dated December 22, 1994, by and
                    between Parfums Dana Export Corp., and Nomura Holding
                    America, Inc.
10.57(2)            Renaissance Cosmetics, Inc. 1994 Stock Option Plan.
10.58(4)            Aircraft lease agreement dated February 13, 1995 between
                    the Company and General Electric Capital Corporation.
10.59(5)            Amendment no. 1 and waiver dated as of April 7, 1995 with
                    respect to the Nomura Note Purchase Agreement.
10.60(5)            License agreement (the "Canadian License"), dated April 1,
                    1993, between Houbigant, Inc. and ACB Mercantile, Inc.
                    (assigned to Houbigant (1995) Limited).
10.61(5)            1994 Stock Option Plan.
10.62(6)            Notice dated November 29, 1995 of exercise of option to
                    purchase Parfums Dano do Brazil, S.A.
10.63(6)            Filing dated October 11, 1995 to reflect on the public
                    stock records of Paris, France the purchase by the Company of the shares of RSH 149 S.A.R.L.


                                      63








EXHIBIT NO.                     DESCRIPTION OF DOCUMENT
- -----------                     -----------------------
10.64.1             Standard Industrial Lease (the "Lease") relating to
                    property known as 11700 Monarch Street, Garden Grove,
                    California, between Bixby Western Properties as Lessor and
                    A.H. Robins Company, Incorporated as Lessee (the
                    "Lessee"), dated June 25, 1979.
10.64.2             First Amendment to the Lease, between Trust Company of the
                    West as Trustee for TCW Realty Fund IV as successor Lessor
                    (the "Lessor") and the Lessee, dated November 10, 1989.
10.64.3             Second Amendment to the Lease, between the Lessor and the
                    Lessee, dated as of January 1, 1993.
10.64.4             Sublease of the Lessee's rights under the Lease to Cosmar
                    Corporation, dated as of March 1, 1996 (the "Sublease").
10.64.5             Consent of the Lessor to the Sublease, dated as of March
                    1, 1996.
10.65               Securities Purchase Agreement between the Company and CIBC
                    WG Argosy Merchant Fund 2, L.L.C. (the "Fund"), dated as
                    of May 29, 1996.
10.66               Registration Rights Agreement between the Company and the
                    Fund, dated as of May 29, 1996.
10.67               Common Stock Registration Rights Agreement between the
                    Company and the Fund, dated as of May 29, 1996.
10.68(6)            Amendment no. 4 and waiver dated as of May 29, 1996 with
                    respect to the Nomura Note Purchase Agreement
10.69(5)            Amendment no. 5 dated as of June 14, 1996 with respect to
                    the Nomura Note Purchase Agreement
21.1                List of subsidiaries.
99.1                Financial Statements of Cosmar Corporation and Affiliate
                    (Predecessor).
99.2                Company's Press Release dated June 14, 1996.

- -------------
(1) Filed with the Company's Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the "SEC") on December 12, 1994, and incorporated herein by reference thereto.

(2) Filed with Amendment No. 1 to the Company's Registration Statement on Form S-4 filed with the SEC on January 27, 1995, and incorporated herein by reference thereto.

(3) Filed with Amendment No. 2 to the Company's Registration Statement on Form S-4 filed with the SEC on February 9, 1995, and incorporated herein by reference thereto.

(4) Filed with the Company's Quarterly Report on Form 10-Q filed with the SEC on March 27, 1995, and incorporated herein by reference thereto.

(5) Filed with the Company's Annual Report on Form 10-K filed with the SEC on June 29, 1995, and incorporated herein by reference thereto.

(6) Filed with the Company's Quarterly Report on Form 10-Q filed with the SEC on February 14, 1996, and incorporated herein by reference thereto.

(b)        Reports on Form 8-K.

                     None.

(c) Exhibits: See (a)3. above for a listing of the exhibits submitted as part of this report.

(d) Financial Statement Schedules: See (a)2. above for a listing of the financial statement schedules submitted as part of this report.

                                  SIGNATURES

           Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                       RENAISSANCE COSMETICS, INC.


                                        By: /S/THOMAS V. BONOMA
                                            ---------------------------------
                                            Thomas V. Bonoma,
                                            Chairman, Chief Executive Officer
                                              and President

           Pursuant to the requirements of the Securities Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the date indicated.

/S/THOMAS V. BONOMA                                   Chairman, Chief Executive Officer                             June 24, 1996
- --------------------                                  and President (principal executive
Thomas V. Bonoma                                      officer) and Director

/S/THOMAS T.S. KAUNG                                  Group Vice President and Chief                                June 24, 1996
- --------------------                                  Financial Officer (principal
Thomas T.S. Kaung                                     financial officer and principal
                                                      accounting officer)
                                                                                                                    June 24, 1996
/S/ERIC R. HAMBURG                                    Director
- --------------------
Eric R. Hamburg

/S/KURT L. KAMM                                       Director                                                      June 24, 1996
- --------------------
Kurt L. Kamm

/S/WILLIAM J. KIDD                                    Director                                                      June 24, 1996
- --------------------
William J. Kidd

/S/JOHN H. LYNCH                                      Director                                                      June 24, 1996
- --------------------
John H. Lynch

/S/E. MARK NOONAN                                     Director                                                      June 24, 1996
- --------------------
E. Mark Noonan

/S/TERRY M. THEODORE                                  Director                                                      June 24, 1996
- --------------------
Terry M. Theodore

                                       66

PAGES 67 THROUGH 70 IN THE REPORT FILED WITH THE SEC WERE COUNTERPART SIGNATURE PAGES AND ARE OMITTED FROM THIS COPY.


                                      67-70








                                                                  EXHIBIT G

- ------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                  FORM 10-Q/A


[X]      QUARTERLY REPORT UNDER SECTION 13 or 15(d) OF
         THE SECURITIES EXCHANGE ACT OF 1934

                     For the quarter ended June 30, 1996.

Commission file number 33-87280


                          RENAISSANCE COSMETICS, INC.
            (Exact name of registrant as specified in its charter)

                     DELAWARE                                06-1396287
      (State or other jurisdiction of                     (I.R.S. employer
      incorporation or organization)                     identification no.)

           955 MASSACHUSETTS AVENUE
           CAMBRIDGE, MASSACHUSETTS                            02139
   (Address of principal executive offices)                  (Zip Code)


                                (617) 497-5584
              (Registrant's telephone number, including area code)


     Indicate by check mark whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes X No


                 As of August 12, 1996, there were outstanding
               721,168 shares of the registrant's common stock,
                           $.01 par value per share.

- ------------------------------------------------------------------------------

                                 INTRODUCTION


     The purpose of this filing is to correct certain information regarding the net loss incurred by MEM Company, Inc. for the year ended December 31, 1995, as described in "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations."

                 SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS


     Certain statements under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations," and elsewhere in this Form 10-Q, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are typically identified by their inclusion of phrases such as "the Company anticipates," "the Company believes" and other phrases of similar meaning. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others: general economic and business conditions; competition; development and operating costs; advertising and promotional efforts; brand awareness; acceptance of new product offerings; changes in business strategy or development plans; quality of management; availability, terms, and development of capital; and other factors referenced in this Form 10-Q.

ITEM 2.           MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

         This discussion and analysis relates to the results of operations of Renaissance Cosmetics, Inc. (the "Company") and its major operating divisions, Dana (the Company's domestic "Fragrance" business), Cosmar (the Company's domestic "Cosmetics" business) and International (the Company's "International" business) resulting from the following acquisitions consummated by the Company (collectively, the "Acquisitions"), each of which acquisitions is discussed in greater detail in Item 1 of the Company's Form 10-K for the year ended March 31, 1996 under the caption "Acquisitions."

         1. The Houbigant Acquisition (July and August 1994), in which the Company entered into various license agreements pursuant to which it obtained certain exclusive rights to manufacture and distribute Chantilly, Lutuce, Alyssa Ashley, Raffinee, Demi-Jour, Parfums Parquet French Vanilla, and other mass market fragrances formerly marketed by Houbigant, Inc. (the "Houbigant Fragrances").

         2. The Cosmar Acquisition (August 1994), in which the Company acquired its artificial fingernail products and related fingernail care accessories business.

         3. The Dana Acquisition (December 1994), in which the Company acquired a group of companies engaged in the manufacturing of Tabu, Ambush, Canoe, Canoe Sport and certain other mass-market fragrance and fragrance products.

         4. The ACB Acquisition (December 1994), in which the Company acquired the rights to manufacture and market the Houbigant Fragrances in Canada and which, when combined with the Houbigant Acquisition, gave the Company the worldwide rights to manufacture and market the Houbigant Fragrances.


OPERATIONS FOR THE PERIOD APRIL 1, 1996 THROUGH
JUNE 30, 1996, AND THE PERIOD APRIL 1, 1995
THROUGH JUNE 30, 1995

         NET SALES. The Company's net sales were (in 000's, except %'s):

                                1996                                          1995
Division                     Net sales              % of Total             Net sales              % of Total
- --------                    -----------             ----------            -----------             ----------
Fragrance                  $  10,963                   35.7%               $  12,275                 46.1%
Cosmetic                      11,751                   38.3%                  10,233                 38.4%
International                  7,974                   26.0%                   4,127                 15.5%
                              -------                  -----                  -------                -----
                           $  30,688                  100.0%               $  26,635                100.0%


         Total Company sales increased 15.2% or $4,053, from $26,635 to $30,688. Fragrance sales decreased 10.7% from $12,275 to $10,963 due in large part to lower than expected sales resulting from the basic Christmas build programs (sales of basic stock to retailers in addition to Christmas gift sets) in June 1996. Management attributes this decline to a corresponding significant increase (compared to last year) in commitments from retailers for the Company's Christmas gift sets which will begin shipping in August. Cosmetic sales increased by 14.8% from $10,233 to $11,751. Contributing to this increase are current year sales of new products such as Ultra-Gel and Nail Fetish which were launched subsequent to last year's period, and continued strong sales of the Company's existing products. International sales increased 93.2% from $4,127 to $7,974 due to the inclusion of sales of Dana's Brazil division which was acquired during December 1995, and from a 5.1% increase in other International sales.

         GROSS PROFIT.  The Company's gross profits were (in 000's, except %'s):

                                1996                                          1995
Division                    Gross Profit          % of Net sales          Gross Profit          % of Net sales
- --------                   --------------         --------------          ------------          --------------
Fragrance                   $  7,512                  68.5%               $   8,393                 68.4%
Cosmetic                       7,011                  59.7%                   6,464                 63.2%
International                  4,659                  58.4%                   2,347                 56.9%
                              ------                  -----                  ------                 -----
                            $ 19,182                  62.5%               $  17,204                 64.6%

         Gross profit margin in the Fragrance businesses remained relatively stable at 68.5% compared with 68.4%. The decrease in gross profit margin in the Cosmetic business to 59.7% from 63.2% is the result of lower sales of higher-margin Pro-Ten Nail Lacquer (launched during the first quarter of 1995) and an increase in lower-margin promotional sales on the Company's base products done in conjunction with new product launches. The gross profit margin increase in the International division to 58.4% from 56.9% is attributable to higher sales and an increase in the proportion of direct international sales (versus exports) to total international sales.

         SELLING EXPENSE. The Company's selling expenses in the first quarters of fiscal 1996 and fiscal 1995 were $11,332,000 (36.9% of net sales) and $9,166,000 (34.4% of net sales), respectively. The increase in selling expenses as a percentage of sales is principally attributable to increased advertising and promotional spending relating to the Company's strategy of reinvigoration of existing brand equities and the introduction of complementary new products.

         GENERAL AND ADMINISTRATIVE EXPENSE. General and administrative expenses in the first quarter of fiscal 1996 and fiscal 1995 were $5,800,000 (18.9% of net sales) and $3,977,000 (14.9% of net sales), respectively. The increase in general and administrative expenses is attributable to higher legal, audit and other professional fees and to the addition of key personnel by the Company to both its corporate and operating divisions in anticipation of future operating needs.

         AMORTIZATION OF INTANGIBLES AND OTHER ASSETS. Amortization of intangible and other assets was $1,368,000 (4.5% of net sales) and $1,189,000 (4.5% of net sales) for the first quarter of fiscal 1996 and fiscal 1995, respectively.

         OPERATING INCOME. Operating income for the first quarters of fiscal 1996 and 1995 was $682,000 (2.2% of net sales) and $2,872,000 (10.8% of net sales), respectively. Management believes an additional measurement; earnings before interest, taxes, depreciation and amortization ("EBITDA") is useful and meaningful to an understanding of the operating performance of the Company. However, EBITDA should not be considered by the reader as an alternative to net income (loss) as an indicator of the Company's operating performance or to cash flows as a measurement of liquidity. EBITDA is detailed in the table below:


                     (in 000's)             1996                        1995
                                           ------                      -----
Operating Income                          $    682                   $  2,872
Add Amortization                             1,368                      1,189
Add Depreciation                               869                        525
                                           --------                    -------
EBITDA                                    $  2,919                   $  4,586
EBITDA % of Net sales                          9.5%                      17.2%

         EBITDA declined $1,667 in the first quarter of fiscal 1996 compared to the first quarter of fiscal 1995 from $4,586 to $2,919 as a result of (i) lower EBITDA at the Company's Dana division in fiscal 1996 compared to fiscal 1995 due primarily to lower than expected sales resulting from the basic Christmas build program, which management believes is due to a corresponding significant increase in commitments from retailers for the Company's Christmas gift sets which begin shipping in August, and (ii) an increase in general and administrative expenses in fiscal 1996 compared to fiscal 1995 due to higher legal, audit and professional fees and from the addition of key personnel at the Company's corporate and operating divisions in anticipation of future operating needs.

         INTEREST EXPENSE. The Company's total interest expense for the first quarters of fiscal 1996 and 1995 was $5,201,000 and $4,434,000, respectively; while cash interest for the periods was $4,152,000 and $3,571,000, respectively. Interest expense consists of:



Cash Interest Paid or Accrued (in 000's)                        1996                       1995
- ----------------------------------------                       ------                     -----
Interest on Senior Notes                                      $ 2,234                   $  2,234
Interest on Sellers Notes (Payable in 2002)                       108                        100
Interest on Credit Facility                                     1,791                      1,228
Other Interest                                                     19                          9
                                                           --------------             ---------------
Total Cash Interest Expense                                   $ 4,152                   $  3,571

Non-Cash Interest Expenses
Accretion of Senior Notes and Seller Notes                    $    81                   $     62
Amortization of Deferred Financing Costs                          726                        546
Accretion of Interest on Obligations for
Minimum Royalty Payment                                           242                        255
                                                           -------------              --------------
Total Non-Cash Interest Expenses                              $ 1,049                   $    863
Total Interest Expenses                                       $ 5,201                   $  4,434

INCOME TAX (BENEFIT)/EXPENSE.

         Income tax (benefit)/expense were ($155,500) and $121,429 for the first quarter of fiscal 1996 and fiscal 1995, respectively. The effective tax rates differ from the United States federal income tax rate of 35% due to state and foreign income taxes and limitations on utilization of federal income tax benefits.

LIQUIDITY AND CAPITAL RESOURCES

         CASH FLOW. Net cash used by the Company in operating activities for the three months ended June 30, 1996 was $13,305,755, consisting primarily of a Net Loss of $4,193,058, less the impact of non-cash items impacting Net Loss of $3,336,043; an increase in operating assets of inventories and prepaid expenses and other assets of $2,346,723 and $7,744,857, respectively, and a decrease in accounts payable and accrued expenses of $5,849,519 and $1,529,876, respectively, less the impact of decrease in accounts receivable of $5,767,689.

         Net cash used in investing activities was $696,649, consisting primarily of capital expenditures. Net cash provided by financing activities was $20,143,645, consisting primarily of net proceeds from the Company's credit facility (the "Existing Credit Facility") ($2,000,000) and the issuance of Series A Preferred Stock ($18,955,000). The net increase in cash and cash equivalents was $6,141,241. As of June 30, 1996, the Company had outstanding institutional indebtedness of $126.4 million including $59.0 million under its Existing Credit Facility, $29.0 million of which is related to the revolving credit portion. On September 8, 1995, the revolving credit portion of the Company's Existing Credit Facility was amended to increase the Company's availability to $30.0 million from $20.0 million. Due to the nature of the fragrance/cosmetics industry, both the Company's need for working capital and its income stream are seasonal. The most significant liquidity requirements occur prior to the sales surge in connection with the production of inventory and shipment to customers in advance of the year-end holiday sales season and other events such as new launches.

         On May 29, 1996, the Company entered into a Securities Purchase Agreement with a Fund, under which the Company issued $20.0 million aggregate value of Series A Senior Exchangeable Redeemable Preferred Stock (Series A Preferred). If the Series A Preferred remains outstanding on or after August 31, 1998, it will be exchangeable, at the option of the Company, into an equal amount of Senior Notes. The Series A Preferred has a dividend of 12% per annum, payable quarterly in cash or additional preferred stock at the option of the Company. The Holders of Series A Preferred may exercise an option to purchase 4.6% of the fully diluted outstanding shares of Common Stock of the Company for $5.0 million.

         In addition to the $20.0 million Series A Preferred, on June 14, 1996, the financial institution with which the Company has its Existing Credit Facility agreed to increase its availability under the revolving credit facility from $30.0 million to $40.0 million.

         The Existing Credit Facility matures in December 1996. The Company is seeking to secure a new credit facility (the "New Credit Facility") in order to refinance the Existing Credit Facility which matures in December 1996 and to provide capital for acquisitions and general corporate purposes. Although the Company has not received a commitment letter from any financial institution or entered into a binding agreement with respect to the New Credit Facility as of the date of this report, the Company has received proposals from and commenced discussions with prospective lenders. The Company is seeking to obtain a New Credit Facility with approximately $100 million in maximum available borrowings. However, the Company has no binding commitment from any financial institution, and accordingly, there can be no assurance that such additional financing alternatives will be available to the Company. If the Company is unable to obtain the financing, it may be required to postpone and/or change significant elements of its business strategy. In addition, although management believes that the Company has made significant progress in improving sales and operating efficiency, there can be no assurance that the Company's future performance will not be adversely affected by economic, financial, and business factors not subject to its control.

         Proposed Series B Preferred Stock Financing. The Company recently entered into a securities purchase agreement (the "Securities Purchase Agreement") with certain investors pursuant to which the Company will issue to those investors up to 80,000 Units, each of which consists of one share of the Company's 14.0% Senior Redeemable Preferred Stock, Series B, par value $0.01 per share (the "Series B Preferred Stock"), and 2.693 Warrants (the "Warrants") to purchase 2.693 shares of the Company's Common Stock. Annual dividends of $140 per share on the Series B Preferred Stock will be cumulative and payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, commencing November 15, 1996. Dividends may, at the option of the Company, be paid in cash or by issuing additional shares of Series B Preferred Stock with an aggregate liquidation preference equal to the amount of such dividends through August 31, 2002, and in cash thereafter; provided that in the event that the Company's existing Senior Notes issued pursuant to the Company's existing Indenture are redeemed, dividends shall be paid in cash on the first dividend payment date following the earlier of one year from the date of such redemption or August 31, 2002. The Series B Preferred Stock has a liquidation preference of $1,000 per share, plus accrued and unpaid dividends thereon.

         The net proceeds from the sale of the Units will be used to redeem the outstanding shares of Series A Preferred Stock, including accrued dividends thereon, to finance the GAC Acquisition (including repayment of debt and the payment of fees and expenses related thereto), which acquisition is described below and is subject to satisfaction of the conditions to closing contained in the GAC Acquisition Agreement (described below), to consummate the MEM Acquisition (including the repayment of debt and the payment of fees and expenses related thereto), which acquisition is described below and is subject to the satisfaction of the conditions to closing contained in the MEM Acquisition Agreement (described below) and the Company having entered into the New Credit Facility, and the remaining net proceeds will be used for general corporate purposes.

         The Offering of the Units is expected to be consummated prior to the closing of the Acquisitions and the New Credit Facility. There can be no assurance that the Acquisitions will be completed or that the Company will be successful in obtaining the New Credit Facility. The GAC Acquisition Agreement and the MEM Acquisition Agreement are subject to customary closing conditions. In addition, the Company does not expect to consummate the MEM Acquisition until it has entered into the New Credit Facility. In the event that the New Credit Facility is secured, the Company intends to use borrowings thereunder to repay all indebtedness outstanding under the Existing Credit Facility and for general corporate purposes. In the event that the GAC Acquisition or the MEM Acquisition is not completed, the Company expects to use the excess net proceeds from the above-described offering of Units that would have been used to finance the GAC Acquisition or the MEM Acquisition to repay indebtedness under the Existing Credit Facility and to finance additional acquisitions that the Company expects to make in the future.

         Pending Acquisition of Great American Cosmetics, Inc. On June 27, 1996, the Company, through its wholly-owned subsidiary Cosmar, entered into a stock purchase agreement (the "GAC Acquisition Agreement") with Great American Cosmetics, Inc. ("GAC"), and Messrs. Larry Pallini and Vincent Carbone, the sole shareholders of GAC (the "Sellers"), to acquire all of the issued and outstanding capital stock of GAC (the "GAC Acquisition"), which acquisition if consummated is to be effective on and as of May 1, 1996.

         GAC is a privately-owned company formed in 1990 that outsources, markets, distributes, advertises, promotes and merchandises mid-priced, mass-marketed lipsticks, eye make-up, nail polish products and related accessories sold under the Nat Robbins trademark. According to GAC's audited financial statements, GAC had revenues of approximately $7.8 million and net income of approximately $1.1 million for the year ended December 31, 1995.

         The purchase price for the GAC Acquisition is $15.25 million in cash, $14.25 million of which is payable to the Sellers at the closing and the remaining $1.0 million of which is payable into escrow to secure the Sellers' post-closing obligation to indemnify Cosmar for breaches of the Sellers' representations, warranties and covenants contained in the GAC Acquisition Agreement. The Company has deposited $600,000 with an escrow agent (the "Deposit"), which may be applied in full toward the purchase price at the closing of the GAC Acquisition. If the GAC Acquisition is not consummated on or before August 31, 1996, the GAC Acquisition Agreement will be terminated and the Deposit will be returned to the Company unless the failure to complete the GAC Acquisition by such date was as a result of the Company's failure to obtain financing for the transaction, in which case the Sellers shall be entitled to retain the Deposit as liquidated damages. In connection with the closing of the GAC Acquisition, the Company will repay approximately $1.6 million of GAC indebtedness (the "GAC Bank Debt") (which estimate is based on indebtedness at March 31, 1996). Such amount of indebtedness is expected to be lower on the closing date of such acquisition. Also, in connection with the closing, GAC will repay to the Sellers the amount outstanding under certain shareholder loans, which were $181,500 at March 31, 1996.

         The GAC Acquisition Agreement contains certain conditions to closing, including the delivery of legal opinions, the absence of any orders, decrees or injunctions preventing or delaying the closing, the execution of the consulting agreements referred to below and the Company having obtained financing on terms acceptable to it. Although the Company expects such conditions will be satisfied, there can be no assurance that the GAC Acquisition will be completed. The Company is entitled to indemnification under the GAC Acquisition for losses suffered as a result of any breach by the Sellers of any representation, warranty, covenant or agreement contained in the GAC Acquisition Agreement. The Company may not seek indemnification until it has claims exceeding 1% of the purchase price at which point the Sellers shall be responsible for all amounts in excess of $50,000. Neither Seller is liable for indemnification in an amount in excess of the amount of consideration received by him.

         Cosmar has agreed to retain Messrs. Pallini and Carbone as consultants to Cosmar and its affiliates upon consummation of the GAC Acquisition. Mr. Pallini's consulting agreement is for a term of three (3) years with annual compensation of $200,000 per year, payable in thirty-six (36) equal monthly installments. Mr. Carbone's consulting agreement is for a term of one (1) year with annual compensation of $150,000, payable in twelve (12) equal monthly installments.

         Pending Acquisition of MEM Company, Inc. On August 6, 1996, the Company, its newly-formed wholly owned subsidiary, Renaissance Acquisition, Inc. ("RAI"), and MEM Company, Inc. ("MEM"), entered into an agreement and plan of merger (the "MEM Acquisition Agreement") pursuant to which RAI will be merged into MEM and each outstanding share of MEM common stock (the "MEM Stock"), other than dissenter's shares, will be converted into the right to receive $7.50 per share in cash (and each share subject to a stock option will be converted into the right to receive the difference between $7.50 per share and the per share exercise price of such option) (the "MEM Acquisition"). The aggregate consideration for the MEM Stock (including the purchase price for the outstanding MEM stock options that will be cashed out in the MEM Acquisition) is approximately $33.8 million, including repayment of MEM's indebtedness (which estimate is based on the balance of such indebtedness at June 30, 1996). Such amount of indebtedness is expected to be higher (and could be materially higher) on the date the MEM Acquisition is closed.

         MEM, a publicly-traded American Stock Exchange company, distributes a diversified line of fragrances and toiletries in the mass market distribution channel. MEM's products are marketed under the nationally advertised trademarks English Leather (Registered Trademark), British Sterling (Registered Trademark), Heaven Sent (Registered Trademark), LOVE's (Registered Trademark), Tinkerbell (Registered Trademark), Acqua di Selva (Registered Trademark), Timberline (Registered Trademark), Love's Frenzy (Registered Trademark) and Love's Clean & Natural product lines. Tom Fields, Ltd. ("Tom Fields"), a division of MEM, manufactures and markets a line of children's cosmetics and accessories principally under the trademark Tinkerbell(R). A subsidiary, Tom Fields (U.K.) Ltd., markets this line of children's products in the United Kingdom and elsewhere in Europe. The principal market for MEM's products is the United States. According to MEM's audited financial statements, MEM had net sales of approximately $44.8 million and a net loss of approximately $3.0 million for the year ended December 31, 1995. According to MEM's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, one national customer accounted for 13% of net sales in 1995 and 14% of net sales in 1994 and the loss of such customer would have a material adverse effect. According to MEM's Form 10-Q for the quarter ended June 30, 1996, net sales declined to $9.2 million during the six months ended June 30,1996 from $11.0 million during the prior year's comparable period and the net loss for the period increased to $4.4 million from $3.2 million in the prior year's comparable period.

         The MEM Acquisition Agreement does not provide for indemnification of the Company for losses suffered as a result of breaches of representations, warranties, covenants and agreements, and no escrow has been set aside for such indemnification. The MEM Acquisition Agreement contains standard representations and warranties for a transaction of this type, all of which will terminate upon the effectiveness of the MEM Acquisition. Under the terms of the MEM Acquisition Agreement, at or prior to the closing, the Company is required to establish a stay bonus program for selected employees of MEM. Also, prior to the closing, MEM may establish its own stay bonus program, and, if the MEM Acquisition Agreement is terminated by MEM as a result of the Company's breach of its obligations thereunder or the MEM Acquisition does not close because the Company fails to obtain financing, the Company has agreed to reimburse MEM for such stay bonus program up to an aggregate amount of $500,000. The consummation of the MEM Acquisition will be subject to customary closing conditions, including the approval of the stockholders of MEM, the receipt of requisite regulatory and third party consents and approvals, the absence of an order, decree or injunction preventing the transaction, the receipt of a fairness opinion from MEM's independent investment banking firm, the accuracy of all representations and warranties, the performance of all covenants and agreements, the receipt of legal opinions, the absence of material adverse changes and the obtaining by the Company of financing to complete the MEM Acquisition on terms acceptable to it.

         The MEM Acquisition Agreement may be terminated by MEM if the MEM Acquisition is not completed by November 30, 1996 or at any time (i) if required by MEM's board of directors in the exercise of its fiduciary duties or
(ii) if the Company has defaulted in the performance of the MEM Acquisition Agreement and such default remains uncured for 30 days after notice thereof.

         If the MEM Acquisition is not consummated because MEM terminates the MEM Acquisition Agreement as a result of exercising its fiduciary out at a time when the Company and RAI are in compliance with all of their representations, warranties, covenants and agreements contained therein and within 12 months from the date of the MEM Acquisition Agreement, MEM consummates or enters into an agreement or other arrangement to consummate an acquisition transaction with any party other than the Company, MEM will be obligated to pay to the Company the sum of $1.0 million.

         If the MEM Acquisition is not consummated because the Company or RAI terminates the MEM Acquisition Agreement as a result of the failure to close the financing for the MEM Acquisition, the Company will be obligated to pay MEM the sum of $1.0 million.

         The Company does not intend to effect the MEM Acquisition unless and until it obtains the New Credit Facility. In addition, consummation of the MEM Acquisition may require the consent of holders of a majority of the principal amount of the Senior Notes.

         An action (seeking class action certification) was filed on July 31, 1996, on behalf of the shareholders of MEM against MEM and four of its current and former directors, alleging that the compensation offered to the shareholders in the MEM Acquisition is inadequate and grossly unfair and that the defendants violated their fiduciary duties by not seeking additional potential purchasers for MEM. The actions seeks, among other things, a court order requiring the defendants to seek other purchasers, or, if the MEM Acquisition is consummated, damages. MEM has advised the Company that MEM believes that this action is without merit and that it intends to vigorously defend such action.

         Also on August 6, 1996, the Company entered into a definitive employment agreement with Gay Mayer, the current Chairman, Chief Executive Officer and President of MEM, pursuant to which the Company will retain Mr. Mayer as an officer of the Company following the effective time of the MEM Acquisition. Mr. Mayer's employment agreement will be for a term of 30 months at an annual salary of $250,000, payable in equal semi-monthly payments. The Company has agreed to grant an option to Mr. Mayer to acquire 5,000 shares of the Company's common stock upon the closing of the MEM Acquisition. The per share exercise price of the option will be equal to $104.00.

         There can be no assurance that the Company will complete either the GAC Acquisition or the MEM Acquisition.

                                  SIGNATURES


         In accordance with the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                                     RENAISSANCE COSMETICS, INC.



Dated: August   , 1996                   By:____________________________________
                                              Thomas T.S. Kaung
                                              Group Vice-President, Finance
                                               and Chief Financial Officer

                              MEM COMPANY, INC.
         PROXY FOR SPECIAL MEETING OF SHAREHOLDERS -- OCTOBER 25, 1996
                     THIS PROXY IS SOLICITED ON BEHALF OF
                 THE BOARD OF DIRECTORS OF MEM COMPANY, INC.

  The undersigned shareholder of MEM COMPANY, INC. hereby appoints GAY A. MAYER and PAUL HALLINGBY, JR., and each of them, as proxy or proxies of the undersigned (the "Proxies"), each with full power of substitution, to represent the undersigned and to vote all the shares of common stock, par value $0.05 per share, of MEM Company, Inc., a corporation organized under the laws of the State of New York (the "Company"), which the undersigned is entitled in any capacity to vote if personally present at the special meeting (the "Special Meeting") of shareholders of the Company to be held at the offices of Proskauer Rose Goetz & Mendelsohn LLP, 26th Floor, Conference Room 2600 A/B, 1585 Broadway, New York, New York, at 10:00 a.m. local time, on October 25, 1996, and at any and all adjournments or postponements thereof, with respect to all matters set forth in the Proxy Statement dated September 23, 1996, and all supplements and amendments thereto and, in their discretion, upon all matters incident to the conduct of such Special Meeting and all matters presented at the Special Meeting but which are not known to the Board of Directors of the Company at the time of the solicitation of this proxy. The undersigned hereby revokes any proxy or proxies heretofore given by the undersigned to vote at the Special Meeting or any adjournment or postponement thereof.

   THE BOARD RECOMMENDS A VOTE FOR PROPOSAL 1.

   1. Proposal to approve and adopt the Agreement and Plan of Merger, dated as of August 6, 1996 (the "Merger Agreement"), by and among the Company, Renaissance Cosmetics, Inc. a corporation organized under the laws of the State of Delaware ("Renaissance"), and Renaissance Acquisition, Inc., a corporation organized under the laws of the State of New York and a direct wholly owned subsidiary of Renaissance.

                      [B] FOR    [B] ABSTAIN    [B] AGAINST

                   (continued, and to be signed and dated, on the other side)

(continued from other side)

  If properly executed, this proxy will be voted in accordance with instructions appearing hereon and, at the discretion of the Proxies, as to any other matter that may properly come before the Special Meeting. IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

  The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Shareholders and Proxy Statement (with all enclosures and attachments) dated September 23, 1996, relating to the Special Meeting.

  PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE, EVEN IF YOU PLAN TO ATTEND THE SPECIAL MEETING.

                                Date:                                  , 1996
                                ---------------------------------------------

                                ---------------------------------------------

                                ---------------------------------------------
                                        (Signature(s) of Holder(s)) (1)

                                (By:)
                                ---------------------------------------------
                                                (Please Print)

                                (Title:)
                                ---------------------------------------------

                                (1) Please sign this proxy exactly as your
                                    name(s) appears hereon. Joint owners
                                    should each sign personally. An attorney, administrator, trustee, executor, guardian or other person signing in a representative capacity should indicate such capacity. An authorized officer signing on behalf of a corporation should indicate the name of the corporation and such officer's capacity.